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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12

HERTZ GLOBAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of
Annual Meeting
of Stockholders
and Proxy
Statement
May 24, 2012

Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge, NJ 07656

April 4, 2012

Dear Stockholder:

        You are cordially invited to attend our annual meeting of stockholders to be held at 10:30 a.m. (Park Ridge time) on Thursday, May 24, 2012, at our Corporate Offices, 225 Brae Boulevard, Park Ridge, New Jersey 07656.

        This year, we will be using the "Notice and Access" method of providing proxy materials to you via the Internet at www.hertz.com/stockholdermeeting, instead of by mail. We believe that this process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 13, 2012, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy statement and annual report to stockholders for 2011 and how to vote. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

        Your vote is important. Please vote as promptly as possible by using the Internet, telephone or by signing, dating and returning the proxy card mailed to those who request to receive paper copies of this proxy statement. Whether you plan to attend the annual meeting or not, you may vote by following the instructions set forth in the Notice. If you attend the annual meeting, you may vote in person.

        Registration and seating will begin at 10:00 a.m. (Park Ridge time). In order to be admitted to the annual meeting, a stockholder must present proof of stock ownership as of the close of business on the record date, April 2, 2012, which can be the Notice, a proxy card, or a brokerage statement reflecting stock ownership as of the April 2, 2012 record date. Stockholders will be asked to sign an admittance card and must also present a form of photo identification such as a driver's license. Cameras and recording devices will not be permitted at the meeting.

Sincerely,

Mark P. Frissora Chairman and Chief Executive Officer

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF HERTZ GLOBAL HOLDINGS, INC.

Time and Date:	10:30 a.m. (Park Ridge time), Thursday, May 24, 2012
Place:	Hertz Corporate Offices, 225 Brae Boulevard, Park Ridge, New Jersey 07656
Proposals:	1.	The election of the four nominees identified in the accompanying proxy statement to serve as directors for three-year terms;
	2.	The ratification of the selection of PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for the year 2012; and
	3.	The transaction of any other business that may properly be brought before the annual meeting.

The Board of Directors of the Corporation recommends a vote FOR Proposals 1 and 2.

Who Can Vote:	Only holders of record of the Corporation's common shares at the close of business on April 2, 2012 will be entitled to vote at the meeting. You may vote with respect to the matters described in the proxy statement by following the instructions set forth in the Notice of Internet Availability of Proxy Materials (the "Notice"), which contains instructions on how you can receive a paper copy of the proxy materials. You can vote your shares electronically via the Internet, by telephone, or by completing and returning the proxy card if you requested paper proxy materials or in person at our annual meeting.
Date of Mailing:
This proxy statement and accompanying materials were filed with the Securities and Exchange Commission on April 4, 2012, and we expect to first send the Notice to stockholders on or about April 13, 2012.

J. Jeffrey Zimmerman Senior Vice President, General Counsel and Secretary

Park Ridge, New Jersey
April 4, 2012

 IMPORTANT INFORMATION ABOUT ANNUAL
MEETING AND PROXY PROCEDURES

        The Board of Directors of Hertz Global Holdings, Inc. is soliciting proxies to be used at the annual meeting of stockholders to be held on Thursday, May 24, 2012, beginning at 10:30 a.m. (Park Ridge time) at our Corporate Offices, 225 Brae Boulevard, Park Ridge, New Jersey 07656. This proxy statement and accompanying materials were filed with the Securities and Exchange Commission (the "SEC") on April 4, 2012, and we expect to first send the Notice of Internet Availability of Proxy Materials (the "Notice") to stockholders on or about April 13, 2012.

        Unless the context otherwise requires, in this proxy statement (i) the "Corporation" means Hertz Global Holdings, Inc., our top level holding company, (ii) "Hertz" means The Hertz Corporation, our primary operating company and a direct wholly owned subsidiary of Hertz Investors, Inc., which is wholly owned by the Corporation, (iii) "we," "us" and "our" mean the Corporation and its consolidated subsidiaries, including Hertz, (iv) "our Board" or "the Board" means the Board of Directors of the Corporation and (v) "our common stock" means the common stock of the Corporation.

Purpose of the Annual Meeting

        At the annual meeting, stockholders will act upon the matters set forth in the Notice, including:

  1.
  The election of the four nominees identified in this proxy statement to serve as directors for three-year terms;

  2.
  The ratification of the selection of PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for the year 2012; and

  3.
  The transaction of any other business that may properly be brought before the annual meeting.

        The Corporation's senior management will also present information about the Corporation's performance during 2011 and will answer questions from stockholders.

Stockholders Entitled to Vote at the Annual Meeting

        Our Board has established the record date for the annual meeting as April 2, 2012. Only holders of record of the Corporation's common stock at the close of business on the record date are entitled to receive the Notice and to vote at the meeting. On April 2, 2012, the Corporation had 419,734,253 shares of common stock outstanding.

Voting Procedures; Quorum

        If you are a stockholder of record, you may submit a proxy in two ways. First, you may follow the instructions on your Notice to vote by Internet or by telephone. Second, if you requested printed proxy materials, you may complete, sign, date and return the proxy card in the envelope enclosed with your printed proxy materials, which requires no postage stamp if mailed in the United States, so that it is received prior to our annual meeting. Finally, while we encourage voting in advance by proxy, stockholders of record also have the option of voting their shares in person at our annual meeting.

        The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee, such as a broker, holding shares in "street name" for a beneficial owner, does not vote on a particular proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner.

        Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of directors or any other matter.

        Directors are elected by the affirmative vote of a majority of the shares of common stock present and validly cast in the election in person or by proxy. Under applicable Delaware law, abstentions will have no effect in determining the outcome of this vote. Broker non-votes will also have no effect in determining the outcome of this vote.

        If you are a stockholder of shares held in street name, and you would like to instruct your broker how to vote your shares, you should follow the directions provided by your broker. Please note that because the New York Stock Exchange ("NYSE") rules currently regard matters such as the ratification of independent public accounting firms as "routine," your broker is permitted to vote on the proposal to ratify the appointment of our independent public accounting firm even if it does not receive instructions from you. However, under NYSE rules, your broker does not have discretion to vote on the proposals to elect directors if it does not receive instructions from you.

        Unless a stockholder gives instructions to the contrary, proxies will be voted in accordance with the Board's recommendations.

Notice of Internet Availability of Proxy Materials

        We are permitted to furnish proxy materials, including this proxy statement and our annual report to stockholders for 2011 (the "2011 Annual Report"), to our stockholders by providing access to such documents on the Internet at www.hertz.com/stockholdermeeting instead of mailing printed copies. Our stockholders will not receive printed copies of the proxy materials unless they are requested. Instead, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. It will also instruct you as to how you may submit your proxy on the Internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or e-mail will remain in effect in the future until you revoke it. By receiving proxy materials online, you will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. If you receive more than one Notice, it generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for each Notice you receive.

Revocation of Proxies

        Even if you voted by telephone, on the Internet or if you requested paper proxy materials and signed the proxy card in the form accompanying the proxy statement, you may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter to J. Jeffrey Zimmerman, Senior Vice President, General Counsel and Secretary. You may also revoke your proxy by submitting a new proxy, dated later than your first proxy, or by a later-dated vote by telephone or on the Internet, in each case, as applicable. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the annual meeting. Your attendance at the annual meeting will not by itself revoke your proxy. If you are a stockholder of shares held in street name by your broker and you have directed your broker to vote your shares, you should instruct your broker to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the annual meeting.

Solicitation of Proxies

        Proxies may be solicited on behalf of our Board by mail, telephone, on the Internet or in person, and Hertz will pay the solicitation costs on behalf of the Corporation. The Notice will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and Hertz will reimburse those record holders for their reasonable expenses on behalf of the Corporation. Georgeson Inc. has been retained by Hertz to facilitate the distribution of proxy materials at a fee of approximately $2,000 plus distribution costs and other costs and expenses.

Additional Information

        The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is filed with the SEC and may also be obtained via a link posted on the "Investor Relations" portion of our website, www.hertz.com. Copies of the Form 10-K for the fiscal year ended December 31, 2011, or any exhibits thereto, will be sent within a reasonable time without charge upon written request to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary.

 PROPOSAL 1: ELECTION OF DIRECTORS

Board Structure

        The Corporation currently has eleven directors divided into three classes: three in Class I, four in Class II and four in Class III. The terms of office of the four Class III directors expire at the 2012 annual meeting of stockholders.

Class III Election

        The four nominees for election as Class III directors are listed below. If elected, the nominees for election as Class III directors will serve for a term of three years and until their successors are elected and qualify. If for any reason any nominee cannot or will not serve as a director, such proxies may be voted for the election of a substitute nominee designated by our Board.

Class III Nominees

        A majority of the votes cast is required for the election of directors. This means that a director must receive more "for" than "against" votes to be elected. Only votes "for" or "against" affect the outcome. Abstentions and broker non-votes will have no effect for purposes of the election of directors. In accordance with the Corporation's Corporate Governance Guidelines, each of the Class III Nominees has submitted a contingent resignation in writing to the Chair of the Compensation, Nominating and Governance Committee that will become effective only if the director fails to receive a sufficient number of votes for re-election and the Board accepts the resignation. The Class III Nominees are as follows:

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Carl T. Berquist (Class III)	Mr. Berquist has served as a director of the Corporation and Hertz since November 2006. Mr. Berquist joined Marriott International, Inc. ("Marriott") in December 2002 as Executive Vice President, Financial Information and Enterprise Risk Management and served as Chief Accounting Officer of Marriott. Effective May 1, 2009, Mr. Berquist became Executive Vice President and Chief Financial Officer of Marriott. Prior to joining Marriott, Mr. Berquist was a partner at Arthur Andersen LLP. During his 28-year career with Arthur Andersen, Mr. Berquist held numerous leadership positions covering the management of the business as well as various operational roles, including managing partner of the worldwide real-estate and hospitality practice. His last position was managing partner of the mid-Atlantic region which included five offices from Philadelphia, Pennsylvania to Richmond, Virginia. Mr. Berquist is a board member of several private companies and is a member of the Board of Trustees of the Business School at Penn State University. Mr. Berquist is 61 years old.	2006

	The Board has concluded that Mr. Berquist should continue to serve as a director because with his demonstrated years of leadership in management and operational positions as a chief financial officer, enterprise risk management executive and major audit company partner, he provides our Board with in-depth knowledge and experience in financial, accounting and risk management issues. His knowledge of the travel industry gained while at Marriott also makes him an important asset to the Board.

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Michael F. Koehler (Class III)	Mr. Koehler has served as a director of the Corporation and Hertz since March 2012. Mr. Koehler is President, Chief Executive Officer and a member of the Board of Directors of Teradata Corporation ("Teradata"), a publicly-traded provider of enterprise data warehousing and integrated marketing software. Prior to the separation of Teradata from NCR Corporation ("NCR"), Mr. Koehler served as Senior Vice President of the Teradata Division of NCR from 2003 to 2007. From September 2002 to March 2003, he was the Interim Leader of the Teradata Division. From 1999 to 2002, Mr. Koehler was Vice President, Global Field Operations of the Teradata Division and he held management positions of increasingly greater responsibility at NCR prior to that time. Mr. Koehler is 59 years old.	2012

	The Board has concluded that Mr. Koehler should continue to serve as director because in addition to his significant management and leadership skills as Chief Executive Officer of a global information technology provider, he brings to our Board a deep knowledge of strategic operations and business development as well as valuable insights on how to incorporate technology into our ongoing operations. Moreover, Mr. Koehler's experiences in risk assessment and management make him a valuable member of our Board.
Linda Fayne Levinson (Class III)
	Ms. Levinson has served as a director of the Corporation and Hertz since March 2012. Ms. Levinson was Chair of the Board of Directors of Connexus Corporation, an online marketing company, from July 2006 to May 2010 when it was merged into Epic Advertising. Ms. Levinson was a partner at GRP Partners, a venture capital investment fund investing in start-up and early-stage retail and electronic commerce companies, from 1997 to December 2004. Prior to that, she was a partner in Wings Partners, a private equity firm that took Northwest Airlines private, an executive at American Express running its leisure travel and tour business and a Partner at McKinsey & Co. Ms. Levinson is also a director of Jacobs Engineering Group Inc., Ingram Micro Inc., The Western Union Company and NCR, where she has served as a director since 1997 and Lead Independent Director since 2007. Ms. Levinson was formerly a director at DemandTec, Inc. from 2005 to 2012, until it was acquired by IBM. Ms. Levinson is 70 years old.	2012

	The Board has concluded that Ms. Levinson should continue to serve as director because of her expertise as a director of several public companies, including her experience as Lead Independent Director of NCR, as well as her general management experience at American Express, her strategic experience at McKinsey & Co. and her investment experience at GRP Partners and Wings Partners. In addition, the Board believes that Ms. Levinson's extensive management and leadership experience, her in-depth knowledge of corporate governance issues and her diversity of perspective provide us with valuable insight with regard to our global operations.

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Angel L. Morales (Class III)	Mr. Morales has served as a director of the Corporation and Hertz since April 2010. Mr. Morales is a Managing Partner of North Cove Partners, LLC, a registered investment adviser under the Investment Advisers Act of 1940, which acts as an adviser to the Global Principal Investments group of Bank of America Corporation. Mr. Morales was a founding member of Merrill Lynch Global Private Equity ("MLGPE"), the private equity arm of Merrill Lynch & Co., Inc. ("Merrill Lynch") prior to its merger with Bank of America Corporation. Mr. Morales joined Merrill Lynch in 1996 and has over 15 years of experience as a private equity professional. Mr. Morales is a director and Chair of the Audit Committee of Aeolus Re Ltd., a director of Rexel S.A. and a director of National Powersport Auctions, Inc. Mr. Morales was a director of Nuveen Investments, Inc., a director of Provo Craft & Novelty, Inc. and a director of Sentillion, Inc. prior to its sale to Microsoft in 2010. Mr. Morales is 37 years old.	2010

	The Board has concluded that Mr. Morales should continue to serve as a director because Mr. Morales' years of experience in the private equity industry provides our Board with useful insights into investments and business development and through his proven leadership skills as a former Managing Director of MLGPE and current Managing Partner of North Cove Partners, LLC, and his service on other boards he brings to our Board significant business knowledge and expertise. In addition, Mr. Morales' experience with the information-technology sector provides us with valuable insight. Mr. Morales is a Sponsor Nominee designated by BAML Capital Partners ("BAMLCP"), one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement."
	The Board recommends a vote FOR all of the Class III nominees.

Continuing Directors

        The seven directors whose terms will continue after the annual meeting and will expire at the 2013 annual meeting (Class I) or the 2014 annual meeting (Class II) are listed below:

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Barry H. Beracha (Class I)	Mr. Beracha has served as a director of the Corporation and Hertz since November 2006. He most recently served as Executive Vice President of Sara Lee Corp. ("Sara Lee") and Chief Executive Officer of the Sara Lee Bakery Group, which was created when Sara Lee acquired The Earthgrains Company in 2001. Mr. Beracha retired from Sara Lee in June 2003. He also served as Chairman and Chief Executive Officer of The Earthgrains Company, which was spun off from Anheuser-Busch Companies, Inc. in 1996. In 1967, Mr. Beracha joined Anheuser-Busch Companies, Inc., and held various management positions of increasing responsibility within the company until the spin-off of The Earthgrains Company in 1996, prior to which he held the title of Vice President and Group Executive of Anheuser-Busch Companies, Inc. Mr. Beracha is a member of the Board of Directors of Ralcorp Holdings, Inc., a NYSE-listed food manufacturer and distributor, where he serves on the Compensation and Governance Committee. Mr. Beracha served on the Board of Directors of Pepsi Bottling Group from 1999 to 2010, where he served as the non-executive Chairman of the Board from March 2007 to October 2008 and he was a member of the Compensation Committee and of the Audit and Affiliated Transactions Committee, which he chaired prior to becoming the non-executive Chairman of the Board. Mr. Beracha retired from the Board of Directors of McCormick & Co., where he served as Chairman of the Compensation Committee, in March 2007. He served as Chairman of the Board of Trustees of Saint Louis University from December 2005 to May 2009. Mr. Beracha is 70 years old.	2006

	The Board has concluded that Mr. Beracha should continue to serve as a director because through his significant experience in the roles of Chairman and Chief Executive Officer of leading consumer industry companies and his service as non-executive Chairman of the Board of Pepsi Bottling Group, he brings to our Board extensive leadership, financial expertise, management and business development skills.
Brian A. Bernasek (Class I)	Mr. Bernasek has served as a director of the Corporation and Hertz since December 2006. Mr. Bernasek is a Managing Director of The Carlyle Group ("Carlyle"), which he joined in 2000. Prior to that time, he held positions with Investcorp International, a private equity firm, and Morgan Stanley & Co., in its Investment Banking Division. Mr. Bernasek serves on the Board of Directors of Allison Transmission Inc. and HD Supply. Mr. Bernasek is 39 years old.	2006

	The Board has concluded that Mr. Bernasek should continue to serve as a director because in addition to his demonstrated leadership skills as a Managing Director of Carlyle and his extensive experience in investment banking and private equity,

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
	he brings to our Board a deep knowledge of complex financial and investment issues and valuable insights on the automotive industry as a result of his current and past service on automotive and transportation-related boards. Mr. Bernasek is a director nominee designated by Carlyle, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement."
George W. Tamke (Class I)
	Mr. Tamke has served as Lead Director of the Corporation and Hertz since July 2006. Mr. Tamke served as the Chairman of the Board of Directors of the Corporation and Hertz from December 2005 until July 2006. Mr. Tamke is an operating officer with Clayton, Dubilier & Rice, LLC ("CD&R"). Prior to joining CD&R in 2000, he was an executive at Emerson Electric Co., a manufacturer of electrical and electronic equipment, serving as President and Chief Operating Officer from 1997 to 1999 and as Vice Chairman and Co-Chief Executive Officer from 1999 to February 2000. He has served as a director and Chairman of Culligan Ltd. since October 2004. Mr. Tamke was a director of Target Corporation from June 1999 to March 2010 and a director of Kinko's, Inc. from January 2001 to February 2004, its Chairman from August 2001 to February 2004, and its Interim President and Chief Executive Officer from January 2001 to August 2001. Mr. Tamke was a director and Chairman of ServiceMaster Global Holdings, Inc. from March 2007 to January 2010. Mr. Tamke is 64 years old.	2005

	The Board has concluded that Mr. Tamke should continue to serve as a director because of his demonstrated leadership skills as our Lead Director since 2006 and because he contributes to our Board the significant management, strategic and operational experience and good judgment that he gained in his roles of Co-Chief Executive Officer of Emerson Electric Co. and Chief Executive Officer of Kinko's, Inc. and as a director of public companies. In addition, his experience as a director of Target Corporation, Culligan Ltd. and ServiceMaster Global Holdings, Inc. gives Mr. Tamke a deep understanding of the role of the Board of Directors and positions him well to serve as Lead Director of the Corporation and Hertz. Mr. Tamke is a Sponsor Nominee designated by CD&R, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement."
Michael J. Durham (Class II)	Mr. Durham has served as a director of the Corporation and Hertz since November 2006. Mr. Durham served as Director, President and Chief Executive Officer of Sabre, Inc. ("Sabre"), then a NYSE-listed company providing information technology services to the travel industry, from October 1996, the date of Sabre's initial public offering, to October 1999. From March 1995 to July 1996, when Sabre was a subsidiary of AMR Corporation, he served as Sabre's President. Prior to joining Sabre, Mr. Durham spent 16 years with American Airlines, serving as the Senior Vice President and Treasurer of AMR	2006

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
	Corporation and Senior Vice President of Finance and Chief Financial Officer of American Airlines from October 1989 until he assumed the position of President of Sabre in March 1995. Mr. Durham has served as member of the Board of Directors of Asbury Automotive Group, Inc., a NYSE-listed company in the automotive retailing industry, since 2003, where he previously served as the non-executive Chairman of the Board from January 2004 to February 2011. On February 8, 2012, Mr. Durham notified the Board of Directors of Asbury Automotive Group, Inc. that he elected not to stand for re-election at its 2012 annual meeting of stockholders. Mr. Durham currently serves as a director of Acxiom Corporation, a Nasdaq-listed company in the customer information management industry, where he serves on the Audit/Finance Committee and the Compensation Committee. Mr. Durham also serves as a member of the Boards of Directors of Culligan International, Inc. and Travora Media, Inc. During the preceding five years, Mr. Durham has served on the Boards of Directors of NWA, Corp. (the parent company of Northwest Airlines) and AGL Resources Inc. Mr. Durham also served on the Board of Directors of Bombardier, Inc., a Canadian corporation listed in Canada. Mr. Durham is 61 years old.

	The Board concluded that Mr. Durham should continue to serve as a director because of his extensive business experience, much of it gained serving in the travel and transportation industry. Mr. Durham's tenure both as Chief Executive Officer and Chief Financial Officer of large multinational public companies allows him to add value to the Corporation's Board. In particular, Mr. Durham is able to provide our Board with leadership skills and a breadth of knowledge about the challenges and issues facing companies in the travel sector. In addition, Mr. Durham's prior experience serving as the former non-executive Chairman of the Board of a company in the automotive industry enables Mr. Durham to provide us with insight into the challenges facing the automotive industry and his role with Acxiom Corporation provides important information-technology expertise. Mr. Durham's experience as a director, and frequently a member of the audit committee, on a number of different company boards also gives him a valuable perspective to share with the Corporation.
Mark P. Frissora (Class II)
	Mr. Frissora has served as the Chairman of the Board of the Corporation and Hertz since January 1, 2007, and as Chief Executive Officer and a director of the Corporation and Hertz since July 2006. Prior to joining the Corporation and Hertz, Mr. Frissora served as Chief Executive Officer of Tenneco Inc. ("Tenneco") from November 1999 to July 2006 and as President of the automotive operations of Tenneco from April 1999 to July 2006. He also served as the Chairman of Tenneco from March 2000 to July 2006. From 1996 to April 1999, he held various positions within Tenneco's automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business. Previously Mr. Frissora served as a Vice President of Aeroquip Vickers Corporation from 1991	2006

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
	to 1996. In the 15 years prior to joining Aeroquip Vickers Corporation, he served for 10 years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing. Mr. Frissora served as a director of NCR from 2002 to 2009. He is a director of Walgreen Co., where he serves as the Chairman of the Finance Committee and is a member of the Nominating and Governance Committee. Mr. Frissora is also a director of Delphi Automotive PLC, where he is a member of their Finance Committee and a member of their Nominating and Governance Committee. Mr. Frissora is 56 years old.

	The Board has concluded that Mr. Frissora should continue to serve as a director because as our Chairman since 2007 and CEO since 2006, he has demonstrated a deep knowledge and understanding of the Corporation and the leadership abilities, financial and operational expertise, commitment, good judgment and management skills necessary to lead our Corporation. Pursuant to the terms of the Stockholders' Agreement, as described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement," the Corporation and Sponsors are contractually obligated to take certain actions to ensure Mr. Frissora, in his capacity as CEO of the Corporation, is elected to the Board. In addition, Mr. Frissora's employment agreement provides that he will serve as a member of the Board and as Chairman of the Board.
David H. Wasserman (Class II)
	Mr. Wasserman has served as a director of the Corporation since August 2005 and of Hertz since December 2005. Mr. Wasserman is a financial officer of CD&R, which he joined in 1998. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Principal Investment Area. He has also been employed by Fidelity Capital and as a management consultant. Mr. Wasserman has served as a director of Culligan Ltd. since October 2004, a director of ServiceMaster Global Holdings, Inc. since March 2007 and a director of Univar Inc. since November 2010. Mr. Wasserman formerly served as a director of Covansys Corporation from April 2000 to July 2007, a director of Kinko's, Inc. from November 2000 to February 2004 and a director of ICO Global Communications (Holdings) Limited, currently known as Pendrell Corporation, a Nasdaq-listed company providing intellectual property investment and advisory services, from April 2002 to December 2010. Mr. Wasserman is 45 years old.	2005

	The Board has concluded that Mr. Wasserman should continue to serve as a director because with his financial experience at CD&R and Goldman, Sachs & Co., Mr. Wasserman provides our Board with a depth of financial and investment knowledge to better guide our Corporation, and with his service as a director of other major companies he brings to our Board valuable board experience and insights. Mr. Wasserman is a Sponsor Nominee designated by CD&R, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement."

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Henry C. Wolf (Class II)	Mr. Wolf has served as a director of the Corporation and Hertz since November 2006. Mr. Wolf served as Chief Financial Officer for Norfolk Southern Corporation ("Norfolk Southern") from 1993 until his retirement from Norfolk Southern in July 2007. Mr. Wolf held the title of Vice Chairman and Chief Financial Officer of Norfolk Southern from 1998 until his retirement. From 1993 to 1998, he served as Executive Vice President of Finance of Norfolk Southern. He served as Norfolk Southern's Vice President of Taxation from 1991 to 1993, Assistant Vice President—Tax Counsel from 1984 to 1990, Senior Tax Counsel from 1983 to 1984, General Tax Attorney from 1976 to 1983 and Senior Tax Attorney from 1973 to 1976. Mr. Wolf is a director of AGL Resources, Inc., a NYSE-listed company in the natural gas industry, as well as the Chairman of its audit committee. Mr. Wolf is also a director of MModal Inc., a Nasdaq-listed company in the medical information technology industry as well as a member of its Compensation Committee. He also served as Member of the Board of Directors of Shenandoah Life Insurance Company (1995-2009). In addition, Mr. Wolf serves as a Member of the Board of Trustees of the Colonial Williamsburg Foundation and as a director of the Colonial Williamsburg Company. Mr. Wolf is 69 years old.	2006

	The Board has concluded that Mr. Wolf should continue to serve as a director because Mr. Wolf's unique professional background with over forty years of experience with legal, financial, tax and accounting matters along with his demonstrated executive level management skills that he gained from his service as the Vice Chairman and Chief Financial Officer for Norfolk Southern and his service as a director and audit committee chairman of AGL Resources, Inc. make him an important advisor. In addition, his background in strategic planning and experience with mergers and acquisitions in a regulated environment represent an important resource for the Corporation.

 PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        Our Audit Committee has appointed PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for the Corporation for the year 2012.

        PricewaterhouseCoopers LLP has served as the independent auditor for the Corporation since 2005 and for Hertz since 1987. We are not required to have our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, but we are doing so because we believe it is a good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to engage PricewaterhouseCoopers LLP, but may ultimately determine to engage that firm or another independent registered public accounting firm without resubmitting the matter to our stockholders. Even if the stockholders vote in favor of the selection of PricewaterhouseCoopers LLP, the Audit Committee may in its sole discretion terminate the engagement of PricewaterhouseCoopers LLP and direct the appointment of another independent registered public accounting firm at any time during the year. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

The Board recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation in 2012.

 CORPORATE GOVERNANCE AND GENERAL INFORMATION
CONCERNING THE BOARD AND ITS COMMITTEES

Corporate Governance

        Our business and affairs are managed under the direction of our Board. The structure of our Board is described above under "Proposal 1: Election of Directors—Board Structure." Our Board has three standing committees—the Audit Committee, Compensation, Nominating and Governance Committee and Executive Committee. Our Compensation, Nominating and Governance Committee, which replaced our former Compensation Committee and Executive and Governance Committee on March 31, 2011, performs many of the functions formerly undertaken by our former Compensation Committee and Executive and Governance Committee. In this proxy statement, unless the context indicates otherwise, references to our "CN&G Committee" refer to our Compensation, Nominating and Governance Committee for periods on or subsequent to March 31, 2011 and our former Compensation Committee and Executive and Governance Committee, as appropriate, for periods prior to March 31, 2011. The structure and duties of our committees are described below under "—Board Committees."

Codes and Standards

        Our Board has adopted written Standards of Business Conduct (the "Standards") applicable to our chief executive and financial officers, our controller and all of our other officers and employees worldwide, as well as a written Directors' Code of Business Conduct and Ethics (the "Code of Conduct") applicable to our Board. Copies of the Standards of Business Conduct and Directors' Code of Business Conduct and Ethics are available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

Risk Oversight

        Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the full Board in setting our business strategy is a key part of its assessment of management's risk threshold and also a determination of what constitutes an appropriate level of risk for the Corporation. The full Board participates in an annual enterprise risk management assessment, which is led by the Corporation's Internal Audit Department, during which the full Board assesses enterprise risk management with the input of the report of the CN&G Committee and advisors and members of management that the Board deems appropriate. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment and risk management report from the Corporation's Internal Audit Department. The Audit Committee also reviews with management on an annual basis our guidelines and policies and the commitment of internal audit resources, in each case as they relate to risk management. In addition, in setting compensation, the CN&G Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Corporation's business strategy and sound corporate governance. Furthermore, as described below, the CN&G Committee annually reviews our compensation policies and practices from a risk perspective and reports its findings to the full Board.

Risk Considerations in our Compensation Program

        In 2011, our CN&G Committee completed its annual review of the risk profile of the Corporation's compensation policies and practices. In connection with this review, the CN&G Committee engaged its independent consultant, Semler Brossy Consulting Group, LLC ("Semler Brossy"), to assist it in analyzing the Corporation's compensation policies and practices and the risks associated therewith. Semler Brossy, with the assistance of management, prepared an assessment of the risk profile of the Corporation's executive compensation policies and practices for executive officers. Upon completion of its review of these assessments, the CN&G Committee presented the results to the Board in connection with the Board's annual enterprise risk assessment. The CN&G Committee determined that, for all employees, the Corporation's enterprise-wide compensation policies and practices, in conjunction with the Corporation's existing processes and controls, do not encourage employees to take unreasonable risks, and any risks involved in compensation are not reasonably likely to have a material adverse effect on the Corporation, particularly in light of the following factors:

  •
  Our use of different types of compensation programs that provide a balance of long- and short-term incentives;

  •
  Our claw back policies, which allow us in certain circumstances in the event of a financial restatement, to seek the recovery of annual incentive awards, long-term incentive awards, equity-based awards and other performance-based compensation of any executive officer;

  •
  Our use of a variety of financial and strategic performance objectives that helps ensure that the Corporation's overall business strategy is properly promoted; and

  •
  Our Corporation's various policies and procedures and Internal Audit Department, all of which provide checks and balances that help us monitor risk and identify when an individual is taking excessive or inappropriate risks.

Stockholder Communications with the Board

        Stockholders and other interested parties who wish to contact our directors may send written correspondence to: Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary. Communications may be addressed to an individual director, to the non-management directors as a group or to the Board as a whole.

        Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Corporate Secretary and then distributed either in summary form or by delivering a copy of the communication to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Corporation that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, résumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

Stockholders' Agreement

        The Corporation is a party to an amended and restated stockholders' agreement (the "Stockholders' Agreement"), among it and investment funds associated with or designated by CD&R, Carlyle and BAMLCP (collectively, the "Sponsors"). The Stockholders' Agreement contains agreements that entitle investment funds associated with or designated by the Sponsors the potential ability to nominate all of our directors, subject to certain requirements. Should the Corporation satisfy the requirements for a "controlled company" within the meaning of NYSE rules, the director nominees are to include three nominees of an investment fund associated with CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), two nominees of an investment fund associated with Carlyle, two nominees of an investment fund associated with BAMLCP (collectively, the "Sponsor Nominees") and up to six independent directors (subject to unanimous consent of the Sponsor Nominees). The foregoing nomination rights are subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its ownership interests in us.

        As of March 31, 2011, the Corporation ceased to qualify as a "controlled company" within the meaning of the NYSE rules. In this regard, if, after giving effect to any transition period, the membership of the Board and/or its committees failed to qualify under any applicable NYSE rules regarding director independence, then the Stockholders' Agreement provided that the Sponsor Nominees were to be reduced to two nominees of an investment fund associated with CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), one nominee of an investment fund associated with Carlyle, and one nominee of an investment fund associated with BAMLCP, each of the Sponsors must cause a Sponsor Nominee to resign and additional independent directors were to be elected by our Board to fill the resulting director vacancies.

        In order for the Corporation to continue to comply with NYSE rules regarding director independence, and pursuant to the Stockholders' Agreement, on August 11, 2011, Gregory S. Ledford (a Carlyle nominee), Nathan K. Sleeper (a CD&R nominee), and Robert F. End (a BAMLCP nominee) resigned from the Board, effective as of August 12, 2011. On March 6, 2012, the Board appointed Michael F. Koehler and Linda Fayne Levinson as directors, effective as of March 7, 2012. Through the appointment of these two individuals, we have a majority of independent directors on our Board as required by NYSE rules.

        The Stockholders' Agreement also provides that our Chief Executive Officer shall be designated as a director, unless otherwise approved by a majority of the Sponsor Nominees. In addition, the Stockholders' Agreement provides that one of the nominees of an investment fund associated with CD&R shall serve as the Chair of the Executive Committee and, unless otherwise agreed by CD&R, as Chairman of our Board or as Lead Director.

        The Corporation and each stockholder that is a party to the Stockholders' Agreement is required to take all necessary action to cause the nominees of the other Sponsors to be elected, which actions include recommending the nominees of the other Sponsors to our Board for inclusion in the slate of nominees recommended by the Board to stockholders for election. The Stockholders' Agreement also requires that a director designated by each of the Sponsors be a member of our Executive Committee. See "Certain Relationships and Related Party Transactions—Stockholders' Agreement" for more information on the Stockholders' Agreement.

Director Nominations

        The CN&G Committee will consider director nominees recommended by stockholders. To recommend a qualified person to serve on the Board, a stockholder should write to: Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary. The written recommendation must be timely delivered to the Corporate Secretary in accordance with the Corporation's By-laws, which generally means the notice must be delivered not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. The written recommendation must contain the required information set forth in the Corporation's By-laws, which includes (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for director elections pursuant to Section 14A under the Securities Exchange Act of 1934 and Rule 14a-11 thereunder and (ii) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made (a) the name and address of such stockholder and of such beneficial owner, (b) the class or series and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and (d) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such nomination. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

        The Board has delegated certain responsibilities to the CN&G Committee, including recommending to the Board the criteria for Board membership and, as requested by the Board, recommending individuals for membership on the Board. The CN&G Committee will consider and evaluate persons recommended by stockholders in the same manner as it considers and evaluates other potential directors. However, as described above, the Stockholders' Agreement contains provisions that potentially entitle investment funds associated with or designated by the Sponsors the right to nominate all of our directors. See "—Stockholders' Agreement" and "Certain Relationships and Related Party Transactions—Stockholders' Agreement" for more information.

Corporate Governance Guidelines

        In order to assist the CN&G Committee with discharging its duties relating to director nominations, the Board has adopted Corporate Governance Guidelines, which contain standards to be followed by the CN&G Committee in determining qualifications for directors and set forth the minimum criteria for Board membership. The Corporate Governance Guidelines provide that the CN&G Committee, in making recommendations about board nominees to the Board, will:

  •
  Review candidates' qualifications for membership on the Board (including, when applicable, making a specific determination as to the independence of the candidates) based on the criteria approved by the Board and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NYSE rules for committee membership purposes;

  •
  In evaluating current directors for re-nomination to the Board, assess the performance of such directors; and

  •
  Periodically review the composition of the Board in light of the current challenges and needs of the Board and the Corporation, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience.

        In addition, the Corporate Governance Guidelines contain policies regarding director independence, the mandatory retirement age of directors, simultaneous service on other boards and substantial changes relating to a director's affiliation or position of principal employment. Among other things, the guidelines establish responsibilities for meeting preparation and participation, the evaluation of our financial performance and strategic planning.

        Copies of our Corporate Governance Guidelines are available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

Director Election Standards

        The Corporation maintains a "majority" voting standard for uncontested elections. For a nominee to be elected as a member of the Board, the nominee must receive more "for" than "against" votes to be elected. Only votes "for" or "against" affect the outcome. Abstentions and broker non-votes will have no effect for purposes of the election of directors. In accordance with the Corporation's Corporate Governance Guidelines, each director has submitted, or upon his or her nomination, shall submit a contingent resignation in writing to the Chair of the CN&G Committee that will become effective only if the director fails to receive a sufficient number of votes for re-election and the Board accepts the resignation. In the event of a contested director election, a plurality standard will apply.

Chairman, Chief Executive Officer and Lead Director Positions

        As indicated in our Corporate Governance Guidelines, the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in a manner that is in the best interests of our Corporation at any given point in time. The Board believes that the decision as to who should serve as Chairman and CEO, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandating the structure of such positions. The Board believes that the most effective and efficient leadership structure for our Corporation at the present time is for Mr. Frissora to serve as both Chairman and CEO. The Board believes that Mr. Frissora possesses the requisite experience, skill set and judgment to guide both our Corporation and the Board and to address and manage the particular opportunities and challenges that face us. In addition, the Board considers the terms of Mr. Frissora's employment agreement that provide he will serve as a member of the Board and as Chairman of the Board.

        In order to help ensure strong corporate governance, our Corporate Governance Guidelines provide that the Board may select a non-management director to serve as a "Lead Director." Mr. Tamke, a non-management director nominated by CD&R, has served as Lead Director of the Corporation and Hertz since July 2006 at the request of the Board. The Lead Director, in consultation with the Chairman and CEO, has responsibility for determining the length and frequency of Board meetings and setting the agenda for such meetings. The Lead Director also sets the agenda for, and chairs, the Board's regularly-scheduled executive sessions in which management does not participate. The Corporate Governance Guidelines provide that directors will have direct access to our management and employees, as well as to our outside counsel and auditors. Among other things, the Lead Director coordinates meetings or other communications that a director wishes to initiate with management or employees. The Lead Director also confers with the CN&G Committee in setting our CEO's compensation by providing perspective and facilitating our CEO's self-assessment.

Policy on Diversity

        Due to the concentrated holdings of the funds associated with the Sponsors, the provisions of the Stockholders' Agreement and the presence of the Sponsor Nominees on our Board, the Sponsors have significant influence over our policy and affairs, including the right to nominate potentially all of our directors. However, as indicated above, the Corporate Governance Guidelines and the CN&G Committee charter adopted by the Board specify that the CN&G Committee consider a number of factors, including diversity, when evaluating or conducting searches for directors. The CN&G Committee interprets diversity broadly to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as international and multicultural experience and understanding, as well as other differentiating characteristics, including race, ethnicity and gender.

Implementation and Assessment of Policies Regarding Director Attributes

        The CN&G Committee, when making recommendations to the Board regarding director nominations, assesses the overall performance of the Board, and when re-nominating incumbent Board members or nominating new Board members, evaluates the potential candidate's ability to make a positive contribution to the Board's overall function in light of the policies set forth in the Corporate Governance Guidelines, including the policy on diversity. The CN&G Committee also takes into account the nomination requirements contained in the Stockholders' Agreement. The CN&G Committee considers the actual performance of incumbent Board members over the previous year, as well as whether the Board has an appropriately diverse membership to support our role as one of the world's leading car and equipment rental companies. The particular experience, qualifications, attributes and skills of the potential candidate are assessed by the CN&G Committee in order to determine whether the potential candidate possesses the professional and personal experiences and expertise necessary to enhance the Board's ability to effectively govern our Corporation. After conducting the foregoing analysis and considering the requirements set forth in our Stockholders' Agreement, the CN&G Committee makes recommendations to the Board regarding director nominees. In its annual assessment of director nominees, the CN&G Committee does not take a formulaic approach, but rather considers each prospective nominee's diversity in perspectives, personal and professional experiences and background and ability to carry out the responsibility of exercising business judgment on behalf of our stockholders.

        In making director nominations in March of 2012 to comply with NYSE rules regarding the independence of directors, the CN&G Committee, as part of the nomination and appointment process, considered the overall diversity of the Board and believed that the appointment of Michael F. Koehler and Linda Fayne Levinson would improve the diversity of the Board. In making this determination, the CN&G Committee took into account the attributes discussed in "—Policy on Diversity" mentioned above, including the opinions, perspectives, personal and professional experiences and backgrounds of the nominees, in addition to international and multicultural experience and understanding, race, ethnicity and gender.

Board Independence

        Prior to March 31, 2011, the Sponsors beneficially owned more than 50% of the outstanding shares of our common stock. Consequently, we qualified for, and relied on, several of the "controlled company" exemptions under the NYSE rules. These exemptions eliminated the requirements that we have a majority of independent directors on our Board and a fully independent compensation committee and a fully independent nominating committee. With the exception of the members serving on the Audit Committee, which is made up entirely of independent directors, we did not specifically evaluate the independence of any of our directors.

        On March 31, 2011, our Sponsors completed a secondary offering of common stock (the "Secondary Offering") pursuant to which the Sponsors collectively sold approximately 50 million shares of our common stock to the public. As a result of the Secondary Offering, the Sponsors reduced their holdings from over 50% of the outstanding shares of common stock to approximately 39% of the outstanding shares of common stock. Because the Sponsors no longer own over 50% of the outstanding shares of common stock, we no longer qualify for any of the "controlled company" exemptions under NYSE rules.

        In connection with the resignation of Messrs. End, Ledford and Sleeper on August 12, 2011 and the appointment of Michael F. Koehler and Linda Fayne Levinson effective March 7, 2012, we are in continued compliance with the NYSE's listing rules, including satisfying the majority independent board of directors requirement within 12 months of the status change and appointing a fully independent compensation committee and nominating committee within 12 months of the status change.

        Our Board has determined that Messrs. Beracha, Berquist, Durham, Koehler and Wolf and Ms. Levinson are "independent" as defined in the federal securities laws and NYSE rules. The standards for determining director independence are specified in Annex A to our Corporate Governance Guidelines. See "—Corporate Governance Guidelines."

        In recommending to the Board of Directors that each of the independent directors be found independent, the CN&G Committee also considered whether there were any other facts or circumstances that might impair the independence of each of those directors. In particular, the CN&G Committee considered that the Corporation in the ordinary course of business provides products and services to and purchases products and services from companies at which some of our directors serve. In each case: (i) the relevant products and services were provided on terms and conditions determined on an arms-length basis and consistent with those provided by or to similarly situated customers and suppliers; (ii) the relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies; and (iii) the aggregate amounts of such purchases and sales were less than 2% of the consolidated gross revenues of each of the Corporation and the other company in each of the years 2011, 2010 and 2009.

Board Meetings

        During 2011, our Board held 15 meetings. Each of our directors attended 75% or more of the aggregate of the total number of meetings of our Board held during the period in which he was a director and the total number of meetings held by all Board committees on which he served during the periods that he served, with the exception of Mr. Ledford, who resigned from our Board on August 12, 2011.

        We do not have a policy with regard to directors' attendance at annual meetings of stockholders. All of our directors attended the 2011 annual meeting of stockholders.

Board Committees

        Our Board has three standing committees: the Audit Committee, Compensation, Nominating and Governance Committee and Executive Committee. Their composition and roles are discussed below.

Audit Committee

        Our Audit Committee consists of Messrs. Berquist (Chair), Beracha, Durham, Koehler and Wolf. Our Board has designated each of the five members of our Audit Committee "audit committee financial experts" and each has been determined to be "financially literate" under NYSE rules.

        Our Audit Committee held 9 meetings in 2011.

        Our Audit Committee has a written charter. Under it, our Audit Committee assists our Board in fulfilling its oversight responsibilities by overseeing and monitoring our accounting, financial and external reporting policies and practices, the integrity of our financial statements, the independence, qualifications and performance of our independent registered public accounting firm, the performance of our internal audit function, the management information services and operational policies and practices that affect our internal control, our compliance with legal and regulatory requirements and our standards of business conduct and ethics, our guidelines and policies and the commitment of internal audit resources, in each case as they relate to risk management and the preparation of our Audit Committee's Report included in our proxy statements. In discharging its duties, our Audit Committee has the authority to retain independent legal, accounting and other advisors.

        The charter for our Audit Committee is available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

Compensation, Nominating and Governance Committee

        Our Compensation, Nominating and Governance Committee, which replaced our former Compensation Committee and our former Executive and Governance Committee in part on March 31, 2011, performs many of the functions formerly undertaken by our former Compensation Committee and Executive and Governance Committee and consists of Messrs. Beracha (Chair) and Berquist and Ms. Levinson. Prior to March 31, 2011, Messrs. Wasserman (Chair), Bernasek and End were members of the former Compensation Committee. On March 31, 2011, Mr. Beracha was appointed in connection with our transition from controlled company status. On June 27, 2011, Messrs. Bernasek and End left the CN&G Committee and Mr. Berquist was appointed to the CN&G Committee. They met as a committee 6 times during 2011. The former Compensation Committee operated under a written charter, which was redesignated in part as the charter of the Compensation, Nominating and Governance Committee on March 31, 2011.

        Our CN&G Committee has a written charter. Under it, our CN&G Committee oversees our compensation and benefit policies generally, evaluates the performance (with the assistance of the Lead Director) of our CEO as related to all elements of compensation, as well as the performance of our senior management, approves and recommends to our Board all compensation plans for members of our senior management group, approves the short-term compensation of our senior management group (subject, in the case of our CEO, if so directed by the Board, to the final approval of a majority of independent directors of our Board), approves and authorizes grants to our senior management under our incentive plans, prepares reports on executive compensation required for inclusion in our proxy statements and reviews our management succession plan. The CN&G Committee is permitted to delegate its responsibilities to subcommittees as it deems appropriate and has the authority to retain compensation consultants or other advisors.

        In addition, our CN&G Committee assists our Board in determining the skills, qualities and eligibility of individuals recommended for membership on our Board, reviews the composition of our Board and its committees to determine whether it may be appropriate to add or remove individuals, reviews and evaluates directors for re-nomination and re-appointment to committees and reviews and assesses the adequacy of our Corporate Governance Guidelines, Standards and Code of Conduct.

        The charter for our CN&G Committee is available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

Executive Committee

        Our Executive Committee, which performs functions formerly undertaken by our Executive and Governance Committee, was established on March 31, 2011 and consists of Messrs. Tamke (Chair), Bernasek, Frissora and Morales. The Executive Committee met 1 time during 2011.

        Our Executive Committee has a written charter. Under it, the Executive Committee may exercise the powers of the Board to act on any matters, subject to applicable law, NYSE rules or the organizational documents of the Corporation.

        The charter for our Executive Committee is available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

Board Compensation

        The Board believes that a significant portion of non-employee director compensation should align director interests with the interests of stockholders. As a result, our Board has approved the Hertz Global Holdings, Inc. Director Compensation Policy (the "Director Compensation Policy"), pursuant to which our directors who were not also our employees were entitled to receive an annual retainer fee of $170,000 during 2011 (which amount was increased to $210,000 on November 18, 2011), $70,000 payable in cash and $100,000 payable in the form of common stock, having an equivalent fair market value to such dollar amount. On November 18, 2011, the CN&G Committee revised the Director Compensation Policy, based on a recommendation from Semler Brossy, the CN&G Committee's compensation consultant, to increase the annual retainer for non-employee directors to $85,000 paid in cash and $125,000 in equity, which amount was pro-rated for the remainder of 2011. If a director so chooses, any common stock shares may be payable on a tax-deferred basis in phantom shares if the requirements regarding such deferral are met in accordance with applicable tax law, in which case the actual shares of our common stock will be paid to the director promptly following the date on which he or she ceases to serve as a director (or, if earlier, upon a change in control, as defined in the Director Plan or the 2008 Omnibus Plan). Equity grants are granted annually in arrears immediately following the annual stockholders' meeting, and cash fees will be payable quarterly in arrears, although a director may elect to receive, in advance, in lieu of cash fees, shares of our common stock having the same fair market value as such fees.

        The Corporation does not pay additional fees to directors for attending Board or committee meetings. The chair of our Audit Committee is paid an additional annual cash fee of $25,000 and each other member of our Audit Committee is paid an additional annual cash fee of $10,000. The chair of our Compensation, Nominating and Governance Committee is paid an additional annual cash fee of $15,000 and each other member of our Compensation, Nomination and Governance Committee is paid an additional annual cash fee of $10,000, the same compensation the chair and members of the former Compensation Committee were entitled to. We also reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors, and our directors are entitled to free worldwide car rentals upon completion of evaluation forms. In the case of a member of our Board who is also one of our employees, no additional compensation will be paid for serving as a director. Each of our directors who is employed by or affiliated with one of the Sponsors may assign all or any portion of the compensation the director would receive for his services as a director to that Sponsor or its affiliates.

        In addition to free worldwide car rentals while serving as a director, any non-employee director who serves for at least five years on the Board will be eligible for Hertz #1 Club Platinum Card status and free worldwide car rentals for fifteen years thereafter.

        For services rendered during the year ended December 31, 2011, our non-employee directors received the following:

2011 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash(1)(2)	Stock Awards(3)	Option Awards(4)	Non-equity incentive plan compensation	Change in pension value and non- qualified deferred compensation earnings	All other compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Barry Beracha	101,789	99,994	—	—	—	—	201,783
Brian Bernasek(5)	80,122	99,994	—	—	—	—	180,116
Carl Berquist(5)	85,734	99,994	—	—	—	—	185,728
Michael Durham	80,367	99,994	—	—	—	—	180,361
Robert End(6)	57,303	99,994	—	—	—	—	157,297
Gregory Ledford(5)(6)	50,140	99,994	—	—	—	—	150,134
Angel Morales(7)	70,367	99,994	—	—	—	—	170,361
Nathan Sleeper(6)(7)	50,140	99,994	—	—	—	—	150,134
George Tamke(7)	70,367	99,994	—	—	—	—	170,361
David Wasserman(7)	85,245	99,994	—	—	—	—	185,239
Henry Wolf	80,367	99,994	—	—	—	—	180,361

(1)
All compensation is for services rendered as directors, including annual retainer fees and committee and chair fees; in certain cases, compensation has been assigned by directors employed by, or affiliated with, one of the Sponsors to an entity associated with the applicable Sponsor. For his service as the chair of the former Compensation Committee and the Compensation, Nominating and Governance Committee, Mr. Wasserman received additional compensation of $15,000 during 2011. As chair of the Audit Committee, Mr. Beracha received additional compensation of $25,000 during 2011. In addition, Mr. Beracha, who was appointed to the Compensation, Nominating and Governance Committee on March 31, 2011, was paid a pro-rated amount of $5,000 for his committee service during 2011. As a member of the former Compensation Committee and Compensation Nominating and Governance Committee, Mr. Bernasek received additional compensation of $10,000 during 2011. Mr. Berquist, who was appointed to the Compensation, Nominating and Governance Committee on June 27, 2011, was paid a pro-rated amount of $5,000 for his committee service during 2011. As members of the Audit Committee, Messrs. Berquist, Durham and Wolf received additional compensation of $10,000 each during 2011.

(2)
Under the terms of the Director Compensation Policy, certain directors elected in advance to receive fees that would otherwise be payable in cash in the form of shares. Certain directors also elected to defer receipt of the cash portion of the fee. Any fee that a director elected to defer was credited to the director's stock account and was deemed to be invested in a number of phantom shares equal to the number of shares of the Corporation's common stock that would otherwise have been delivered.

(3)
The value disclosed is the aggregate grant date fair value of 6,281 shares granted to Messrs. Beracha, Bernasek, Berquist, Durham, End, Ledford, Morales, Sleeper, Tamke, Wasserman and Wolf computed pursuant to FASB ASC Topic 718 and based on a grant date of May 26, 2011. Assumptions used in the calculation of these amounts are included in the note entitled "Stock-Based Compensation" in the notes to the Corporation's consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2011.

(4)
No options were granted to the non-employee Board members in fiscal 2011. However, unexercised option awards outstanding as of December 31, 2011, for each non-employee Board member or his or her permitted assignee were as follows: 23,350 for Messrs. Beracha, Berquist, Durham, Tamke, Wasserman and Wolf, 22,585 for Mr. Bernasek and 0 for Mr. Morales. Messrs. End, Ledford and Sleeper or their permitted assignee each held 23,350 options at the time of their resignation.

(5)
Elected to defer receipt of the cash portion of their fees and instead receive phantom shares equal to the number of shares of the Corporation's common stock equal to the deferred fees.

(6)
Messrs. End, Ledford and Sleeper resigned from our Board on August 12, 2011. Each director's respective cash fees were pro-rated based on their term of service during 2011. Mr. End, who served on the Board's former Compensation Committee and Compensation, Nominating and Governance Committee until June 27, 2011, was paid a pro-rated amount of $5,000 for his committee service during 2011.

(7)
Elected to receive fees that would otherwise be payable in cash in the form of shares of the Corporation's common stock.

Director Equity Compensation

        On October 12, 2006, our Board approved the Hertz Global Holdings, Inc. Director Stock Incentive Plan (the "Director Plan"). Our stockholders approved the Director Plan on October 20, 2006. Prior to May 15, 2008, we issued all of our equity compensation to our non-employee directors in accordance with the Director Compensation Policy pursuant to the terms of the Director Plan. On March 4, 2010, our Board adopted the Amended and Restated 2008 Omnibus Incentive Plan (the "2008 Omnibus Plan") and our stockholders approved the 2008 Omnibus Plan at the annual meeting of stockholders held on May 27, 2010. The 2008 Omnibus Plan was an amendment and restatement of the equity incentive plan originally adopted in May 2008 and provides that no further awards will be granted pursuant to the Director Plan. However, awards that were previously granted pursuant to the Director Plan will continue to be subject to and governed by the terms of the Director Plan. All equity compensation that we have granted to our non-employee directors since May 2008 has been pursuant to the terms of the 2008 Omnibus Plan.

        As noted above, a director may generally elect to receive all or a portion of fees that would otherwise be payable in cash in the form of shares of our common stock having a fair market value at such time equal to the amount of such fees. Any such shares will be paid to the director when cash fees would otherwise be payable, however, if a director so chooses, these shares may be payable on a tax-deferred basis in phantom shares if the requirements regarding such deferral are met in accordance with applicable tax law, in which case the actual shares of our common stock will be paid to the director promptly following the date on which he or she ceases to serve as a director (or, if earlier, upon a change in control, as defined in the Director Plan or the 2008 Omnibus Plan).

        A director will recognize ordinary income upon exercising options granted under the Director Plan or 2008 Omnibus Plan in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price, and we will have a corresponding tax deduction at that time. In the case of shares issued in lieu of cash fees, a director who is an individual will generally recognize ordinary income equal to the fair market value of such shares on the date such shares are paid to the director and the Corporation will have a corresponding tax deduction at that time.

* * * *

 COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        During 2011, Messrs. Beracha, Bernasek, Berquist, End and Wasserman served as members of our CN&G Committee. None of these individuals: (i) served as an officer or employee of the Corporation during 2011 or (ii) was formerly an officer of the Corporation, with the exception of Mr. Wasserman, who served, prior to 2005, as President of CCMG Holdings, Inc. (the former name of the Corporation). Messrs. Wasserman, Bernasek and End also served as executives of CD&R, Carlyle and Merrill Lynch, respectively. For information regarding relationships among the Corporation and CD&R, Carlyle and Merrill Lynch (an affiliate of one of our Sponsors) and related entities, see "Certain Relationships and Related Party Transactions."

        During the year 2011: (i) none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on either our former Compensation Committee or Compensation, Nominating and Governance Committee; (ii) none of our executive officers served as a director of another entity, any of whose executive officers served on either our former Compensation Committee or our Compensation, Nominating and Governance Committee and (iii) none of our executive officers served as a member of the compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served as one of our directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS

        The following table sets forth information as of April 2, 2012 with respect to the ownership of the common stock of the Corporation by:

  •
  Each person known to own beneficially more than 5% of the common stock of the Corporation;

  •
  Each of the directors of the Corporation;

  •
  Each of the executive officers named in the Summary Compensation Table below; and

  •
  All of the Corporation's executive officers and directors as a group.

        The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of April 2, 2012 we had 419,734,253 shares of our common stock outstanding.

        Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the Corporation's knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Investment Funds Associated With or Designated By Clayton, Dubilier & Rice, LLC(1)(2)(17)	61,005,716	14.53%
Clayton, Dubilier & Rice Fund VII, L.P.	44,467,854	10.59%
CDR CCMG Co-Investor L.P.	16,236,028	3.87%
CD&R Parallel Fund VII, L.P.	301,834	**	%
Investment Funds Associated With or Designated By The Carlyle Group(2)(4)(17)	54,302,586	12.94%
Carlyle Partners IV, L.P.	46,523,921	11.08%
CP IV Coinvestment, L.P.	1,878,946	**	%
CEP II U.S. Investments, L.P.	5,677,083	1.35%
CEP II Participations S.àr.l. SICAR	222,636	**	%
Investment Funds and Other Entities Associated With or Designated By Merrill Lynch, a subsidiary of Bank of America Corporation ("Bank of America"), and Their Affiliates(3)(6)(7)(8)(17)	44,694,062	10.65%
ML Global Private Equity Fund, L.P.	24,529,331	5.84%
Merrill Lynch Ventures L.P. 2001	2,949,860	**	%
ML Hertz Co-Investor, L.P.	2,362,247	**	%
Merrill Lynch Global Private Equity, Inc.	71,618	**	%
Merrill Lynch, Pierce, Fenner & Smith Incorporated	31,708	**	%
CMC-Hertz Partners, L.P.(9)(17)	14,749,298	3.51%
Wellington Capital Management Company, LLP(10)	21,134,735	5.04%
Directors and Executive Officers(15)
George W. Tamke(11)	—	**	%
Mark P. Frissora(12)(18)	5,363,418	1.27%
David H. Wasserman(11)	—	**	%
Brian A. Bernasek(5)(13)(14)	139,998	**	%
Angel L. Morales (16)	—	**	%
Barry H. Beracha(5)	100,315	**	%
Carl T. Berquist(5)(14)	90,235	**	%
Michael J. Durham(5)	74,315	**	%
Michael F. Koehler	7,000	**	%
Linda Fayne Levinson	—	**	%
Henry C. Wolf(5)	65,315	**	%
Elyse Douglas(18)	692,795	**	%
Scott Sider(18)	265,405	**	%
Michel Taride(18)	1,191,026	**	%
J. Jeffrey Zimmerman(18)	353,640	**	%
Michael J. Senackerib(18)(19)	247,921	**	%
All directors and executive officers as a group (27 persons)	11,302,229	2.69%

**
Less than 1%

(1)
Represents shares held by the following group of investment funds associated with or designated by Clayton, Dubilier & Rice, LLC: (i) 44,467,854 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (ii) 16,236,028 shares of common stock held by CDR CCMG Co-Investor L.P., whose general partner is CDR CCMG Co-Investor GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; and (iii) 301,384 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates

  VII, Ltd. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a three person board of directors, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. Joseph L. Rice, III, Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, LLC. Such persons disclaim such beneficial ownership.

Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of CD&R Parallel Fund VII, L.P., CDR CCMG Co-Investor L.P. and the shares and stock options held by Clayton, Dubilier & Rice, LLC. CDR CCMG Co-Investor GP Limited disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P. and CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, LLC, and of the stock options held by Clayton, Dubilier & Rice, LLC. CD&R Parallel Fund Associates VII, Ltd. disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P. and Clayton, Dubilier & Rice, LLC and of the stock options held by Clayton, Dubilier & Rice, LLC. Clayton, Dubilier & Rice, LLC disclaims beneficial ownership of the shares held by each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P. and CDR CCMG Co-Investor L.P.

The address for each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Parallel Fund Associates VII, Ltd. is 1403 Foulk Road, Suite 106, Wilmington, DE 19803. The address for CDR CCMG Co-Investor L.P., CDR CCMG Co-Investor GP Limited and CD&R Investment Associates VII, Ltd. is c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. The address for Clayton, Dubilier & Rice, LLC is 375 Park Avenue, 18th Floor, New York, NY 10152.

The immediately preceding information in this footnote is based solely on (i) the Schedule 13D/A filed with the SEC on April 4, 2011 by funds associated with Clayton, Dubilier & Rice, LLC and (ii) the prospectus supplement to our Form S-3 filed with the SEC on March 30, 2011 by the Corporation. In addition, the amount does not include 177,820 shares of common stock and 70,050 currently exercisable options to purchase common stock issued to Clayton, Dubilier & Rice, LLC, as assignee of compensation payable to Messrs. Tamke and Wasserman under the Corporation's Director Compensation Policy. Messrs. Tamke and Wasserman are the Sponsor Nominees designated by CD&R, pursuant to the terms of the Stockholders' Agreement (the "CD&R Sponsor Nominees").

(2)
Excludes 14,749,298 shares held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. Each of the entities associated with Clayton, Dubilier & Rice, LLC and with The Carlyle Group disclaim beneficial ownership of shares held by CMC-Hertz Partners, L.P. See Note 9 below.

(3)
Pursuant to a Form 3 filed by Bank of America with the SEC on January 9, 2009, Bank of America is an indirect beneficial owner of the reported securities. The indirect interest in the reported securities was obtained pursuant to an Agreement and Plan of Merger, dated as of September 15, 2008 whereby a wholly owned subsidiary of Bank of America merged with and into Merrill Lynch. Merrill Lynch is now a wholly owned subsidiary of Bank of America.

(4)
Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P. and CEP II Participations S.àr.l. SICAR, which are collectively referred to herein as the Carlyle Funds, are collectively the holders of record of 54,302,586 shares of the common stock of the Corporation, of which Carlyle Partners IV, L.P. holds 46,523,921 shares; CP IV Coinvestment, L.P. holds 1,878,946 shares; CEP II U.S. Investments, L.P. holds 5,677,083 shares; and CEP II Participations S.àr.l. SICAR holds 222,636 shares. Investment discretion and control over the shares of the Corporation held by Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. is exercised by TCG Holdings, L.L.C. through its indirect subsidiary, TC Group IV, L.P., which is the sole general partner of each of the Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group IV Managing GP, L.L.C. TC Group IV Managing GP, L.L.C is the sole general partner of TC Group IV, L.P. TCG Holdings, L.L.C. is managed by a three person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, as the managing members of TCG Holdings, L.L.C., may be deemed to share beneficial ownership of the shares beneficially owned by TCG Holdings, L.L.C. Such persons disclaim such beneficial ownership.

CEP II Managing GP, L.P. is the general partner of CEP II U.S. Investments, L.P. and Carlyle Europe Partners II, L.P., which is in turn the sole shareholder of CEP II Participations S.àr.l. SICAR. CEP II Managing GP Holdings, Ltd. is the sole general partner of CEP II Managing GP, L.P. TC Group Cayman Investment Holdings, L.P. is the sole shareholder of CEP II Managing GP Holdings, Ltd. TCG Holdings Cayman II, L.P. is the sole general partner of TC Group Cayman Investment Holdings, L.P. and DBD Cayman, Ltd. is the sole general partner of TCG Holdings Cayman II, L.P. The sole shareholder of DBD Cayman, Ltd. is DBD Cayman Holdings, Ltd. Accordingly, each of CEP II Managing GP, L.P., CEP II Managing GP Holdings, Ltd., TC Group Cayman Investment Holdings, L.P., TCG Holdings Cayman II, L.P., DBD Cayman, Ltd. and DBD Cayman Holdings, Ltd. may

  be deemed to be beneficial owners of the shares of the Corporation held by CEP II Participations S.àr.l. SICAR and CEP II U.S. Investments, L.P.

DBD Cayman Holdings, Ltd. has investment discretion and dispositive power over the shares of the Corporation's common stock held by CEP II Participations S.àr.l. SICAR and CEP II U.S. Investments, L.P. DBD Cayman Holdings, Ltd. is controlled by its ordinary members, William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein and all action relating to the investment and disposition of the shares of the Corporation's common stock held by CEP II Participations S.àr.l. SICAR and CEP II U.S. Investments, L.P. requires their approval. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein may be deemed to share beneficial ownership over the shares shown as beneficially owned by CEP II Participations S.àr.l. SICAR and CEP II U.S. Investments, L.P. Such persons disclaim beneficial ownership of these shares.

The Carlyle Group's address is 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004. The address for each of Carlyle Partners IV, L.P., CP IV Coinvestment, L.P. and CEP II U.S. Investments, L.P. is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505. The address for CEP II Participations S.àr.l. SICAR is c/o The Carlyle Group, 2, avenue Charles de Gaulle, L-1653 Luxembourg, Luxembourg. The address for DBD Cayman Holdings, Ltd. is c/o Walkers Corporate Services Limited, Walker House 87 Mary Street, George Town Grand Cayman KY1-9001, Cayman Islands.

The information in this footnote is based solely on (i) the Schedule 13D/A filed with the SEC on April 4, 2011 by funds associated with the Carlyle Group and (ii) the prospectus supplement to our Form S-3 filed with the SEC on March 30, 2011 by the Corporation.

(5)
Includes director stock options which are currently exercisable. Messrs. Beracha, Berquist, Durham and Wolf each hold currently exercisable director stock options to purchase 23,350 shares and Mr. Bernasek holds currently exercisable director stock options to purchase 22,585 shares.

(6)
As a result of assignments of certain director compensation by current director Angel Morales and former directors George Bitar, Robert End and J. Travis Hain (the "Merrill Sponsor Nominees") to entities associated with MLGPE pursuant to the terms of our Director Compensation Policy, Merrill Lynch Global Private Equity, Inc. holds an aggregate of 71,618 shares of common stock. MLGPE Ltd. holds currently exercisable options to purchase 46,700 shares of common stock.

(7)
Includes 14,749,298 shares of the Corporation's common stock held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. See Note 9 below.

(8)
Includes shares held of record by the following group of investment funds associated with or designated by Merrill Lynch & Co., Inc. or their affiliates: (i) 24,529,331 shares of common stock held by ML Global Private Equity Fund, L.P.; (ii) 2,949,860 shares of common stock held by Merrill Lynch Ventures L.P. 2001; (iii) 2,362,247 shares of common stock held by ML Hertz Co-Investor, L.P. (iv) 71,618 shares of common stock held by Merrill Lynch Global Private Equity, Inc. and (v) 31,708 shares of common stock held by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Excludes the following shares held of record by the following entities associated with Bank of America or its affiliates: 716,700 shares of common stock held by Bank of America, N.A.

Merrill Lynch & Co., Inc., a Delaware corporation, is a wholly owned subsidiary of Bank of America. Merrill Lynch Group, Inc., a Delaware corporation, is a wholly owned subsidiary of Merrill Lynch & Co., Inc. ML Global Private Equity Partners, L.P., a Cayman Islands exempted limited partnership, is a private investment fund, whose general partner is Merrill Lynch GP Inc., a Delaware corporation and wholly owned subsidiary of Merrill Lynch Group, Inc. ML Global Private Equity Fund, L.P., a Cayman Islands exempted limited partnership, is a private investment fund, whose general partner is MLGPE Ltd., a Cayman Islands company and a wholly owned subsidiary of ML Global Private Equity Partners, L.P. Merrill Lynch Ventures L.P. 2001, a Delaware limited partnership, is a private investment fund, whose general partner is Merrill Lynch Ventures, LLC, a Delaware limited liability company and a wholly owned subsidiary of Merrill Lynch Group, Inc. Merrill Lynch Ventures L.P. 2001's decisions regarding the voting or disposition of shares of its portfolio investments (including its investment in the Corporation) are made by the management and investment committee of the board of directors of Merrill Lynch Ventures, LLC. ML Hertz Co-Investor, L.P. is a Delaware limited partnership, whose general partner is ML Hertz Co-Investor GP, L.L.C., a Delaware limited liability company, whose sole managing member is ML Global Private Equity Fund, L.P. Merrill Lynch Global Private Equity, Inc., a Delaware corporation, is a wholly owned subsidiary of ML IBK Positions, Inc., which is a wholly owned subsidiary of Merrill Lynch Group, Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation, is a wholly owned subsidiary of Merrill Lynch & Co., Inc. Bank of America, a Delaware corporation, is the ultimate parent company of each of the foregoing.

Merrill Lynch GP Inc., as the sole general partner of ML Global Private Equity Partners, L.P., may be deemed to beneficially own shares of the Corporation's common stock indirectly owned by ML Global Private Equity Partners, L.P. Merrill Lynch GP Inc. disclaims beneficial ownership of such shares. ML Global Private Equity Partners, L.P. may be deemed to beneficially own shares of the Corporation's common stock directly and indirectly owned by ML Global Private Equity Fund, L.P. ML Global Private Equity Partners, L.P. disclaims beneficial ownership of such shares. MLGPE Ltd., as the sole general partner of ML Global Private Equity Fund, L.P., may be deemed to beneficially own the shares of the Corporation's common stock directly and indirectly owned by ML Global Private Equity Fund, L.P. MLGPE Ltd. disclaims beneficial ownership of such shares. The investment committee of ML Global Private Equity Partners, L.P. has decision-making power over the voting and disposition of shares of portfolio investments of ML Global Private Equity Fund, L.P., including ML Global Private Equity Fund, L.P.'s investment in the Corporation. However, the consent of Merrill Lynch GP Inc. is expressly required in connection with any such vote or disposition. Because of its relationship with ML Hertz Co-Investor GP, L.L.C., ML Global Private Equity Fund, L.P. may be deemed to beneficially own the 2,362,247 shares of the Corporation directly owned by ML Hertz Co-Investor, L.P. ML Global Private Equity Fund, L.P. disclaims beneficial ownership of such shares. Merrill Lynch Ventures, LLC, as the sole general partner of Merrill Lynch Ventures L.P. 2001, may be deemed to beneficially own the 2,949,860 shares of the Corporation's common stock directly owned by Merrill Lynch Ventures L.P. 2001. Merrill Lynch Ventures, LLC disclaims beneficial ownership of such shares. ML Hertz Co-Investor GP, L.L.C.'s sole managing member is ML Global Private Equity Fund, L.P. It is also the sole general partner of ML Hertz Co-Investor, L.P. and as such may be deemed to beneficially own the shares of the Corporation's common stock directly owned by ML Hertz Co-Investor, L.P. ML Hertz Co-Investor GP, L.L.C. disclaims beneficial ownership of such shares.

Bank of America, as the ultimate parent company of each of the entities listed in the immediately preceding paragraph, may be deemed to beneficially own the shares of the Corporation's common stock listed in the table. Bank of America disclaims beneficial ownership of such shares. Merrill Lynch & Co., Inc., Merrill Lynch Ventures L.P. 2001, Merrill Lynch Group, Inc., ML Hertz Co-Investor, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated each disclaim beneficial ownership of the shares of the Corporation held by the other entities affiliated with Bank of America described in this footnote.

The address of ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, ML Hertz Co-Investor, L.P., Merrill Lynch Global Private Equity, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated is 767 Fifth Avenue, New York, NY 10153.

The information in this footnote is based solely on (i) the Schedule 13D/A filed with the SEC on April 4, 2011 by Bank of America and funds associated with Bank of America, (ii) the Form 4 filed with the SEC on March 13, 2012 by Bank of America and (iii) the Corporation's internal records.

(9)
CMC-Hertz Partners, L.P. is affiliated with all three of the Sponsors. The general partner of CMC-Hertz Partners, L.P. is CMC-Hertz General Partner, L.L.C., whose members are Carlyle-Hertz GP, L.P., ML Global Private Equity Fund, L.P. and CD&R Associates VII, L.P. Investment decisions on behalf of CMC-Hertz General Partner, L.L.C. are made by majority vote of the Executive Committee, which comprises one representative of each Sponsor; however, until December 21, 2013. ML Global Private Equity Fund, L.P. has the contractual right (subject to various restrictions) to make decisions regarding disposition or voting of the shares beneficially owned by CMC-Hertz Partners, L.P. As a result, beneficial ownership of the shares held by CMC-Hertz Partners, L.P. may be attributed to ML Global Private Equity Fund, L.P., which disclaims beneficial ownership of such shares, as do the entities discussed in Note 8 above who may be deemed to have or share beneficial ownership of any shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

(10)
A report on Schedule 13G, dated February 14, 2012, disclosed that Wellington Capital Management Company, LLP, an investment adviser, was the beneficial owner of 21,134,735 shares of the common stock of the Corporation as of December 31, 2011. Wellington Capital Management Company, LLP has reported that it has (i) sole power to vote or direct the vote of 0 shares of common stock of the Corporation, (ii) sole power to dispose or direct the disposition of 0 shares of common stock of the Corporation, (iii) shared power to vote or to direct the vote of 20,023,985 shares of common stock of the Corporation and (iv) shared power to dispose of or to direct the disposition of 21,134,735 shares of common stock of the Corporation. The address of Wellington Capital Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210. All information regarding Wellington Capital Management Company, LLP is based on that entity's report on Schedule 13G, dated February 14, 2012.

(11)
Does not include 61,005,716 shares of common stock held by investment funds associated with or designated by Clayton, Dubilier & Rice, LLC, or 70,050 currently exercisable stock options and 177,820 shares of common stock issued to Clayton, Dubilier & Rice, LLC, as assignee of compensation payable to the CD&R Sponsor Nominees under the Corporation's Director Compensation Policy. The CD&R Sponsor Nominees are directors of the Corporation and Hertz and executives of CD&R. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by CD&R and of the stock options and shares held by entities associated with CD&R.

(12)
Includes 785 shares held by Mr. Frissora's daughter and shares and equity awards held by the Mark Frissora Revocable Trust and the Jennifer Frissora Revocable Trust. Of the 5,363,418 shares beneficially owned by Mr. Frissora, 2,032,171 have been pledged as security for a loan with a third party broker.

(13)
Does not include 54,302,586 shares of common stock held by investment funds associated with or designated by The Carlyle Group. Mr. Bernasek is a director of the Corporation and Hertz and an executive of The Carlyle Group. He disclaims beneficial ownership of the shares held by investment funds associated with or designated by The Carlyle Group.

(14)
Includes 35,448 and 36,938 phantom shares issued to Messrs. Bernasek and Berquist, respectively, under the Corporation's Director Compensation Policy.

(15)
Includes employee and/or director stock options held directly by the beneficial owner which are currently exercisable or which will become exercisable within sixty days; restricted stock units reported as owned outright; and any shares that were purchased pursuant to the Corporation's employee stock purchase plan.

(16)
Does not include 44,694,062 shares of common stock held by investment funds and other entities associated with or designated by Merrill Lynch & Co., Inc. (including 46,700 currently exercisable director stock options and 71,618 shares of common stock issued to certain entities associated with MLGPE, as assignees of compensation payable to the Merrill Sponsor Nominees under the Corporation's Director Compensation Policy, as described in Note 6 above), or over which such funds exercise voting control. The Merrill Sponsor Nominees are or have been directors of the Corporation and Hertz and are or were affiliated with the global private equity division of BAML Capital Partners. They disclaim beneficial ownership of the shares held by investment funds and other entities associated with or designated by Merrill Lynch & Co., Inc. See Notes 8 and 9 above.

(17)
The Corporation is a party to the Stockholders' Agreement, among it, the Sponsors and CMC-Hertz Partners, L.P. Among other things, the Corporation and each stockholder that is a party to the Stockholders' Agreement is required to take all necessary action to cause the Board nominees that the other Sponsors have chosen to be elected, which actions include recommending the nominees of the other Sponsors to our Board for inclusion in the slate of nominees recommended by the Board to stockholders for election. (See "Certain Relationships and Related Party Transactions—Stockholders' Agreement").

(18)
The number of options which each officer can exercise within sixty days is as follows: Mr. Frissora 3,198,071, Ms. Douglas 462,574, Mr. Sider 178,371 Mr. Taride 985,998, Mr. Zimmerman 186,229 and Mr. Senackerib 188,694.

(19)
Mr. Senackerib entered into a separation agreement on December 6, 2011. The information for Mr. Senackerib contained in this table is based on our internal information as of December 6, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based on a review of reports filed by the Corporation's directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by the Corporation's reporting persons during 2011 were filed on time, except that:

  •
  Merrill Lynch and certain of its affiliates have engaged in additional principal trading activity in the Corporation's common stock, including during 2011. Merrill Lynch did not timely file Forms 4 with respect to some of these transactions during 2011, but we believe all transactions were subsequently reported on Forms 4 filed by Bank of America;

  •
  Messrs. Jatindar Kapur and Scott Massengill received a grant of restricted stock units on March 1, 2011 which was not reported on a Form 4 until March 16, 2011 due to an administrative error at the Corporation. In addition, shares withheld from Mr. Massengill's account on February 26, 2011 in connection with the vesting of restricted stock units were not reported on Form 4 until March 8, 2011; and

  •
  Ms. Lois Boyd received a grant of restricted stock units on May 13, 2011 which was not reported on a Form 4 until July 14, 2011 due to an administrative error at the Corporation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The Corporation has not adopted formal policies and procedures specifically designed to address the review and approval of transactions with related parties. However, the Board has adopted the written Code of Conduct applicable to the Board and the Corporation has adopted the written Standards, which require all employees, officers and directors to avoid conflicts of interests.

        The Code of Conduct is applicable to all Board members and provides guidance for handling unforeseen situations which may arise, including conflicts of interest. Pursuant to the Code of Conduct, a conflict of interest may arise when a Board member's private interest interferes in any way—or even appears to interfere—with the interests of the Corporation as a whole. The Code of Conduct specifies that a conflict of interest may include, among other things, the following:

  •
  When a Board member or a member of his or her family takes actions or has interests that may make it difficult for the Board member to make decisions on behalf of the Corporation objectively and effectively;

  •
  Where a Board member or a member of his or her family has a financial interest in, or is engaged, directly or indirectly, in the management of an organization that deals with the Corporation as a supplier, contractor, purchaser or distributor of the Corporation's products or services, or is a competitor; and

  •
  Where a Board member renders services to another organization or individual as an employee, agent, consultant or director if the organization or individual is doing or seeking to do business with the Corporation or is a competitor.

        Pursuant to the Code of Conduct, any member of our Board who believes he or she has an actual or potential conflict of interest with us is obligated to notify the Chair of the CN&G Committee as promptly as practicable. That member should not participate in any decision by our Board, or any committee of our Board, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Chair of the CN&G Committee or the Board.

        The Standards are applicable to all employees of the Corporation and its subsidiaries, including directors who are employees of the Corporation and its subsidiaries. The Standards generally prohibit employees from maintaining outside business or financial interests or engaging in outside business or financial activity that conflicts with the interests of the Corporation.

        The following is a description of certain relationships and transactions that we have entered into with our directors, major stockholders and certain other related persons since the beginning of 2011, as well as certain other transactions.

Stockholders' Agreement

        The Corporation is a party to an amended and restated stockholders' agreement (the "Stockholders' Agreement"), among it and investment funds associated with or designated by CD&R, Carlyle and BAMLCP (collectively, the "Sponsors"). The Stockholders' Agreement contains agreements that entitle investment funds associated with or designated by the Sponsors the potential ability to nominate all of our directors, subject to certain requirements. Should the Corporation satisfy the requirements for a "controlled company" within the meaning of NYSE rules, the director nominees are to include three nominees of an investment fund associated with CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), two nominees of an investment fund associated with Carlyle, two nominees of an investment fund associated with BAMLCP (collectively, the "Sponsor Nominees") and up to six independent directors (subject to unanimous consent of the Sponsor Nominees). The foregoing nomination rights are subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its ownership interests in us.

        As of March 31, 2011, the Corporation ceased to qualify as a "controlled company" within the meaning of the NYSE rules. In this regard, if, after giving effect to any transition period, the membership of the Board and/or its committees failed to qualify under any applicable NYSE rules regarding director independence, then the Stockholders' Agreement provided that the Sponsor Nominees were to be reduced to two nominees of an investment fund associated with CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), one nominee of an investment fund associated with Carlyle, and one nominee of an investment fund associated with

BAMLCP, each of the Sponsors must cause a Sponsor Nominee to resign and additional independent directors were to be elected by our Board to fill the resulting director vacancies.

        In order for the Corporation to continue to comply with NYSE rules regarding director independence, and pursuant to the Stockholders' Agreement, on August 11, 2011, Gregory S. Ledford (a Carlyle nominee), Nathan K. Sleeper (a CD&R nominee), and Robert F. End (a BAMLCP nominee) resigned from the Board, effective as of August 12, 2011. On March 6, 2012, the Board appointed Michael F. Koehler and Linda Fayne Levinson as directors, effective as of March 7, 2012. Through the appointment of these two individuals, we have a majority of independent directors on our Board as required by NYSE rules.

        The Stockholders' Agreement also provides that our Chief Executive Officer shall be designated as a director, unless otherwise approved by a majority of the Sponsor Nominees. In addition, the Stockholders' Agreement provides that one of the nominees of an investment fund associated with CD&R shall serve as the Chair of the Executive Committee and, unless otherwise agreed by CD&R, as Chairman of our Board or as Lead Director.

        The Stockholders' Agreement grants to the investment funds associated with CD&R or to the board, with the approval of the majority of the Sponsor Designees, the right to remove our chief executive officer. Any replacement chief executive officer requires the consent of the investment funds associated with CD&R as well as investment funds associated with at least one other Sponsor. It also contains restrictions on the transfer of our shares, and provides for tag-along and drag-along rights, in certain circumstances. The rights described above apply only for so long as the investment funds associated with the applicable Sponsor maintain certain specified minimum levels of stockholdings in us.

        In addition, the Stockholders' Agreement limits the rights of the investment funds associated with or designated by the Sponsors that have invested in our common stock and our affiliates, subject to several exceptions, to own, manage, operate or control any of our "competitors" (as defined in the Stockholders' Agreement). The Stockholders' Agreement may be amended from time to time in the future to eliminate or modify these restrictions without the Corporation's consent.

Registration Rights Agreement

        The Corporation is also party to a registration rights agreement (the "Registration Rights Agreement") with investment funds associated with or designated by the Sponsors. The Registration Rights Agreement grants to certain of these investment funds the right to cause the Corporation, at its own expense, to use its best efforts to register such securities held by the investment funds for public resale, subject to certain limitations. The exercise of this right is limited to three requests by the group of investment funds associated with each Sponsor, except for registrations effected pursuant to Form S-3, which are unlimited, subject to certain limitations, if the Corporation is eligible to use Form S-3. The secondary offerings of the Corporation's common stock in June 2007 and March 2011 were effected pursuant to this Registration Rights Agreement. In the event the Corporation registers any of its common stock, these investment funds also have the right to require the Corporation to use its best efforts to include shares of common stock of the Corporation held by them, subject to certain limitations. The Registration Rights Agreement also provides for the Corporation to indemnify the applicable investment funds and their affiliates in connection with the registration of our securities.

Indemnification Agreements

        The Corporation, along with Hertz, is a party to customary indemnification agreements with the Sponsors and stockholders of the Corporation that are affiliated with the Sponsors, pursuant to which the Corporation and Hertz will indemnify the Sponsors, our stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

        The Corporation is a party to indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under the Corporation's By-Laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Financing Arrangements with Related Parties

        Affiliates of BAMLCP (which is one of the Sponsors), including Merrill Lynch, Bank of America, N.A. and certain of their affiliates (which are stockholders of the Corporation), have provided various investment and commercial banking and financial advisory services to us for which they have received customary fees and commissions. In addition, these parties have acted as agents, lenders, purchasers and/or underwriters to us under our respective financing arrangements, for which they have received customary fees, commissions, expenses and/or other compensation. More specifically, these parties have acted in the following capacities, or similar capacities, with respect to our financing arrangements: lenders and/or agents under the Senior Credit Facilities, the U.S. Fleet Financing Facility and certain of the U.S. Fleet Variable Funding Notes; purchasers and/or underwriters under the Senior Notes, the Senior Subordinated Notes and certain of the U.S. Fleet Medium Term Notes; and structuring advisors and/or agents under the ABS Program (as those terms are defined in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011). As of December 31, 2011 approximately $174 million of our outstanding debt was with related parties.

        Merrill Lynch, Pierce, Fenner & Smith Inc., an affiliate of BAMLCP, acts as the administrator of the Hertz Global Holdings, Inc. Stock Incentive Plan, which is described below. Merrill Lynch, Pierce, Fenner & Smith Inc. received approximately $20,000 from us for serving as the administrator for fiscal 2011.

        Merrill Lynch, an affiliate of BAMLCP, and certain of its affiliates engage in principal trading activity in our stock from time to time. In 2011, Merrill Lynch paid to us $57,592 for its "short-swing" profit liability resulting from its principal trading activity that is subject to recovery by us under Section 16 of the Securities Exchange Act of 1934, as amended.

Other Relationships

        In connection with our car and equipment rental businesses, we enter into millions of rental transactions every year involving millions of customers. In order to conduct those businesses, we also procure goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with the Sponsors or members of our Board. We believe that all such rental and procurement transactions have been conducted on an arms-length basis and involved terms no less favorable to us than those that we believe we would have obtained in the absence of such affiliation. It is our management's practice to bring to the attention of our Board any transaction, even if it arises in the ordinary course of business, in which our management believes that the terms being sought by transaction participants affiliated with the Sponsors or our directors would be less favorable to us than those to which we would agree absent such affiliation. For additional information regarding our transactions with companies of which certain of our independent directors are executive officers, see "—Board Independence."

 EXECUTIVE COMPENSATION

Named Executive Officers

        We refer to the following individuals as our "named executive officers":

  •
  Mark P. Frissora, who is our Chief Executive Officer ("CEO") and the Chairman of our Board;

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  Elyse Douglas, who is our Chief Financial Officer ("CFO") and one of our Executive Vice Presidents;

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  Scott Sider, who is our President, Vehicle Rental and Leasing, The Americas and one of our Executive Vice Presidents;

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  Michel Taride, who is our President, Hertz International and one of our Executive Vice Presidents;

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  J. Jeffrey Zimmerman, who is our General Counsel, Secretary and one of our Senior Vice Presidents; and

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  Michael J. Senackerib, who was our Chief Marketing Officer and one of our Senior Vice Presidents until his resignation on December 6, 2011.

        The named executive officers are our CEO and CFO, our three other most highly compensated executive officers, as compensation is determined under the SEC's rules as of December 31, 2011, and one additional individual.

Compensation Discussion and Analysis

Executive Summary

        For 2011, we reported record results. Worldwide revenues for fiscal 2011 were $8.3 billion, an increase of 9.7% over the prior year. Worldwide car rental revenues for the year increased 9.2% to $7.1 billion. Revenues from worldwide equipment rental for the year increased 13.0% to $1,209.5 million. Corporate EBITDA for 2011 was $1,389.5 million, an increase of 26.3% from 2010. Full year 2011 net income was $176.2 million or $0.40 per share on a diluted basis, compared with a net loss of $48.7 million, or $0.12 per share on a diluted basis, for 2010. Corporate EBITDA is a non-GAAP financial measure, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully defined in the agreements governing Hertz's senior credit facilities. For a further discussion of Corporate EBITDA and the manner in which our CN&G Committee uses Corporate EBITDA as a performance metric, see "Long-Term Equity Incentives—Performance Stock Units." We disclosed our Corporate EBITDA, as well as detailed reconciliations of this non-GAAP measure, in our quarterly earnings releases.

        We believe that a skilled and motivated team of senior executives is essential to building lasting stockholder value. We also understand that our senior executives are highly sought after. Therefore, we have structured our compensation programs to provide our named executive officers and other senior executives with levels of compensation that we believe are necessary to retain their services and to avoid the disruption and expense associated with unintended executive departures. Our short- and long-term incentive programs are also intended to reward our executives for performance measured against established goals that are important to us and to align our executives' interests with those of our stockholders.

        With respect to compensation for 2011, we implemented a number of measures intended to: (i) further align our compensation practices with our "pay-for-performance" compensation philosophy,

(ii) adapt our compensation structure to the current economic and strategic environment and (iii) reward positive operational and financial performance that we believe enhances stockholder value over time. Specifically:

  •
  As part of our general salary review, we increased all of our named executive officers' base salaries after an evaluation of each respective officer's performance in 2010 as well as the market compensation paid for comparable roles in the Survey Group in order to maintain internal pay equity among our named executive officers and competitiveness within the Survey Group.

  •
  Due to our strong operating performance in 2011, EICP awards and performance stock units were earned by our named executive officers in an amount that exceeded the targets established by the former Compensation Committee for these awards.

  •
  To further support our "pay-for-performance" philosophy, the former Compensation Committee granted Mr. Frissora the contingent right to receive 193,798 performance stock units. For these performance stock units to vest, the trailing average price of our common stock must equal or exceed $20 per share during any 20 day trading period occurring prior to March 2, 2016 and subject to Mr. Frissora's continued employment with the Corporation through the last to occur of either 3 years from the date of grant or when the performance conditions are satisfied. At date of grant, the Corporation's common stock price was $14.60.

  •
  In order to emphasize the achievement of longer-term results, we revised our approach to the awarding of performance stock units to our named executive officers by making achievement of target (100% payout) awards more difficult by using stretch goals that exceeded our business plan. As explained in more detail below, executive officers will have the ability to increase the performance stock unit awards if the operating results for the combined 2011-2012 years reach a higher performance level than the operating results for 2011. We believe that this change will drive better year-over-year operating results and increase the focus of management on long-term performance. We decided to continue our policy of awarding long-term equity through a mix of 50% stock options and 50% performance stock units to enhance alignment with stockholder returns and to instill accountability for long-term financial results.

  •
  We increased the amount of weight Economic Value Added, or "EVA®," contributes as a performance metric under the 2011 Executive Incentive Compensation Plan (or "EICP"), because we believe that EVA is a performance metric that is highly correlated with strong stockholder returns, reflecting our ability to earn profits in excess of our capital costs, and its use in our executive compensation program provides cost-effective benefits to our stockholders. We continued to use adjusted pre-tax income ("API") and revenue as EICP performance metrics because we feel that these metrics are important to our continued growth and profitability.

  •
  We revised strategic performance goals for our business units (Hertz Rent-A-Car Americas, Hertz Rent-A-Car International and Hertz Equipment Rental) to emphasize our most important factors for continued operational success. For Hertz Rent-A-Car Americas and Hertz Rent-A-Car International, our strategic goals were improving the competitiveness of the Hertz classic and Advantage brands, customer satisfaction and employee satisfaction. For Hertz Equipment Rental, the strategic performance goals focused on growth in certain specified equipment services, fleet efficiencies and employee satisfaction.

  •
  At our 2011 Annual Meeting, our stockholders expressed their approval of our compensation paid to our named executive officers. We received a 91% approval rate for the advisory vote on executive compensation, which we believe is a satisfactory approval rate.

Role of the Compensation, Nominating and Governance Committee in Setting Executive Compensation

        Our Compensation, Nominating and Governance Committee, which replaced our former Compensation Committee and Executive and Governance Committee on March 31, 2011, performs many of the functions formerly undertaken by our former Compensation Committee and Executive and Governance Committee. In this proxy statement, unless the context indicates otherwise, references to our "CN&G Committee" refer to our Compensation, Nominating and Governance Committee for periods on or subsequent to March 31, 2011 and our former Compensation Committee and Executive and Governance Committee, as appropriate, for periods prior to March 31, 2011.

        The CN&G Committee reviews and establishes the compensation structure for our senior executives. To assist it in doing so, the CN&G Committee has the authority to retain outside advisors as it deems appropriate. Since July 2008, the CN&G Committee has engaged Semler Brossy as its compensation consultant to provide advice and information at the CN&G Committee's request. Semler Brossy's main responsibilities include: (i) providing recommendations and criteria regarding our Survey Group (as defined below), (ii) reviewing and advising on total executive compensation, including base salaries, short- and long-term incentive programs and relevant performance goals, (iii) advising on industry trends, important legislation and best practices in executive compensation, (iv) advising on how to best align pay with performance and (v) assisting the CN&G Committee with any other matters related to executive compensation arrangements, including executive officer employment agreements. The CN&G Committee reviews our compensation programs in light of Semler Brossy's recommendations and adjusts compensation as the CN&G Committee sees fit. However, the decisions made by the CN&G Committee are the responsibility of the CN&G Committee, and may reflect factors other than the recommendations and information provided by Semler Brossy. Semler Brossy has neither been engaged by nor advised management on any non-executive compensation matters.

        In determining the appropriate levels of our compensation programs, our CEO provides input to the CN&G Committee on topics that he believes are important, such as the appropriate amount of base salary for named executive officers (other than himself), performance criteria, numerical performance goals and appropriate target performance levels. As part of this process, our CEO obtains data from and has discussions with our Chief Human Resources Officer. As described in more detail below, our CEO conducts performance reviews with respect to the other executive officers of the Corporation, the results of which may affect our executive officers' base salaries and annual bonus levels. In addition, the CN&G Committee regularly confers with the Lead Director when making compensation decisions. For additional information, see "—Chairman, Chief Executive Officer and Lead Director Positions." Our CN&G Committee may give weight to our CEO's and Lead Director's input in its discretion, but in all cases, the final determinations with respect to our compensation programs reside with the CN&G Committee or, if requested by the Board, in the case of our CEO, with the independent members of our Board.

Elements of our Compensation Programs

        Our compensation programs consist primarily of (i) base salary, (ii) annual performance-based incentive (cash) compensation, (iii) long-term equity incentive compensation and (iv) retirement benefits. We also provide our executives with limited perquisites, and we maintain severance arrangements that would provide our executives with additional compensation in the event of certain qualifying terminations of employment. In order to support our "pay-for-performance" compensation philosophy, a portion of our executive officers' compensation is delivered in the form of performance-dependent, short- and long-term incentive programs. Actual pay varies based upon our corporate performance, business unit performance and individual performance objectives, as more fully described below.

        When determining the appropriate levels of our compensation programs, we compare the compensation for our senior executives to the compensation of comparable positions at a group of companies (the "Survey Group"). The Survey Group was selected by the CN&G Committee in consultation with Semler Brossy. Because the number of our direct competitors in the global market is limited, we do not limit the Survey Group to only direct competitors in our industry, but also include similarly-sized companies that are in the consumer discretionary, consumer staples, industrials, materials and information technology—software and services sectors. These industries were selected because of the fact that successful companies within these industries frequently bear substantial similarities to the Corporation's business model, including that their businesses (i) are asset-intensive, (ii) require frequent customer contact and (iii) involve the need to maintain favorable brand recognition. Moreover, certain industries with substantially different pay practices, such as financial services, were specifically excluded. The companies in the Survey Group had annual revenues of approximately $6 to $13 billion, as compared to the Corporation's revenue of $8.3 billion. We include a relatively large number (60) of companies in the Survey Group, in part because we believe that doing so helps to reduce the influence of outliers. The data from the Survey Group is also size-adjusted using regression analysis, where appropriate, to account for the differences in revenue among Survey Group members. The following are the companies that comprise our Survey Group against which certain elements of our compensation programs, as more specifically described below, were compared to in 2011:

Air Products and Chemicals Inc.	Masco Corp.
Automatic Data Processing Inc.	McGraw-Hill Companies (The)
Avery Denison Corp.	MeadWestvaco Corp.
Ball Corp.	Monsanto Co.
BJ's Wholesale Club, Inc.	Mosaic Company (The)
Cablevision Systems Corp.	Navistar International Corp.
Campbell Soup Co.	Newmont Mining Corp.
Carnival Corp.	Norfolk Southern Corp.
CBS Corp.	Office Depot Inc.
CH Robinson Worldwide Inc.	Oshkosh Corp
ConAgra Foods Inc.	Owens-Illinois Inc.
CSX Corp.	Parker-Hannifin Corp.
Darden Restaurants Inc.	PPG Industries Inc.
Dean Foods Co.	Praxair Inc.
Eastman Kodak Co.	R.R. Donnelley & Sons Co.
Eaton Corp.	SAIC Inc.
eBay Inc.	Sherwin-Williams Co. (The)
Ecolab Inc.	Southwest Airlines Co.
Fortune Brands Inc.	Starbucks Corp.
Goodrich Corp.	Textron Inc.
Great Atlantic & Pacific Tea Co. Inc. (The)	Thomson-Reuters Corp.
Heinz (HJ) Co.	TRW Automotive Holdings Corp.
Hormel Foods Corp.	United States Steel Corp.
Huntsman Corp.	V. F. Corp.
ITT Corp.	Visa Inc.
Jacobs Engineering Group Inc.	Visteon Corp.
KBR Inc.	Waste Management Inc.
Kellogg Co.	Whole Foods Market Inc.
Lear Corp.	Yahoo! Inc.
Marriott International Inc.	YUM! Brands Inc.

        When making compensation decisions for our senior executives, our management and our CN&G Committee consider the compensation levels of the Survey Group, as well as industry factors, general business developments, corporate, business unit and individual performance and our overall "pay-for-performance" compensation philosophy. We typically review the base salaries, annual bonus levels and long-term equity awards of our named executive officers and other senior executives every 12 months, and we periodically (but not on a set schedule) review the other elements of their compensation.

Response to 2011 Advisory Vote on Executive Compensation

        In 2011, we conducted an advisory vote on executive compensation. This non-binding, advisory vote was supported by our stockholders as set forth below.

  •
  350,637,338 "For" votes, or approximately 91% of the total votes cast.

  •
  34,992,080 "Against" votes and 96,651 "Abstain" votes, or approximately 9% of the total votes cast.

  •
  11,651,466 "Broker Non-Votes", which were not counted in the calculation above.

        After reviewing the results of the vote, including our approval rate and general surveys of approval rates among a number of companies, our CN&G Committee determined that no changes to the compensation paid to our named executive officers was required as a direct result of the vote. As set forth in "—2012 Annual Cash Incentives (EICP)" and "—2012 Long-Term Equity Awards", our CN&G Committee is continually examining our compensation paid and compensation philosophies to best align the interests of our senior executives and our stockholders.

        The Board values the opinions of our stockholders and is committed to considering their opinions in making decisions. If any stockholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined in "—Stockholder Communications with the Board" set forth in this proxy statement.

Base Salary

        Base salaries are designed to attract and retain executive officers needed to run our business. Salaries are the basis for other performance-driven programs and retirement programs as discussed below. For the named executive officers, the CN&G Committee awards base salary increases after reviewing individual performance, conducting internal compensation comparisons and reviewing competitive market compensation in the Survey Group. For 2011, we generally tried to set base compensation for each of our senior executive officers between the 50th and 75th percentiles of the base compensation paid for comparable positions at the Survey Group, however, we take into account other factors such as an individual's prior experience, total mix of job responsibilities versus market comparables, internal equity, and individual performance when setting base salaries for our senior executive officers as more specifically described below. Accordingly, some of our senior executives' base salaries may exceed the 75th percentile for comparable positions within the Survey Group, while for others it may be below the 50th percentile.

        Our CN&G Committee makes base salary determinations in close consultation with our Lead Director and our CEO (except as to his own compensation). We also review base salaries upon promotion or other changes in job responsibility.

        As the result of our regular, cyclical review of annual base salaries in February 2011, the annual base salaries for our named executive officers were revised as reflected in the following chart.

Name	Initial Base Salary	Adjusted Base Salary
Mr. Frissora	$1,150,000	$1,200,000
Ms. Douglas	$545,000	$570,000
Mr. Sider	$500,000	$550,000
Mr. Taride(1)	$529,423	$571,773
Mr. Zimmerman	$425,000	$450,500
Mr. Senackerib	$390,000	$402,000

(1)
For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 12-month average rate of 1.604068.

        Below is a summary of the primary considerations our CN&G Committee (or Board, in the case of our CEO) took into account when determining whether, and to what extent, our named executive officers should receive a base salary increase in 2011:

  •
  Mr. Frissora's base salary was increased after considering the Corporation's 2010 operating performance and his continued success in managing our worldwide expansion in the car and equipment rental industry.

  •
  Ms. Douglas's base salary was increased after considering her performance in managing the Corporation's financial standing during an economic transition period and the fact that her base salary was below the median for her position, as compared to the Survey Group.

  •
  Mr. Sider's base salary was increased as part of his previous promotion to President, Vehicle Rental and Leasing, The Americas and his performance in assuming this role.

  •
  Mr. Taride's base salary was increased pursuant to an agreement providing for increased salary in exchange for Hertz Europe Limited no longer providing him with subsidized housing, as a result of a general increase for the members of our senior executive team and for his performance in managing our worldwide expansion as President of Hertz International.

  •
  Mr. Zimmerman's base salary was increased because of his performance in handling the Corporation's complex legal needs in 2010 and the fact that his previous salary was below the median for his position, as compared to the Survey Group.

  •
  Mr. Senackerib's base salary was increased as a result of a general increase for the members of our senior executive team.

Annual Cash Incentive Program (EICP)

  EICP Overview

        Our named executive officers' compensation includes an annual cash incentive, or EICP award. EICP awards are designed to reward the named executive officers for three performance factors: (i) overall corporate financial performance, (ii) business unit strategic performance, and (iii) individual performance. EICP awards are intended to align our executives' interests with those of our stockholders and reinforce our key strategic initiatives, while taking into account individual performance. EICP awards for 2011 were made to the named executive officers as detailed in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table below.

        EICP payments for 2011 were paid to our named executive officers under the Hertz Global Holdings, Inc. Senior Executive Bonus Plan ("Senior Executive Bonus Plan"). This plan was approved by our stockholders at the 2010 annual meeting of stockholders and compensation paid under such plan is designed to qualify as tax-deductible to us under Section 162(m) of the Internal Revenue Code (the "Code"). To qualify for such tax deductibility, the Senior Executive Bonus Plan limits the maximum cash incentive bonus payout for our CEO and other participants. The limit is 1% of our earnings before interest, taxes, depreciation and amortization ("EBITDA") for a performance period for our CEO and 0.5% of our EBITDA for a performance period for other participants. When determining the actual amount of cash incentive bonuses to be paid to our named executive officers, the CN&G Committee considers the factors as more specifically described below, but ultimately used its discretion to make the EICP awards pursuant to the Senior Executive Bonus Plan.

  How We Determined the 2011 EICP Awards

        In November 2010, our CN&G Committee, with the input of our CEO, CFO, Chief Human Resources Officer, Vice President of Global Compensation and Benefits, Semler Brossy and our other senior executive officers, approved the performance criteria to be used to determine annual bonuses for our named executive officers under our EICP for 2011, the relative weighting of those criteria and the variances for the threshold and high performance from the targets applicable to the corporate and business unit performance goals. In addition, for 2011, our CN&G Committee established a Target Award (explained under "Target Awards for 2011" below) for each named executive officer, which is a percentage of the named executive officer's base salary. EICP payments are determined based upon three performance factors, as follows: (i) our overall corporate financial performance, (ii) business unit strategic performance and (iii) individual performance.

        At the beginning of 2012, our CN&G Committee approved the EICP award payments for the named executive officers (other than the CEO), and recommended to the Board for approval the award payment for the CEO. To arrive at a payout number, the Target Award was multiplied by modifiers based on corporate financial performance (the "Corporate Performance Modifier"), business unit strategic performance, for individuals reporting to a particular business unit and the weighted average aggregate business unit performance for our CEO, CFO, General Counsel, former Chief Marketing Officer and, due to the CN&G Committee's discretion, the President of Hertz International (the "Business Unit Modifier"), and individual performance goals (the "Individual Performance Modifier"). The formula is illustrated below:

  Target Awards for 2011

        The Target Award for 2011 was a percentage of the named executive officer's base salary as of December 31, 2011. In general, the CN&G Committee attempts to set the aggregate total annual cash compensation (that is, Target Award and base salary) for all the executives between the 50th and 75th percentiles of annual cash compensation paid for comparable positions at the companies in the Survey Group. However, the CN&G Committee also takes into account the experience and historical performance of each particular executive when determining Target Awards.

        The 2011 Target Award as percentage of base salary and the named executive officers' base salary as of December 31, 2011 were as follows:

Named Executive Officer	Target Award as a % of Base Salary	Base Salary as of December 31, 2011	Target Awards
Mr. Frissora	150%	$1,200,000	$1,800,000
Ms. Douglas	80%	$570,000	$456,000
Mr. Sider	80%	$550,000	$440,000
Mr. Taride(1)	80%	$571,773	$457,418
Mr. Zimmerman	65%	$450,500	$292,825
Mr. Senackerib	65%	$402,000	$261,300

(1)
For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 12-month average rate of 1.604068.

  Corporate Performance Modifier for 2011

        The Corporate Performance Modifier, which is the same for each named executive officer, is determined in reference to financial performance targets selected by our CN&G Committee. For 2011, our CN&G Committee chose API, EVA and revenue as the financial performance criteria. The CN&G Committee determined that, for the 2011 EICP, API would be assigned a 40% weight, EVA would be assigned a 40% weight and revenue would be assigned a 20% weight. The CN&G Committee increased the weighting of EVA within the Corporate Performance Modifier from the 2010 EICP weighting because EVA is a metric which, in determining financial performance, takes into account both the expectations of stockholders and cost of capital, both of which are important factors in the operation and expansion of our business.

  API as a Corporate Performance Modifier Element

        API is an adjusted pre-tax income statistic equal to our income before purchase accounting charges, non-cash interest items, income taxes, minority interest, restructuring expenses, significant one-time items and non-cash "mark-to-market" income and expense. API is an operating statistic determined by reference to our financial statements, but is not calculated in accordance with GAAP. The CN&G Committee used API as a metric because it allows management to assess the operational performance of our business, exclusive of the items mentioned above that do not reflect our operating performance.

  EVA as a Corporate Performance Modifier Element

        The CN&G Committee continues to believe that EVA, and specifically EVA improvement, should be utilized in our EICP because it is a performance metric that is highly correlated with strong stockholder returns. EVA, unlike API and revenue, is a metric that has a primary emphasis on stockholder expectations of growth. EVA is calculated as net operating profit after taxes less a capital charge and is a registered trademark of Stern Stewart & Co. The CN&G Committee determined that because EVA represents the value created after all costs, including cost of capital, are met, its improvement should be encouraged. The CN&G Committee also determined that the utilization of EVA, and specifically EVA improvement, with its focus on return on capital investments relative to the cost of capital, is an effective means of evaluating and rewarding executive performance. In connection with using EVA as a performance metric, select individuals were provided intensive training on the EVA model by Stern Stewart & Co., electronic learning EVA modules were made available to over 4,000 managers and webinars and other resources were provided to EICP participants to help them reinforce and sustain their EVA training.

  Revenue as a Corporate Performance Modifier Element

        The CN&G Committee also determined that revenue should be used as a performance metric for the 2011 EICP because, as the economy continues to stabilize and improve relative to the last two fiscal years, revenue remains a strong indicator of how our Corporation is performing overall.

  How EICP Targets were Established

        The CN&G Committee also decided that as the economy improved, a return to annual performance targets for API and revenue would be appropriate. By adopting annual performance targets, our senior executive officers had incentives to focus on business goals for the entirety of 2011 and the need to assign weights to these metrics to account for the seasonality of our business, as our CN&G Committee had done in the past, was eliminated.

        With respect to each of the financial performance criteria, a threshold, target and high performance levels were determined by our CN&G Committee for 2011 based upon our business plan that reflects our targeted operating results for the fiscal year, in the case of API and revenue, and shareholder expectations of future growth and the Corporation's valuation in the case of EVA. The CN&G Committee had the discretion to modify financial performance criteria for unforeseen events in order to determine whether the targets were achieved and to reflect changes in our operations or business and any other one-time events which did not otherwise reflect our Corporation's performance. In addition, the CN&G Committee retained discretion to make adjustments to actual financial performance criteria results if exchange rate fluctuations skewed such results for the purposes of determining the payout. The CN&G Committee then compared our actual financial performance to our targeted financial performance (to the extent adjusted by the CN&G Committee) to determine the annual cash bonuses under our EICP.

  Calculation of the Corporate Performance Modifier—Targets and Results

        We disclosed our actual API, as well as detailed reconciliations of this non-GAAP measure, in our quarterly earnings releases. Annual threshold, target and high performance API levels were determined by the CN&G Committee using the same formula reflected in these quarterly earnings releases.

        As explained above, EVA is calculated as net operating profit after taxes less a capital charge, the latter being the product of our cost of capital and the amount of capital employed in our business. We determine net operating profit after taxes as API plus purchase accounting, but we exclude non-fleet interest and the finance portion of our pension expense. In order to account for taxes, we multiply this amount by .65, which is 1 minus the marginal tax rate of 35%. In order to determine the capital charge, we multiply our cost of capital by an amount equal to (i) average equity, plus (ii) average non-fleet debt, plus (iii) average deferred taxes, plus (iv) the adjustments set forth in the following paragraph.

        For 2011, when calculating the capital charge figure, (i) our cost of capital was 10.2%, (ii) non-fleet debt equaled our average "Corporate Debt" as defined in our periodic reports on Forms 10-Q and 10-K less 73.5% of the net book value of Hertz Equipment Rental Corporation rental fleet (this figure we deemed to be covered by fleet debt for our EVA calculation) and (iii) we took the following special adjustments into account: (a) adjustments between pretax and adjusted pretax with the exception of non-cash interest and purchase accounting were capitalized and multiplied by 1 minus our marginal tax rate of 35% and (b) any difference between cash operating taxes and economic taxes.

        For the purposes of the preceding sentence, cash operating taxes are equal to cash taxes paid plus the tax benefit from the interest expense associated with corporate debt plus taxes saved (paid) due to non-recurring losses (gains). In addition, economic taxes are equal to API, plus purchase accounting, excluding non-fleet interest and the finance portion of our pension expense plus purchase accounting, multiplied by a marginal tax rate of 35%. The CN&G Committee at the end of each year approves the calculation of EVA results for the year and the EVA change from the previous year.

        For financial performance criteria, linear interpolation was used to determine the multiplier for results that were between the threshold and target and target and high performance level. However, for API and revenue, if our performance had exceeded the high performance level, then the slope of the payout curve above the high performance level would have been half of the slope of the payout curve between the threshold and high performance level, and for EVA, if our performance level had exceeded the high performance level, the slope of the payout curve above the high performance level would have been equal to the slope of the curve between the threshold and high performance level. There are no caps on the EICP awards, but the overall payouts are subject to the limits discussed in "Annual Cash Incentive Program (EICP)—EICP Overview."

        The following were the fiscal 2011 financial performance criteria targets set by the CN&G Committee and our disclosed actual performance as compared to such targets (dollars in millions):

2011 Corporate Performance Modifier

	API (40% Weight)	Revenue (20% Weight)	EVA(1) (40% Weight)
Threshold(2)	$472.7	$7,129.0	$(68.0)

Target = 100% Multiplier	$525.2	$7,921.1	$82.0

High Performance Level(3)	$604.0	$9,109.2	$232.0

Actual Results	$680.5	$8,298.4	$162.0

Payout Factor	189.1%	119.1%	153.3%

Total Modifier		160.8%

(1)
The EVA figures in the above table represent, for Threshold a decrease of EVA by $68 million, for Target an improvement of EVA by $82 million and for the High Performance Level an improvement of EVA by $232 million.

(2)
Any API or revenue results that equal the Threshold receive a 60% multiplier. Any EVA results that equal the Threshold receive a 0% multiplier.

(3)
Any API or revenue results that equal the High Performance Level receive a 160% multiplier. Any EVA results that equal the High Performance Level receive a 200% multiplier.

  Business Unit Modifier for 2011

        Based upon management's recommendation, our CN&G Committee determined that, for 2011, it was important to continue to incentivize management to achieve strategic initiatives for our Hertz Rent-A-Car Americas, Hertz Rent-A-Car International and Hertz Equipment Rental business units. With the exception of Mr. Taride, executive officers reporting to a specific business unit had their EICP awards adjusted by the Business Unit Modifier relating to their specific business unit. Executive officers in our corporate centers had their EICP awards adjusted by a weighted average of the Business Unit Modifiers, as follows: Hertz Rent-A-Car Americas: 50%, Hertz Rent-A-Car International: 25% and Hertz Equipment Rental: 25%.

        For 2011, the CN&G Committee, in the case of Hertz Rent-A-Car Americas, increased the number of strategic modifiers and in the case of Hertz Rent-A-Car International, and Hertz Equipment Rental, decreased the number of strategic modifiers to better align and emphasize the goals of each individual business unit with the goals of the Corporation. In addition, the CN&G Committee departed from subjectively determining the Business Unit Modifier based on its assessment of whether the strategic objectives had been met. Instead, the CN&G Committee determined a target for each strategic objective and then measured the results against the target to determine an objective, statistically-derived performance figure resulting in a specified payout. However, the CN&G Committee could still use its discretion to modify the Business Unit Modifiers if required due to unusual or otherwise unanticipated events. The Target Award for each individual, as modified by the Corporate Performance Modifier

(discussed under "Corporate Performance Modifier for 2011" above), was then multiplied by his or her respective Business Unit Modifier, which could have ranged from 75% to 125%.

        For the Hertz Rent-A-Car Americas and Hertz Rent-A-Car International business units, the strategic goals approved by our CN&G Committee were improving the competitiveness of the Hertz classic and Advantage brands, customer satisfaction and employee satisfaction. Each strategic goal was weighted at 33 1/3% of the overall score. To measure the competitiveness of the Hertz classic and Advantage brands, we measured airport market share for the combined Hertz and Advantage brands (where available) against market share for the prior year. Customer satisfaction was by reference to the change in the Net Promoter Score, a customer loyalty metric developed by (and a registered trademark of) Fred Reichheld, Bain & Company, and Satmetrix. Employee satisfaction was measured through an internal employee pulse survey score.

        For 2011, the CN&G Committee determined that, pursuant to the payout guidelines described above, the Business Unit Modifiers for the Hertz Rent-A-Car Americas and Hertz Rent-A-Car International were as follows:

  •
  For Hertz Rent-A-Car Americas, (i) the target for brand competitiveness was an increase of 0.3% and the business unit recorded a decrease of 1.0%, resulting in a below-target payout of 75%; (ii) the target for customer satisfaction was an increase of 1% and the business unit achieved an increase of 3.9%, resulting in a payout of 116.8%; and (iii) the target for employee satisfaction was an increase of 0.05 and the business unit achieved an increase of 0.23, resulting in a payout of 125%. The total Business Unit Modifier for Hertz Rent-A-Car Americas was 105.6%.

  •
  For Hertz Rent-A-Car International, (i) the target for brand competitiveness was an increase of 0.3% and the business unit achieved an increase of 0.9%, resulting in a payout of 113%; (ii) the target for customer satisfaction was an increase of 1% and the business unit achieved an increase of 4.4%, resulting in a payout of 120.5%; and (iii) the target for employee satisfaction was an increase of 0.05 and the business unit achieved an increase of 0.23, resulting in a payout of 125%. The total Business Unit Modifier for Hertz Rent-A-Car International was 119.5%.

        For the Hertz Equipment Rental business unit, the strategic goals approved by our CN&G Committee were: growth in industrial, pump and power and Hertz entertainment services, fleet efficiencies and employee satisfaction. Each strategic goal was weighted at 33 1/3% of the overall score. To measure growth in industrial, pump and power and Hertz entertainment services, we compared growth in these segments to the growth anticipated in our business plan. Fleet efficiencies were measured in relation to the utilization of equipment. Employee satisfaction was measured through an internal employee pulse survey score.

        For 2011, the CN&G Committee determined that, pursuant to the payout guidelines described above, the Business Unit Modifier for Hertz Equipment Rental was as follows:

  •
  Overall, (i) the target for the growth in industrial, pump and power and Hertz entertainment services strategic goal was growth in line with our strategic plan and the business unit achieved growth of 23%, resulting in a payout of 105.6%; (ii) the target fleet efficiency was 63% and actual fleet efficiency was 62.1%, resulting in a below-target payout of 97%; and (iii) the target payout for the employee satisfaction strategic goal was an increase of 0.05 and the business unit achieved an increase of 0.09, resulting in a payout of 108%. The total Business Unit Modifier for Hertz Equipment Rental was 103.5%.

    The Corporate-weighted Business Unit Modifier was determined as follows:

Business Unit	Business Unit Modifier	Weight for Corporate Business Unit Modifier

Hertz Rent-A-Car Americas	105.6%	50%

Hertz Rent-A-Car International	119.5%	25%

Hertz Equipment Rental	103.5%	25%

Corporate (Weighted Average)	108.6%	N/A

        Below is a chart that indicates, for each named executive officer, the business unit to which each executive officer reports and the Business Unit Modifier for the business unit:

Named Executive Officer	Business Unit	Business Unit Modifier

Mr. Frissora	Corporate-weighted average of business units	108.6%

Ms. Douglas	Corporate-weighted average of business units	108.6%

Mr. Sider	Hertz Rent-A-Car Americas	105.6%

Mr. Taride(1)	Corporate-weighted average of business units	108.6%

Mr. Zimmerman	Corporate-weighted average of business units	108.6%

Mr. Senackerib	Corporate-weighted average of business units	108.6%

(1)
The CN&G Committee used its discretion, based on the results of the European division of the Hertz Rent-A-Car Intentional business unit, to use the Corporate-weighted average of the business units rather than the Hertz Rent-A-Car International Business Unit Modifier to better reflect the performance of the areas for which Mr. Taride is primarily responsible. As a result, Mr. Taride's Business Unit Modifier was reduced from 119.5% to 108.6%.

  Individual Performance Modifier for 2011

        Annually, each named executive officer's performance (other than Mr. Frissora, our CEO) is subjectively evaluated by Mr. Frissora using performance factors established earlier in the year by Mr. Frissora in consultation with each named executive officer. At the end of 2011, Mr. Frissora recommended to the CN&G Committee for its approval an Individual Performance Modifier for each of our named executive officers based on this evaluation. Each of our named executive officer's Target Award (as modified by the Corporate Performance Modifier and the Business Unit Modifier discussed above) was then multiplied by his or her Individual Performance Modifier, which could have ranged from 0% to 150%. Our Board provided the CN&G Committee with a subjective evaluation of our CEO's performance after reviewing Mr. Frissora's self-assessment (facilitated by our Lead Director) and the CN&G Committee approved his Individual Performance Modifier and reported its findings to the Board. Mr. Frissora's Target Award (as modified by the Corporate Performance Modifier and the Business Unit Modifier discussed above) was then multiplied by his Individual Performance Modifier, which could have ranged from 0% to 150%. The CN&G Committee used its discretion in approving the Individual Performance Modifier, placing primary emphasis on our CEO's individual review of our named executive officers and the Board's review of our CEO.

  2011 EICP Awards

        The chart below shows how each named executive officer's 2011 EICP award was calculated. Other than with respect to Mr. Taride's Business Unit Modifier, the CN&G Committee did not use its discretion to modify any EICP awards paid to our named executive officers.

Named Executive Officer	Target Award		Corporate Performance Modifier		Business Unit Modifier		Individual Performance Modifier		Payout

Mr. Frissora	$1,800,000		160.8%		108.6%		112%		$3,520,517

Ms. Douglas	$456,000		160.8%		108.6%		106%		$844,086

Mr. Sider	$440,000	X	160.8%	X	105.6%	X	106%	=	$791,970

Mr. Taride(1)	$457,418		160.8%		108.6%		106%		$846,711

Mr. Zimmerman	$292,825		160.8%		108.6%		106%		$542,039

Mr. Senackerib	$261,300		160.8%		108.6%		100%		$456,305

(1)
For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 12-month average rate of 1.604068.

  2012 Annual Cash Incentives (EICP)

        For 2012, the CN&G Committee engaged its compensation consultant to analyze potential improvements to the EICP. Semler Brossy presented its findings to the CN&G Committee. Based on management's recommendations, and Semler Brossy's subsequent input, our CN&G Committee determined that performance targets for 2012 should continue to emphasize our Corporation's financial results to ensure strong alignment of management's interests with stockholders' interests. The CN&G Committee determined that API, revenue and EVA continue to be appropriate performance metrics on the basis of its belief that rewarding superior achievement in these areas directly increases stockholder value and did not make any changes with respect to the weighting of API, EVA and revenue for 2012. Therefore, the EICP in 2012 will continue to be weighted 40% on API, 40% on EVA and 20% on revenue. In addition, the CN&G Committee believes that annual measurements of such metrics are appropriate and will continue to use the fiscal year as the measurement period.

        The business unit performance goals approved by our CN&G Committee for 2012 are substantially the same as in 2011 and, for the business unit leaders of the Hertz Rent-A-Car Americas and Hertz Rent-A-Car International business units, focus on improving the competitiveness of the Hertz classic and Advantage brands, customer satisfaction and employee satisfaction and, for the business unit leaders of Hertz Equipment Rental, focus on growth in industrial, pump and power and Hertz entertainment services, fleet efficiencies and employee satisfaction. Each performance goal for the applicable business unit will continue to be weighted at 33 1/3% of the overall Business Unit Modifier. Executives in our corporate centers will receive an adjustment to their EICP award bonus based upon a weighted average of the modifiers for the three business units (Hertz Rent-A-Car Americas: 50%, Hertz Rent-A-Car International: 25% and Hertz Equipment Rental: 25%).

Long-Term Equity Incentives

        Long-term incentive compensation comprises a significant part of our total compensation for senior executives and in 2011 was awarded under the 2008 Omnibus Plan. Under the 2008 Omnibus Plan, the CN&G Committee has the flexibility to make equity awards, including time- and performance-based awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock units and deferred stock units. The plan also permits us to settle awards in shares or cash. 16,953,010 shares of stock are available for awards under the 2008 Omnibus Plan as of March 30, 2012.

        In 2011, the CN&G Committee reaffirmed its approach to long-term awards and continued to grant equity awards comprised of 50% stock options and 50% performance stock units. The CN&G Committee chose a balance of stock options and performance stock units to enhance stockholder alignment, create wealth and instill accountability for long-term results. The stock options and performance stock units granted to or earned by all of our named executive officers who received awards in 2011 were intended to bring their long-term incentive compensation to the 75th percentile of that paid to executives in comparable positions at the Survey Group given that the awards will only provide value to executives if there is commensurate stock price and/or financial performance. However, we take into account other factors such as an individual's prior experience, tenure, and individual and company performance when setting long-term equity awards for our senior executive officers. Accordingly, some of our senior executives' long-term equity awards may exceed the 75th percentile for comparable positions within the Survey Group, while for others it may be below the 75th percentile.

  Stock Options

        In March 2011, we awarded stock options under our 2008 Omnibus Plan to our named executive officers as part of their yearly long-term incentive award. The number of options awarded to each of our named executive officers is listed in the "2011 Grants of Plan-Based Awards" table. The stock options granted in March 2011 vest in four equal (i.e., 25%) annual installments on the first through fourth anniversaries of the date of grant. The CN&G Committee determined that awarding long-term equity awards comprised of 50% stock options was appropriate because stock options are an ideal vehicle to enhance stockholder alignment, while helping retain management through the vesting period. In general, vesting of options requires continued employment and is not subject to the award process as discussed in "—Performance Stock Units" below.

  Performance Stock Units

        In March 2011, we granted performance stock units under our 2008 Omnibus Plan to our named executive officers as part of their yearly long-term incentive award. Performance stock units represent the right to receive a share of our common stock if certain performance goals are achieved and time periods have passed. The CN&G Committee determined that awarding long-term equity awards comprised of 50% performance stock units was appropriate because performance stock units directly encourage management to improve and enhance our financial performance, while helping retain management through the vesting period. In general, earning performance stock units requires continued employment. The performance goal established by the CN&G Committee for the performance stock units earned in 2011 was Corporate EBITDA. Corporate EBITDA means "EBITDA" as that term is defined under Hertz's senior credit facilities, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully defined in the agreements governing Hertz's senior credit facilities. We disclosed our Corporate EBITDA, as well as detailed reconciliations of this non-GAAP measure, in our quarterly earnings releases, and have indicated in the charts below the extent to which the CN&G Committee used its discretion to modify the actual results disclosed in our quarterly earnings releases. Corporate EBITDA was chosen as a performance metric for the performance stock units because we feel it is useful as an operating performance and liquidity metric for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, and it is one of the primary metrics we use to facilitate our analysis of investment decisions, profitability and performance trends.

        For 2011, the CN&G Committee reassessed its approach to long-term equity awards to incorporate a longer-term focus. In 2010, long-term equity awards were based solely on 2010 Corporate EBIDTA, as modified by the CN&G Committee. However, the CN&G Committee believed that modifying the plan to incorporate longer-term performance measures would be beneficial to the Corporation by encouraging increased senior management performance over more than just one year.

        In order for the senior executives to earn target (100%) awards for 2011, they would have to meet higher Corporate EBITDA targets than those used in the business plan. However, to account for the heightened difficulty in achieving such increased targets, the CN&G Committee adopted a design allowing for a two-year Corporate EBITDA measurement (both 2011 and 2012) in the event that the senior executives do not reach the maximum performance level in 2011. Accordingly, if the senior executives did not reach the maximum Corporate EBITDA goals in 2011, they would still have the opportunity to do so by achieving results in 2012 which would meet the two-year maximum performance goal. As a result, the senior executives are incentivized both on the 2011 Corporate EBITDA results and the combined Corporate EBITDA results for 2011 and 2012.

        The CN&G Committee established threshold (below which no performance stock units would vest), 80% level, target and maximum Corporate EBITDA metrics, which were determined by the CN&G Committee using the same formula reflected in our quarterly earnings releases. The CN&G Committee had the discretion to modify our actual Corporate EBITDA for unforeseen events in order to determine whether the Corporate EBITDA targets were achieved and to reflect changes in our operations and our business. For 2011 Corporate EBITDA, the threshold amount (50% payout) was set as 90% of the business plan and the 80% payout level was for achievement of 100% of the business plan for 2011. The target, or 100%, payout would be achieved if the stretch plan was achieved, with the maximum, 150% payout set as 125% achievement of the business plan. For two-year Corporate EBITDA, the threshold amount (50% payout) was set as 90% achievement of 2011 and 2012 business plans. The target, or 100% payout was set as 100% of the combined 2011 and 2012 business plans, with the maximum, 150% payout set at the combined achievement of the 2011 and 2012 stretch plans.

        The amount of performance stock units eligible to vest would vary based upon actual performance as follows:

Performance vs. Payout Matrix
	2011 Corporate EBITDA	2011-2012 Corporate EBITDA	Payout
Threshold	$1,142 million	$2,501 million	50% payout (no payout below threshold)
80% Level	$1,269 million	$2,668 million	80% payout
Target	$1,389 million	$2,779 million	100% payout
Maximum	$1,586 million	$3,079 million	150% payout

        With respect to each of 2011 results and combined 2011 and 2012 results, straight line interpolation is used to determine the payout for Corporate EBITDA results that are between the various levels.

        Actual Corporate EBITDA for 2011 was $1,389.5 million, resulting in the named executive officers becoming eligible to receive 100.1% of the performance stock units eligible to be earned for 2011.

        Of this amount, 25% of the award earned in 2011 vested on the first anniversary of the grant date for the named executive officers. An additional 25% of the award will vest on the second anniversary of the grant date and the remaining 50% of each award will vest on the third anniversary of the grant date, if the named executive officer is still an employee on each of these dates. Each senior executive may earn more than 100.1% if Corporate EBIDTA achieves a performance level exceeding 100.1% as measured under the two-year (2011 and 2012) plan. A summary of the performance stock units that our named executive officers received in 2011 can be found in the "2011 Grants of Plan Based Awards" table.

  Other Equity Grants in 2011

        On March 1, 2011, the CN&G Committee, after consideration of Mr. Frissora's performance in 2010 and to drive better operating results for the Corporation, granted Mr. Frissora the contingent right to receive 193,798 performance stock units. For these performance stock units to vest, the 20 trading day trailing average price of our common stock must equal or exceed $20 per share by March 2, 2016. Vesting is also contingent on Mr. Frissora's continued employment with us through the last to occur of either the third anniversary of the date of grant (March 1, 2014) or the date upon which the performance criterion above is satisfied. As of the date of grant, the Corporation's common stock price was $14.60.

  2012 Long-Term Equity Awards

        In February 2012, the CN&G Committee reassessed the structure and balance of equity grants used in the Corporation's Long-Term Incentive Plan. Specifically, the CN&G Committee reviewed the use and mix of performance stock units as well as options, and considered whether, in light of the Corporation's historical operating performance, future performance and market factors, changes were required. After consideration of various award alternatives and in consultation with Semler Brossy, the CN&G Committee revised the Long-Term Incentive Plan to consist of 60% performance stock units and 40% price-vested stock units for 2012.

        With respect to the performance stock units, the general terms of the grants and awards will not change except for the vesting schedule as described below. Accordingly, for the award of performance stock units in 2012, the CN&G Committee will use a design that incorporates 2012 Corporate EBITDA targets and combined 2012-2013 Corporate EBITDA targets in the event that the senior executives do not reach the maximum performance level in 2012. The CN&G Committee reviewed the Corporation's experience with the performance stock units and believed that increasing the weighting in the Long-Term Incentive Plan of such units would result in appropriate focus on shareholder returns relative to compensation paid.

        In addition, future awards of performance stock units will vest over three years at 33 1/3% per year, rather than the 25%/25%/50% three-year vesting schedule used during the previous plan years. The CN&G Committee believes that using this revised vesting schedule will result in increased retention because, in tandem with the price-vested stock units described below, a higher percentage of the 2012 equity awards (compared to the 2011 equity awards) will be vested in years three and four from the grant date, as set forth under the revised vesting schedule described below.

        With respect to the balance of the equity grants under the Long-Term Incentive Plan, the CN&G Committee replaced options that vested pro rata over four years with price-vested stock units that vest 50% after three years and 50% after four years, as further described below. The CN&G Committee believed that, due to the accounting expense related to stock options based on the Corporation's historical operating performance and the overall structure of the awards, transitioning from options to price-vested stock units would better align senior executive performance with shareholder returns.

        To achieve vesting of the price-vested stock units, the senior executives must achieve certain common stock price targets at the end of the applicable measurement periods. The grant price will be the 20-trading day trailing average stock price ending on and including the date of grant. For 50% of the award to completely vest, the average price of the common stock must increase 15% or more from the grant date price over the trailing 20-trading day period ending on and including the third anniversary date of the grant. For the remaining 50% of the award to completely vest, the average price of the common stock must increase 25% or more from the grant date price over the trailing 20-trading day period ending on and including the fourth anniversary date of the grant. Should the senior executives completely satisfy the stock price increase targets, the award will vest three years and four years from the grant date, respectively, subject to continued service by the executives until such times. In the event that the senior executives do not meet the stated 20-trading day trailing price goals as set forth above, the price-vested stock units will proportionally vest, if at all, based on the increase in our common stock price, as measured by the 20-trading day trailing average stock price at the end of each respective measurement period versus the grant date price, and subject to continued service by the executives through such period. Overall, the CN&G Committee believes that this award structure, based on the Corporation's current competitive position, will result in increased retention and drive increased stock performance over a longer period of time.

        Assuming that the senior executive met all applicable performance measures under the Long-Term Incentive Plan, the below chart illustrates the revised vesting schedule for 2012.

Vesting Schedule for Grants Made Under 2011 LTIP
Year	2012	2013	2014	2015
PSUs	25%	25%	50%	—
Options	25%	25%	25%	25%

Vesting Schedule for Grants Made Under 2012 LTIP
Year	2013	2014	2015	2016
PSUs	33 1/3%	33 1/3%	33 1/3%	—
PVUs	—	—	50%	50%

Policies On Timing of Equity Awards

        It is our policy not to issue equity awards with a grant date that occurs during regularly scheduled periods in which we have prohibited trading in our common stock by our executives pursuant to our stock trading policy (such as in the period leading up to a quarterly earnings release). It is our policy not to grant equity awards with effect from, or with an exercise price based on market conditions as they existed on, any date prior to the date on which the party in which granting authority is vested (typically our CN&G Committee, our Board, or our CEO) takes formal action to grant them or such later grant date as may be specified. It is our policy to promptly document any equity awards that we make; we would normally regard documenting to be prompt if we were to communicate the terms of the awards to their recipients, and to obtain signed award agreements governing the grants back from them, within one month of the date formal action is taken to issue them.

Stock Ownership Guidelines

        In May 2010, our Board adopted stock ownership guidelines for our executive officers and non-employee directors other than directors designated by our Sponsors. The guidelines contain customary terms and conditions and establish the following target ownership levels:

  •
  Equity equal to five times salary for our CEO;

  •
  Equity equal to three times salary for our CFO and business unit heads;

  •
  Equity equal to one times salary for our other senior executives; and

  •
  Equity equal to three times annual cash retainer for non-employee directors.

        Executive officers and non-employee directors have five years to reach the target ownership levels. Officers subject to the guidelines are permitted to count towards the target ownership levels shares owned outright or in trust, shares owned through our Employee Stock Purchase Plan, the approximate after-tax value of unvested restricted stock units (i.e., 50% of unvested restricted stock units) and the approximate after-tax value of performance stock units if the performance criteria has been met, even if the service requirement has not been met (i.e., 50% of performance stock units if performance criteria is met). Non-employee directors subject to the guidelines are permitted to count towards the target ownership levels shares owned outright or in trust and the approximate after-tax value of phantom shares (i.e., 50% of phantom shares).

Hedging Policy

        Pursuant to our written policy regarding trading in the Corporation's securities, senior executives are strongly discouraged from entering into any type of arrangement, contract or transaction which has the effect of hedging the value of our common stock. Any executive wishing to enter into hedging transaction must receive an exemption or otherwise clear the transaction with the Corporation's legal department two weeks before entering into the transaction and provide a justification as to the proposed transaction. Section 16 insiders must submit a request for pre-clearance of any hedging transaction to the Corporation's legal department at least one business day in advance of the proposed transaction. The Corporation's legal department will not approve any hedging transactions proposed to be made by a Section 16 insider without first obtaining the approval of the Chair of the CN&G Committee.

Retirement Benefits

        We maintain retirement and savings plans for our named executive officers and other senior executives and key employees, as well as for our employees generally. Two of these plans are tax-qualified and are broadly available to our employees. In addition, we maintain three non-qualified, unfunded pension plans for certain of our U.S.-based executives, including our named executive officers. These three plans are the Hertz Corporation Supplemental Retirement and Savings Plan, or "SERP" (which no named executive officer participates in), the Hertz Corporation Benefit Equalization Plan, or "BEP," and the Hertz Corporation Supplemental Executive Retirement Plan, or "SERP II." We believe these plans promote retention of our key executives and other participants by providing a reasonable level of retirement income reflecting their careers with us. We believe such plans are customary in the industries in which we operate, although we did not in 2011 conduct a formal review of the comparability of the terms of these plans with our Survey Group. We generally have not considered these benefits when setting base salary and annual bonus amounts. The material terms of these plans are summarized below under "—Pension Benefits."

        We also maintain a post-retirement assigned car benefit plan under which we provide certain executives who, at the time of retirement, are at least 58 years old and have been an employee of the Corporation for at least 20 years, with a car from our fleet and insurance on the car for the participant's benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever occurs last. As of December 31, 2011, Messrs. Taride and Sider had satisfied the minimum service, but not the minimum age, requirement and Messrs. Frissora and Zimmerman and Ms. Douglas had satisfied neither the minimum service nor the minimum age requirement. Mr. Senackerib did not qualify for this benefit at the time of his resignation.

Perquisite Policy

        We provide perquisites and other personal benefits to our named executive officers that we and our CN&G Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The named executive officers are provided use of company- or third party manufacturer-provided cars, financial planning and tax preparation assistance, annual physicals and, in the case of Mr. Frissora, a country club membership. We also maintain a relocation policy that provides for the payment of relocation expenses in certain instances. In addition, our CEO, for security purposes, uses corporate aircraft for personal and business related air travel and is provided with the services of a driver trained in evasive driving techniques employed by us. We also provide Mr. Taride with a housing arrangement pursuant to the agreement described below. Attributed costs of these personal benefits for the named executive officers for the fiscal year ended December 31, 2011 are included in the "All Other Compensation" column of the

Summary Compensation Table. The CN&G Committee periodically reviews our perquisite policies as required. We generally have not considered these perquisites when setting base salary and annual bonus amounts.

        We use corporate aircraft for the purpose of encouraging and facilitating business travel by our senior executives (primarily our CEO) and directors, generally for travel in the United States and, less frequently, internationally. The pilots who fly our aircraft are our salaried employees. Under our aircraft policy, our CEO uses our aircraft for travel. We believe that this policy provides several business benefits to us. Our policy is intended to facilitate our CEO's access to our locations around the world and maximize his time available for our business. In addition, our policy is intended to ensure the personal safety of our CEO, who maintains a significant public role as the leader of our Corporation. The methodology that we use to value personal use of our aircraft as a perquisite, as reported in footnotes to the Summary Compensation Table, calculates the incremental cost to us of providing the benefits based on the actual cost of fuel, crew expenses, on-board catering and other, small variable costs. Because we use aircraft primarily for business travel, this valuation methodology excludes fixed costs which do not change based on usage, such as pilots' salaries, purchase cost of the aircraft and fixed maintenance costs. In 2011, the CN&G Committee reviewed and evaluated the use of our corporate aircraft. Through using a productivity model, CN&G Committee determined that our 2010 corporate aircraft use resulted in productivity and cost savings exceeding the expense associated with such corporate aircraft usage.

Housing Arrangements with Mr. Taride

        In August 2006, Hertz Europe Limited, an indirect wholly owned subsidiary of Hertz that employs Mr. Taride, entered into an agreement with Mr. Taride regarding the provision of living accommodations for Mr. Taride and his family (the "2006 Agreement"). Pursuant to the 2006 Agreement, Hertz Europe Limited purchased a property in London for a purchase price of £2.3 million, made an estimated £100,000 in improvements to it and paid all fees associated with the purchase. The 2006 Agreement provided that the property would be made available to Mr. Taride and his family rent-free for an initial period through June 2011.

        In July 2011, Hertz Europe Limited entered into a revised agreement with Mr. Taride regarding the provision of housing which superseded the 2006 Agreement to provide living accommodations for Mr. Taride and his family beyond June 2011. Pursuant to the 2011 Agreement, Mr. Taride and his family will continue to have access to the same house through June 2015, however, Mr. Taride will be responsible for a portion of the £130,000 (approximately $201,500 at the then-current exchange rate of 1.55 £/$) annual market-based rent as follows:

  •
  10% from July 2011 through June 2012;

  •
  30% from July 2012 through June 2013;

  •
  50% from July 2013 through June 2014; and

  •
  70% from July 2014 through June 2015.

        In addition, through June 2015, Mr. Taride has the option to purchase the property from Hertz Europe Limited at its then appraised fair market value, minus one-third of any increase in its value from its current fair market value of £3.5 million (approximately $5.4 million at the then-current exchange rate of 1.55). Hertz Europe Limited will reimburse Mr. Taride's income tax liability for the subsidized rent to June 2015 or until the property is purchased by Mr. Taride.

Employment and Severance Arrangements

        We have entered into change in control agreements ("Change in Control Agreements") covering all of our named executive officers, other than Mr. Frissora, whose employment agreement provides severance (described in "—Employment and Change in Control Agreements—Employment Agreement with Mark P. Frissora"), and we have adopted a severance plan. In connection with our entry into these arrangements, our CN&G Committee received advice from its compensation consultant at that time, Frederic W. Cook & Co., Inc., as to market practices for these arrangements among what we then determined to be a peer group of companies. In adopting these arrangements, it was our intention to provide our named executive officers with severance arrangements that they would view as appropriate in light of their existing arrangements, while at the same time not exceeding, to the maximum extent practicable, the terms of arrangements provided by our peer companies.

        These arrangements consist of (i) individual Change in Control Agreements with Messrs. Taride, Zimmerman and Senackerib and Ms. Douglas, and (ii) a severance plan (the "Severance Plan for Senior Executives"). Prior to entering into these arrangements, Mr. Taride had been party to change in control agreements with Hertz and Ford. The purpose of the individual Change in Control Agreements is to provide payments and benefits to the covered executives in the event of certain qualifying terminations of their employment following a change in control of us, and the purpose of the Severance Plan for Senior Executives is to provide payments and benefits to the covered executives in the event of certain other qualifying terminations of their employment. The terms of the Change in Control Agreements and Severance Plan for Senior Executives are described in "—Employment and Change in Control Agreements."

        The Change in Control Agreements are "double trigger" agreements, meaning that any payments and benefits are paid only if (i) there is a change in control and (ii) the covered executive is terminated by us without "cause" or by the covered executive with "good reason" (as those terms are defined in the Change in Control Agreement), in either case within two years following the change in control. We believe this "double trigger" approach is appropriate because it enhances retention following a change in control and a change in control may require the continued services of an executive officer without a change in that officer's position, role or compensation opportunities. Furthermore, the "double trigger" provisions of the Change in Control Agreements are intended to motivate the covered executives to remain with us, or any successor to us, in spite of any disruptions or dislocations resulting from ownership changes. We believe that such "double trigger" provisions, both presently and prospectively, enhance shareholder value by ensuring business continuity in the event of a change of control and allow us to employ executives who are truly committed to our line of business.

        In 2010, the CN&G Committee approved a revised form of the Change in Control Agreement which eliminates our obligations to make payments to the covered executive of all tax gross-ups levied against such executive pursuant to Section 4999 of the Code. Of our named executive officers, only Mr. Sider has entered into this revised Change of Control Agreement. The CN&G Committee revised the Change in Control Agreements as part of our continual evaluation of our compensation programs. We believe that eliminating such tax gross-ups for all future executives and key employees is appropriate in light of current compensation practices and will not affect our future ability to hire and retain exemplary executives and employees.

        In addition, we have entered into an employment agreement with our CEO, Mr. Frissora. The terms of the agreement are described in "—Employment and Change in Control Agreements—Employment Agreement with Mark P. Frissora."

        In December 2011, we entered into a separation agreement with our former Chief Marketing Officer, Mr. Senackerib. The terms of the agreement are described in "—Employment and Change in Control Agreements—Separation Agreement with Michael J. Senackerib."

Policy on Recovering Bonuses in the Event of a Restatement

        Our "claw back" policy for all executive officer annual incentive, long-term incentive, equity-based awards and other performance-based compensation arrangements provides that a repayment obligation is triggered by an award of compensation based on achievement of financial results that were the subject of a restatement, if the CN&G Committee determines that the executive officer's gross negligence, fraud or misconduct caused or contributed to the need for the restatement and the need for a restatement is identified within three years after the first public issuance or filing of financial statements. The CN&G Committee retains discretion as to implementation and interpretation of all matters relating to the "claw back." In addition, Section 304 of the Sarbanes-Oxley Act of 2002 provides for the forfeiture of certain bonuses and profits by our CEO and CFO in connection with certain accounting restatements. Our "claw back" policy will be revised, to the extent necessary, to comply with any rules promulgated by the SEC pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

        In addition, the 2008 Omnibus Plan and Senior Executive Bonus Plan, pursuant to which EICP awards are granted, provide us with the discretion to cause the forfeiture of cash and equity compensation and the recovery of gains from equity compensation awarded under such plans with respect to individuals who engage in misconduct or gross negligence that results in a restatement of our financial statements. In addition, the aforementioned plans provide that awards granted under the plans are subject to the "claw back" provisions in our Standards of Business Conduct that are described above.

Tax and Accounting Considerations

        Section 162(m) of the Code operates to disallow public companies from taking a federal tax deduction for compensation in excess of $1 million paid to certain of its executive officers, excluding performance-based compensation that meets requirements mandated by the statute. As part of its role, our CN&G Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. Our stockholders approved our 2008 Omnibus Plan so that awards granted under the plan may qualify as performance-based compensation. In addition, EICP payments for 2011 were generally paid to executive officers under the Senior Executive Bonus Plan, which was approved by our stockholders at the 2010 annual meeting and is designed to qualify as tax-deductible to us under Section 162(m) of the Code. When appropriate, our CN&G Committee intends to preserve deductibility under Section 162(m) of the Code of compensation paid to our named executive officers. However, in certain situations, our CN&G Committee may approve compensation that will not meet these requirements in order to ensure the total compensation for our executive officers is consistent with the policies described above, particularly with regard to our CEO's salary. Accordingly, our CN&G Committee approved a base salary above $1 million for our CEO in 2011, some portion of which may not qualify as performance-based compensation, based on the determination that the benefit of providing compensation to our CEO at a level that we believe necessary to retain and reward his talents outweighs the cost of any lost tax deductibility.

COMPENSATION COMMITTEE REPORT

        The Compensation, Nominating and Governance Committee has reviewed and discussed the Compensation Disclosure and Analysis included in this proxy statement with members of management. Based on that review and discussion, the Compensation, Nominating and Governance Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement.

THE COMPENSATION, NOMINATING AND GOVERANCE COMMITTEE Barry H. Beracha, Chair Carl T. Berquist Linda Fayne Levinson David H. Wasserman

 2011 Summary Compensation Table

        The following table, or the "Summary Compensation Table," summarizes the compensation earned in 2011 by our named executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-equity incentive plan compensa- tion(2)	Change in pension value and non-qualified deferred compensa- tion earnings(3)	All other compensa- tion(4)	Total

		($)	($)	($)	($)	($)	($)	($)	($)

Mark P. Frissora	2011	1,187,500	—	4,945,727	2,955,619	3,520,517	1,082,200	496,730	14,188,293
Chief Executive Officer	2010	1,131,250	—	2,972,420	2,938,491	2,657,968	979,200	402,159	11,081,488
	2009	975,769	—	5,586,936	—	2,200,000	198,200	256,985	9,217,890

Elyse Douglas	2011	563,750	—	712,086	708,410	844,086	316,400	17,194	3,161,926
Chief Financial Officer	2010	536,250	—	693,569	685,647	580,619	287,900	15,681	2,799,666
	2009	474,692	—	964,833	—	463,877	103,900	10,744	2,018,046

Scott Sider(5)	2011	537,500	—	660,212	656,801	791,970	782,000	25,803	3,454,286
President, Vehicle Rental	2010	469,039	—	495,408	489,747	499,321	500,600	17,709	2,471,824
and Leasing, The Americas

Michel Taride(6)	2011	561,185	—	514,022	511,368	846,711	—	284,418	2,717,704
President, Hertz International	2010	499,557	—	510,269	504,440	534,239	806,555	291,430	3,146,490
	2009	443,367	—	786,128	—	412,719	534,500	310,598	2,487,312

J. Jeffrey Zimmerman	2011	444,125	—	452,717	450,378	542,039	183,700	19,844	2,092,803
General Counsel, Secretary	2010	418,750	—	471,624	466,241	362,477	162,400	69,731	1,951,223
	2009	372,308	—	653,450	—	315,315	123,000	10,487	1,474,560

Michael J. Senackerib(7)	2011	383,539	—	223,993	222,843	456,305	—	1,262,603	2,549,283
Former Chief Marketing Officer

(1)
On December 16, 2009, the SEC adopted a final rule that requires reporting of all stock and option awards granted during the fiscal year at the full grant date fair value. The value for each of the years in this Summary Compensation Table reflects the full grant date fair value, and with respect to the performance stock units, assumes that all performance conditions will be achieved at the target level. These amounts were computed pursuant to FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the note entitled "Stock-Based Compensation" in the notes to the Corporation's consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2011.

As described in the "Compensation Discussion and Analysis—Performance Stock Units" above, vesting of the performance stock units granted in 2011 were subject to the Corporation's achievement of certain pre-determined financial performance goals during 2011 and subject to upward adjustment based on financial performance goals for combined 2011-2012. The "Stock Awards" column above reflects the grant date fair values of the target number of performance stock units that were eligible to vest based on the Corporation's financial performance goals for 2011, which for accounting purposes is the probable outcome (determined as of the grant date) of the performance-based condition applicable to the grant. The following table below presents the aggregate grant date fair value of these grants assuming that (i) the actual outcome occurred, a 100.1% payout and the awards were not subject to increase based on combined 2011-2012 financial performance and (ii) the highest level of performance condition would be achieved, resulting in a 150% payout.

	2011 Performance Stock Unit Awards

Name:	Aggregate Grant Date Fair Value (Based on Actual Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)

Frissora	2,973,896	4,456,388

Douglas	712,798	1,068,129

Sider	660,872	990,318

Taride	514,536	771,033

Zimmerman	453,170	679,076

Senackerib	224,217	335,990

(2)
Amounts with respect of 2011 reflect EICP awards earned in 2011 for the 2011 performance year that were paid in February 2012. See "Compensation Discussion and Analysis—Annual Cash Incentive Program (EICP)—EICP Overview" above, for a detailed description of EICP awards.

(3)
Amounts include annual changes in the actuarial present value of accumulated pension benefits. The present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See the note entitled "Employee Retirement Benefits" in the notes to the Corporation's consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2011. Due to a freeze of the Hertz UK 1972 Pension Plan and the Hertz UK Supplementary Unapproved Pension Scheme in 2011, Mr. Taride did not report an increase in pension value in 2011. The change in his pension value was $(249,332) (translated in accordance with footnote 5 of this table) for 2011. Due to Mr. Senackerib's resignation on December 6, 2011, he relinquished all claims to his unvested retirement benefits. Therefore, the change in his pension value was $(152,600) in 2011. No named executive officer received preferential or above-market earnings on deferred compensation.

(4)
Includes the following for 2011:

	Personal Use of Aircraft	Personal Use of Car and Driver	Financial Planning Assistance	Club Member- ships— Personal Use	Executive Physicals	Housing		Other		Perquisites Subtotal	Life Insurance Premiums	Company Match on 401(k) Plan	Severance and Other		Tax Gross- Ups		Total Perqui- sites and Other Compensation

	(a)	(b)

Frissora	374,440	47,040	4,000	17,763	2,522	—		40,106	(c)	485,871	3,509	7,350	—		—		496,730

Douglas	—	8,178	—	—	—	—		—		8,178	1,666	7,350	—		—		17,194

Sider	—	12,250	2,365	—	2,925	—		—		17,540	913	7,350	—		—		25,803

Taride(d)	—	18,286	12,562	—	—	26,130	(e)	—		56,978	2,451	—	52,998	(f)	171,991	(e)	284,418

Zimmerman	—	11,750	950	—	2,925	—		—		15,625	754	3,465	—		—		19,844

Senackerib	—	9,250	—	—	2,400	—		—		11,650	367		1,250,586	(g)	—		1,262,603

  (a)
  Based on the direct costs of aircraft for each hour of personal use.

  (b)
  For Mr. Frissora, this amount includes the incremental cost of the driver's time and costs related to Corporation-provided cars. For other executives, none of whom is provided with a driver, this amount reflects the cost of depreciation and interest, if applicable.

  (c)
  Approximately $2,000 represents the costs to the Corporation to maintain residential security systems for Mr. Frissora and approximately $38,100 represents the cost to the Corporation for the purchase and installation of an emergency home generator for business continuity purposes for Mr. Frissora.

  (d)
  Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.604068.

  (e)
  Amount includes the incremental cost of housing provided to Mr. Taride in 2011 pursuant to an arrangement with Mr. Taride described under "Compensation Discussion and Analysis—Housing Arrangements with Mr. Taride," and a tax gross up relating to this perquisite.

  (f)
  Represents the cost to the Corporation of additional medical insurance benefits for Mr. Taride and the Company match on his defined contribution plan.

  (g)
  For Mr. Senackerib, this includes severance and related costs (including acceleration of performance stock unit and option awards, outplacement assistance, payroll taxes, and extended medical benefits) that have been accrued but not yet paid. For a discussion of Mr. Senackerib's Separation Agreement, see "—Employment and Change in Control Agreements—Other Named Executive Officers—Separation Agreement with Michael J. Senackerib."
(5)
Data not reported for 2009 as Mr. Sider became a named executive officer in 2010.

(6)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.604068 for 2011, 1.54214 for 2010 and 1.559041 for 2009.

(7)
Data not reported for 2009 and 2010 as Mr. Senackerib became a named executive officer in 2011.

2011 Grants of Plan-Based Awards

        The following table sets forth, for each named executive officer, possible payouts under all non-equity incentive plan awards granted in 2011, all grants of performance stock units in 2011, all grants of option awards in 2011, the exercise or base price of all such option awards and the grant date fair value of all such awards.

			Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: Number of shares of stock or units (#)		All other option awards: Number of securities underlying options (#)		Grant Date Fair Value of Stock and Option Awards(3) ($)
												Exercise or base price of option awards ($/Sh)
Name	Grant date	Compensation Committee Action Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Maximum (#)
Mark P. Frissora	—	—	—	1,800,000	—
Performance Stock Units	March 1, 2011	Feb. 28, 2011	—	—	—	101,744	203,488	305,232	—		—	—	2,970,925
Performance Stock Units	March 1, 2011	Feb. 28, 2011	—	—	—	—	—	—	193,798	(4)			1,974,802
Stock Options	March 1, 2011	Feb. 28, 2011	—	—	—	—	—	—	—		498,418	14.60	2,955,619
Elyse Douglas	—	—	—	456,000	—
Performance Stock Units	March 1, 2011	Feb. 28, 2011	—	—	—	24,387	48,773	73,160	—		—	—	712,086
Stock Options	March 1, 2011	Feb. 28, 2011	—	—	—	—	—	—	—		119,462	14.60	708,410
Scott Sider	—	—	—	440,000	—
Performance Stock Units	March 1, 2011	Feb. 28, 2011	—	—	—	22,610	45,220	67,830	—		—	—	660,212
Stock Options	March 1, 2011	Feb. 28, 2011	—	—	—	—	—	—	—		110,759	14.60	656,801
Michel Taride	—	—	—	457,418	—
Performance Stock Units	March 1, 2011	Feb. 28, 2011	—	—	—	17,604	35,207	52,811	—		—	—	514,022
Stock Options	March 1, 2011	Feb. 28, 2011	—	—	—	—	—	—	—		86,234	14.60	511,368
J. Jeffrey Zimmerman	—	—	—	292,825	—
Performance Stock Units	March 1, 2011	Feb. 28, 2011	—	—	—	15,504	31,008	46,512	—		—	—	452,717
Stock Options	March 1, 2011	Feb. 28, 2011	—	—	—	—	—	—	—		75,949	14.60	450,378
Michael J. Senackerib	—	—	—	261,300	—
Performance Stock Units	March 1, 2011	Feb. 28, 2011	—	—	—	7,671	15,342	23,013	—		—	—	223,993
Stock Options	March 1, 2011	Feb. 28, 2011	—	—	—	—	—	—	—		37,579	14.60	222,843

(1)
The amounts in these columns include the "Target" amount for each named executive officer under the EICP at 100% of the target award. The EICP payments are based on API, revenue and EVA goals for the Corporation. The Senior Executive Bonus Plan, under which EICP payments are made, limits the maximum cash incentive bonus payout for our CEO and other participants. The limit is 1% of our EBITDA for a performance period for our CEO and 0.5% of our EBITDA for a performance period for other participants. The Compensation, Nominating and Governance Committee uses its negative discretion to make actual EICP awards using the performance metrics more specifically described in our Compensation Discussion and Analysis as a guide. Actual amounts were determined and paid in early 2012 and are included in the Summary Compensation Table above. We discuss the EICP under the heading "Compensation Discussion and Analysis—Annual Cash Incentive Program (EICP)—EICP Overview."

(2)
Performance stock units were granted to each named executive officer under our 2008 Omnibus Plan. As described in the Compensation Discussion and Analysis above, the amount of performance stock units eligible for vesting is subject in part to our achievement of financial performance goals during 2011 and/or combined 2011-2012. Of the awards actually earned by our named executive officers, 25% of each award of performance stock units vest on the first anniversary of the grant date, 25% of each award of performance stock units vest on the second anniversary, and 50% of each award of performance stock units vest on the third anniversary, in each case if the executive is still an employee on the applicable vesting date. As set forth in "Compensation Discussion and Analysis—Long Term Equity Incentives—Performance Stock Units" above, if combined 2011-2012 Corporate EBITDA performance levels exceed the 2011 Corporate EBITDA performance levels, additional performance stock units will vest on the second and third anniversaries to reflect the achievement of such increased performance levels.

(3)
Represents the aggregate grant date fair value, computed pursuant to FASB ASC Topic 718, with respect to the performance stock units and stock options granted pursuant to the 2008 Omnibus Plan. Please see the note entitled "Stock-Based Compensation" in the notes to the Corporation's consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2011 for a discussion of the assumptions underlying these calculations. For the performance stock units, the value reported is based upon the probable outcome of the performance objectives as of the grant date.

(4)
On March 1, 2011, the CN&G Committee granted Mr. Frissora the contingent right to receive 193,798 performance stock units. For these performance stock units to vest, the 20 trading day trailing average price of our common stock must equal or exceed $20 per share by March 2, 2016. Vesting is also contingent on Mr. Frissora's continued employment with us through the last to occur of either the third anniversary of the date of grant (March 1, 2014) or the date upon which the performance criterion above is satisfied.

Annual Incentive Plans

        Our named executive officers participate in our EICP, which provides awards based on the achievement of corporate, strategic and financial performance objectives. Awards under the EICP are paid in cash. The EICP is more fully described at "Compensation Discussion and Analysis—Annual Cash Incentive Program (EICP)—EICP Overview."

2008 Omnibus Plan

        Performance stock units were granted to each named executive officer under our 2008 Omnibus Plan. 25% of each award of performance stock units will vest on the first anniversary of the grant date if our 2011 Corporate EBITDA exceeds the threshold and the executive is still an employee on the first anniversary of the grant date or is otherwise entitled to the performance stock units as a result of other arrangements or agreements. The amount of performance stock units earned by our named executive officers was based on our 2011 Corporate EBITDA. See "Compensation Discussion and Analysis—Long-Term Equity Incentives—Performance Stock Units." If the performance measures described above are satisfied, then 25% of each award will vest on the second anniversary of the grant date and the remaining 50% of each award will vest on the third anniversary of the grant date if the named executive officer is still an employee on each of those anniversaries. However, if combined 2011-2012 Corporate EBITDA performance level exceed the 2011 Corporate EBITDA performance level, then additional performance stock units will vest on the second and third anniversaries of grant to reflect the achievement of such increased performance levels. In addition, stock options were granted to each named executive officer under our 2008 Omnibus Plan. The stock options become vested in four equal annual installments on each of the first through fourth anniversaries of the date of grant, subject to the continuous employment of the named executive or as otherwise provided in an alternative arrangement or agreement with the named executive officer. The 2008 Omnibus Plan is more fully described above under "Compensation Discussion and Analysis—Long-Term Equity Incentives."

2011 Outstanding Equity Awards at Year-End

        The following table sets forth, for each named executive officer, details of all options, performance stock units and restricted stock units outstanding on December 31, 2011.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options Exercisable	Number of securities underlying unexercised options Unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(1)
	(#)	(#)		(#)	($)		(#)		($)	(#)		($)
Mark P. Frissora	800,000	—		—	6.56	August 15, 2016	—		—	—		—
	400,000	—		—	9.56	August 15, 2016	—		—	—		—
	400,000	—		—	14.56	August 15, 2016	—		—	—		—
	400,000	—		—	23.06	August 14, 2017	—		—	—		—
	620,988	206,997	(2)	—	12.97	February 28, 2018	—		—	—		—
	185,043	555,131	(3)	—	9.70	March 4, 2020	—		—	—		—
	—	498,418	(4)	—	14.60	March 1, 2021	—		—	—		—
	—	—		—	—	—	—		—	193,798	(5)	2,271,313
	—	—		—	—	—	862,182	(6)	10,104,773	—		—
	—	—		—	—	—	244,305	(7)	2,863,255	—		—
	—	—		—	—	—	—		—	203,488	(8)	2,384,879
Elyse Douglas	110,000	—		—	6.56	August 15, 2016	—		—	—		—
	50,000	—		—	21.22	November 2, 2017	—		—	—		—
	139,925	46,642	(2)	—	12.97	February 28, 2018	—		—	—		—
	43,176	129,531	(3)	—	9.70	March 4, 2020	—		—	—		—
	—	119,462	(4)	—	14.60	March 1, 2021	—		—	—		—
	—	—		—	—	—	148,894	(6)	1,745,038	—		—
	—	—		—	—	—	57,006	(7)	668,110	—		—
	—	—		—	—	—	—		—	48,773	(8)	571,620
Scott Sider	24,000	—		—	4.56	May 5, 2016	—		—	—		—
	155,000	—		—	4.56	May 18, 2016	—		—	—		—
	7,500	2,500	(9)	—	8.61	August 21, 2018	—		—	—		—
	30,840	92,522	(3)	—	9.70	March 4, 2020	—		—	—		—
	—	110,759	(4)	—	14.60	March 1, 2021	—		—	—		—
	—	—		—	—	—	40,000	(10)	468,800	—		—
	—	—		—	—	—	40,719	(7)	477,227	—		—
	—	—		—	—	—	—		—	45,220	(8)	529,978

	Option awards						Stock awards
Name	Number of securities underlying unexercised options Exercisable	Number of securities underlying unexercised options Unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(1)
	(#)	(#)		(#)	($)		(#)		($)	(#)		($)
Michel Taride	100,000	—		—	4.56	May 5, 2016	—		—	—		—
	300,000	—		—	4.56	May 18, 2016	—		—	—		—
	200,000	—		—	9.56	May 18, 2016	—		—	—		—
	200,000	—		—	14.56	May 18, 2016	—		—	—		—
	83,955	27,985	(2)	—	12.97	February 28, 2018	—		—	—		—
	31,765	95,298	(3)	—	9.70	March 4, 2020	—		—	—		—
	—	86,234	(4)	—	14.60	March 1, 2021	—		—	—		—
	—	—		—	—	—	121,316	(6)	1,421,824	—		—
	—	—		—	—	—	41,940	(7)	491,537	—		—
	—	—		—	—	—	—		—	35,207	(8)	412,626
J. Jeffrey Zimmerman	45,000	15,000	(11)	—	12.74	February 25, 2018	—		—	—		—
	111,940	37,314	(2)	—	12.97	February 28, 2018	—		—	—		—
	29,360	88,081	(3)	—	9.70	March 4, 2020	—		—	—		—
	—	75,949	(4)	—	14.60	March 1, 2021	—		—	—		—
	—	—		—	—	—	—		—	—		—
	—	—		—	—	—	100,841	(6)	1,181,857	—		—
	—	—		—	—	—	38,763	(7)	454,302	—		—
	—	—		—	—	—	—		—	31,008	(8)	363,414
Michael J. Senackerib(12)	150,000	—		—	8.61	June 6, 2012	—		—	—		—
	29,298	—		—	9.70	June 6, 2012	—		—	—		—
	9,394	—		—	14.60	June 6, 2012	—		—	—		—
	—	—		—	—	—	—		—	3,836	(8)	44,958

(1)
Based on the closing market price of the Corporation's common stock on December 30, 2011 of $11.72, the trading day immediately preceding December 31, 2011.

(2)
The unvested options vest on February 28, 2012.

(3)
The unvested options vest in three equal installments on March 4, 2012, 2013 and 2014.

(4)
The unvested options vest in four equal installments on March 1, 2012, 2013, 2014 and 2015.

(5)
On March 1, 2011, the Compensation Committee granted Mr. Frissora the contingent right to receive 193,798 performance stock units. For these performance stock units to vest, the 20 trading day trailing average price of our common stock must equal or exceed $20 per share by March 2, 2016. Vesting is also contingent on Mr. Frissora's continued employment with us through the last to occur of either the third anniversary of the date of grant (March 1, 2014) or the date upon which the performance criterion above is satisfied.

(6)
These performance stock units were granted on February 26, 2009. Each performance stock unit represents a contingent right to receive one share of our common stock. The performance stock units vest in three installments. The first and second 25% of performance stock units vested on the first and second anniversary of the date of grant (February 26, 2010 and 2011, respectively) due to (i) the recipient's continued employment on such date and (ii) satisfaction of the performance criteria applicable to the performance stock units. Because the performance criteria were satisfied, the remainder of the performance stock units vest over time (subject to continued employment). Specifically, the remaining 50% of performance stock units vest on the third anniversary of the date of grant (February 26, 2012) contingent only upon the recipient's continued employment. The amount included in the column "Number of shares or units of stock that have not vested" represents the third installment, which will vest on the third anniversary of the date of grant, contingent only upon the recipient's continued employment.

(7)
These performance stock units were granted on March 4, 2010. Each performance stock unit represents a contingent right to receive one share of our common stock. The performance stock units vest in three installments. The first 25% of performance stock units vested on the first anniversary of the date of grant (March 4, 2011), due to (i) the recipient's continued employment and (ii) satisfaction of the performance criteria applicable to the performance stock units. Because the performance criteria were satisfied, the remainder of the performance stock units vest over time (subject to continued employment). Specifically, the second 25% of performance stock units vest on the second anniversary of the date of grant (March 4, 2012) contingent only upon the recipient's continued employment and the remaining 50% of performance stock units vest on the third anniversary of the date of grant (March 4, 2013) contingent only upon the recipient's continued employment. The amount included in the column "Number of shares or units of stock that have not vested" represents the second and third installment, which will vest on the second and third anniversary of the date of grant, respectively, contingent only upon the recipient's continued employment.

(8)
These performance stock units were granted on February 28, 2011. Each performance stock unit represents a contingent right to receive one share of our common stock. The performance stock units vest in three installments. The first 25% of performance stock units vest on the first anniversary of the date of grant, contingent upon (i) the recipient's continued employment and (ii) satisfaction of Corporate EBITDA thresholds for fiscal 2011. If the first installment vests, the second 25% of performance stock units vest on the second anniversary of the date of grant contingent only upon the recipient's continued employment and the remaining 50% of performance stock units vest on the third anniversary of the date of grant contingent only upon the recipient's continued employment. However, as described in "Compensation Discussion and Analysis—Long Term Equity Incentives—Performance Stock Units" above, if combined 2011-2012 Corporate EBITDA performance levels exceed the 2011 Corporate EBITDA performance level, then additional performance stock units will vest on the second and third anniversaries of to reflect the achievement of such increased performance levels. The amounts shown under "Stock Awards" represent the performance stock units at target; the amount ultimately awarded may range from 0% to 150% of the target award. With respect to Mr. Senackerib, because he forfeited the performance stock units that would have vested on the second and third anniversaries of the grant date pursuant to his Separation Agreement, the amount of performance stock units disclosed for Mr. Senackerib represents 25% of the performance stock units eligible for vesting on the first anniversary of the grant date.

(9)
The unvested options vest on August 18, 2012.

(10)
These restricted stock units were granted on February 26, 2009. Each restricted stock unit represents a contingent right to receive one share of our common stock. The restricted stock units vest in three installments, subject to continued employment. The first 25% of restricted stock units vested on the first anniversary of the date of grant (February 26, 2010) due to the recipient's continued employment on such date. The second 25% of restricted stock units vest on the second anniversary of the date of grant (February 26, 2011) contingent only upon the recipient's continued employment and the remaining 50% of restricted stock units vest on the third anniversary of the date of grant (February 26, 2012). The amount included in the column "Number of shares or units of stock that have not vested" represents the second and third installment, which will vest on the second and third anniversary of the date of grant, respectively, contingent only upon the recipient's continued employment.

(11)
The unvested options vest on February 25, 2012.

(12)
Under the terms of Mr. Senackerib's Separation Agreement, any stock options granted pursuant to the Hertz Global Holdings, Inc. Stock Incentive Plan and the 2008 Omnibus Plan (that would have vested on or before March 31, 2012 if Mr. Senackerib had remained employed through that date) vested immediately following the termination of Mr. Senackerib's employment, which was December 6, 2011. All of Mr. Senackerib's vested options are exercisable through June 6, 2012 and all of his unvested options (after taking into account the accelerated vesting provisions described in the preceding sentence) terminated on December 6, 2011. Mr. Senackerib's' performance stock units (that would have otherwise vested by March 31, 2012 had Mr. Senackerib remained employed through that date), vested on the later of the date when the Compensation Committee certified the performance criteria for the vesting of such performance stock units or the date of Mr. Senackerib's termination.

2011 Option Exercises and Stock Vested

        The following table sets forth, for each named executive officer, details of any awarded stock options that were exercised and any stock awards that were vested in 2011.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)		Value realized on vesting ($)
Mark P. Frissora	—	N/A	81,435	(1)	1,220,711	(2)
			431,091	(3)	6,526,718	(4)
Elyse Douglas	—	N/A	19,001	(1)	284,825	(2)
			74,447	(3)	1,127,128	(4)
Michel Taride	—	N/A	13,979	(1)	209,545	(2)
			60,658	(3)	918,362	(4)
Scott Sider	—	N/A	13,572	(1)	203,444	(2)
			20,000	(5)	302,800	(4)
J. Jeffrey Zimmerman	—	N/A	12,921	(1)	193,686	(2)
			50,421	(3)	763,374	(4)
Michael J. Senackerib	—	N/A	6,446	(1)	96,626	(2)
			28,553	(3)	432,292	(4)
			6,447	(6)	77,171	(7)
			57,107	(6)	683,571	(7)

(1)
Represents the number of shares of common stock received upon vesting of performance stock units that had been previously granted under our 2008 Omnibus Plan. The performance stock units vested on March 4, 2011.

(2)
Value realized upon vesting based on $14.99 per share, the closing price of our common stock on the NYSE on March 4, 2011.

(3)
Represents the number of shares of common stock received upon vesting of performance stock units that had previously been granted under our 2008 Omnibus Plan. The performance stock units vested on February 26, 2011.

(4)
Value realized upon vesting based on $15.14 per share, the closing price of our common stock on the NYSE on February 25, 2011, the immediately preceding trading day before the vesting date of February 26, 2011.

(5)
Represents the number of shares of common stock received upon vesting of restricted stock units that had been previously granted under our 2008 Omnibus plan in November 2009. The remaining restricted stock units vested on February 26, 2011.

(6)
Represents the number of shares of common stock received pursuant to the accelerated vesting provisions contained in Mr. Senackerib's Separation Agreement. The performance stock units which would have otherwise vested by March 31, 2012 had Mr. Senackerib remained employed vested on the later of the CN&G Committee's certification of the achievement of performance objectives or Mr. Senackerib's termination date of December 6, 2011. Because the CN&G Committee had previously certified that the performance conditions in respect of the performance stock units granted in February 2009 and March 2010 have been met, these performance stock units vested on December 6, 2011.

(7)
Value realized upon vesting based on $11.97 per share, the closing price of our common stock on the NYSE on December 6, 2011.

2011 Pension Plan Table

        The following table sets forth, for each named executive officer, the plans in which he or she participated in 2011, the number of years of credited service in each such plan he or she had at December 31, 2011, the present value of the accumulated benefit in each such plan at December 31, 2011, and the payments received from such plan during 2011:

Name	Plan name	Number of years credited service	Present value of accumulated benefit(1)	Payments during last fiscal year
		(#)	($)	($)
Mark P. Frissora	The Hertz Corporation Account Balance Defined Benefit Pension Plan (the "Hertz Retirement Plan")	5	37,700	—
	The Hertz Corporation Benefit Equalization Plan (the "BEP")	5	337,200	—
	The Hertz Corporation Supplemental Executive Retirement Plan (the "SERP II")	5	2,796,500	—
Elyse Douglas	Hertz Retirement Plan	5	35,300	—
	BEP	5	82,900	—
	SERP II	5	840,500	—
Scott Sider(2)	Hertz Retirement Plan	25	300,000	—
	BEP	16	177,800	—
	SERP II	25	1,761,700	—
Michel Taride(3)	Hertz UK Pension Plan	11	1,338,492	—
	Hertz UK Supplemental Plan	11	1,949,571	—
J. Jeffrey Zimmerman	Hertz Retirement Plan	4	21,900	—
	BEP	4	37,700	—
	SERP II	4	409,500	—
Michael J. Senackerib(4)	Hertz Retirement Plan	3	18,300	—
	BEP	3	25,500	—
	SERP II	3	—	—

(1)
The present value calculations use the same assumptions (except for retirement and pre-retirement decrements) used for financial reporting purposes and reflect current compensation levels. The assumptions used in the calculations are as follows:

•
Discount Rates—

•
For The Hertz Retirement Plan: 4.7% as of December 31, 2011, 5.1% as of December 31, 2010 and 5.4% as of December 31, 2009.

    •
    For the BEP and SERP II: 4.8% as of December 31, 2011, 5.2% as of December 31, 2010 and 5.6% as of December 31, 2009.

    •
    For the Hertz UK Pension Plan: 4.7% as of December 31, 2011, 5.3% as of December 31, 2010 and 5.7% as of December 31, 2009.

    •
    For the Hertz UK Supplemental Plan: 4.7% as of December 31, 2011, 5.3% as of December 31, 2010 and 5.7% as of December 31, 2009.

  •
  Mortality Table = RP2000 Mortality Table projected to 2017.

  •
  Retirement Age = 60 or current age if older (earliest unreduced retirement age).

  •
  Pre-retirement Decrements = None assumed.

  •
  Payment Form = Five year certain and life annuity.

  Please see the note "Employee Retirement Benefits" in the notes to the Corporation's consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2011, for a discussion of these assumptions.

(2)
Mr. Sider's number of actual years of service with us is 29.

(3)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.604068. Mr. Taride's number of actual years of service with us is 25.

(4)
Due to Mr. Senackerib's termination on December 6, 2011, he relinquished all claims to his unvested retirement plan benefits under the SERP II.

Pension Benefits

        Our retirement plan for U.S.-based employees, The Hertz Corporation Account Balance Defined Benefit Pension Plan (the "Hertz Retirement Plan"), is a tax-qualified pension plan for which we pay the entire cost. Full and part-time employees who work more than 1,000 hours in a 12-month period, and who have completed one year of continuous employment with the Corporation, including the named executive officers, with the exception of Mr. Taride, earn the right to receive benefits upon retirement at the normal retirement age of 65 or upon early retirement at or after age 55 and the completion of three years of vesting service. The benefit an employee receives is based on a combination of the following factors:

  •
  A percentage of final average compensation (using the highest five consecutive of the last ten years of eligible compensation);

  •
  Years of credited service up to July 1, 1987; and

  •
  The accrued value of a cash account after July 1, 1987, which gets credited each year at a predetermined percentage of eligible compensation.

        We maintain three non-qualified, unfunded pension plans for certain of our U.S.-based executives: the BEP, the SERP II and the SERP. None of our named executive officers participates in the SERP and Mr. Taride does not participate in any of these plans. These plans provide benefits in excess of the qualified plans as follows:

  •
  The BEP provides equalization benefits in lieu of benefits that cannot be provided under the Hertz Retirement Plan due to limitations on tax-qualified retirement plans imposed by the Code. Eligibility for the BEP is limited to members of a select group of management or highly compensated employees whose benefits under the Hertz Retirement Plan are limited by the Code and who do not participate in the SERP. Messrs. Frissora, Sider, Zimmerman and Senackerib and Ms. Douglas participate or participated in the BEP. Benefits under the BEP are fully vested after the earlier of three years of vesting service or at age 65.

  •
  The SERP II provides benefits to participants that, when combined with benefits paid to them under the Hertz Retirement Plan, the BEP and the SERP would cause them to receive overall benefits generally similar to those that would have been provided if the pre-July 1, 1987 benefit formula for the Hertz Retirement Plan had remained in effect until their normal retirement date, but had the Hertz Retirement Plan computed their final average compensation on the basis of the highest five in the last ten years of eligible compensation, whether or not those five years were consecutive. Eligibility for the SERP II is discretionary. Messrs. Frissora, Sider, Zimmerman and Senackerib and Ms. Douglas participate or participated in the SERP II. Benefits under the SERP II are generally payable only to participants who, upon the termination of their employment, have been credited with five vesting years of service under the pension plan and whose employment terminates due to death or disability or after attainment of age 55. Those benefits are also payable to participants who have not attained age 55 if their employment is terminated (other than voluntarily or for cause) within thirty days prior to, or one year after, certain changes in control of Hertz or its subsidiaries.

        Mr. Taride participates in two retirement plans applicable to certain of our employees in Europe, the Hertz UK 1972 Pension Plan and the Hertz UK Supplementary Unapproved Pension Scheme, or the "Hertz UK Supplementary Plan." These two plans are similar defined benefit plans that provide for, in the case of Mr. Taride, 1/30th of his final salary for each year of service in the plans subject to a maximum of two-thirds of his final salary at the time of his retirement. Under these plans, Mr. Taride has a right to retire at age 60.

        On June 30, 2011, we transitioned from the two defined benefit plans mentioned above to a defined contribution plan, the Hertz Group Personal Pension, for Mr. Taride and all U.K.-based employees. As a result, Mr. Taride, in addition to all other U.K.-based employees, are still entitled to the benefits under the plans, but we will make no further contributions on their behalf to either plan and all accrued benefits will be paid when the beneficiaries are eligible for such benefits.

        We also maintain a tax-qualified defined contribution plan in which the named executive officers, except for Mr. Taride, are eligible to participate. We also maintain a post-retirement assigned car benefit plan under which we provide certain executives who, at the time of retirement, are at least 58 years old and have been an employee of the Corporation for at least 20 years, with a car from our fleet and insurance on the car for the participant's benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever occurs last. As of December 31, 2011, Messrs. Sider and Taride had satisfied the minimum service, but not the minimum age, requirement and Messrs. Frissora and Zimmerman and Ms. Douglas had satisfied neither the minimum service nor the minimum age requirement. Mr. Senackerib did not qualify for this benefit at the time of his resignation.

Employment and Change in Control Agreements

        The Corporation and its subsidiaries have entered into employment agreements and Change in Control Agreements with certain key employees, including the named executive officers, to promote stability and continuity of senior management. Information about such agreements is set forth below.

Employment Agreement with Mark P. Frissora

        We entered into an employment agreement with Mr. Frissora in connection with his becoming our CEO, and a director of the Corporation and of Hertz, in July 2006, which agreement was amended and restated in December 2008. The agreement with Mr. Frissora provides for an annual base salary of not less than $950,000 and an annual bonus opportunity of 100% of such base salary. In addition, Mr. Frissora is entitled to receive the benefits and perquisites we provide to our senior executives.

        In addition, the agreement provides that if Mr. Frissora's employment terminates because of his death, "Disability" or "Retirement," (as those terms are defined in the employment agreement) he will be entitled to receive his base salary through the date of termination plus a pro rata bonus for the year of termination based on the achievement of performance goals for that year. If his employment is terminated by the Corporation without "Cause" or by Mr. Frissora for "Good Reason" (as those terms are defined in the employment agreement), Mr. Frissora is, if he executes a release of claims against us, entitled to severance. Severance in this case would be equal to two and a half times his then-current base salary and the bonus awarded for the preceding year, continuation of health care coverage for two years, and a pro rata bonus for the year in which his termination occurs, based on actual performance. If Mr. Frissora's employment is terminated for Cause, he is only entitled to his base salary through the date of termination. If Mr. Frissora's employment is terminated by Mr. Frissora without Good Reason, he is entitled to his base salary through the date of termination and his earned but unpaid annual bonus for the year preceding the year in which the date of termination occurs. Upon termination of Mr. Frissora's employment for any reason, he will be subject to non-competition and non-solicitation provisions for two years following the termination. In the event that Mr. Frissora's severance benefits constitute "excess parachute payments" (as defined by Section 280G of the Code), he will be entitled to a gross-up for any excise tax, more commonly known as golden parachute tax, imposed on him by Section 4999 of the Code in connection with his severance benefits.

        The following chart sets forth, for Mr. Frissora, the payments and benefits he would receive if his employment were to have terminated under the specified circumstances on December 31, 2011. For purposes of determining the amount of the excise tax gross-up, we have assumed that a change in control occurred on December 31, 2011 and that the vesting of all of the unvested stock options held by Mr. Frissora would have accelerated upon the change in control. In addition, because we have assumed that the termination occurred on December 31, 2011, we have further assumed that Mr. Frissora would be paid a bonus payment equal to 100% of the bonus earned.

Benefit	Termination For Cause ($)	Termination without Cause/with Good Reason ($)	Termination by reason of Death or Disability ($)	Termination following a Change in Control ($)(1)
Severance payment	0	9,644,920	—	9,644,920
Pro rata bonus	0	3,520,517	3,520,517	3,520,517
Continued healthcare benefits	0	11,712	—	11,712
Outplacement	0	—	—	—
Excise tax gross up	0	—	—	—

Total	0	13,177,149	3,520,517	13,177,149

(1)
Assumes termination of Mr. Frissora after the Corporation's failure, within 15 days after a merger, consolidation, sale or similar transaction, to obtain a satisfactory agreement from any successor to all or substantially all of the assets or business of the Corporation to assume and agree to perform Mr. Frissora's employment agreement.

Other Named Executive Officers

Separation Agreement with Michael J. Senackerib

        On December 6, 2011, we entered into a Separation Agreement and General Release with Michael J. Senackerib, our former Chief Marketing Officer. Mr. Senackerib's employment with us ended on December 6, 2011. As part of his Separation Agreement and General Release, Mr. Senackerib was paid 1.5 times his base salary plus bonus, for a total of $1,123,295, with such amount to be paid over an 18-month period. Mr. Senackerib's stock options granted by the Hertz Global Holdings, Inc. Stock Incentive Plan and 2008 Omnibus Plan that would have vested on or before March 31, 2012 if Mr. Senackerib had remained employed through that date vested immediately following the termination of Mr. Senackerib's employment. All of Mr. Senackerib's vested options are exercisable through June 6, 2012 and all of his unvested options (after taking into account the accelerated vesting provisions described in the preceding sentence) terminated on December 6, 2011. Mr. Senackerib's performance stock units which would have otherwise vested by March 31, 2012 had Mr. Senackerib remained employed, vested on the later of the date when the Compensation Committee certified the performance criteria for the vesting of such performance stock units or the date of Mr. Senackerib's termination. Mr. Senackerib will be provided car privileges through December 31, 2012 and continued health and other certain benefits under Hertz's benefits plans for the same cost 18 months after his separation. In exchange, Mr. Senackerib agreed to a waiver and release of claims against us, not to compete against us or solicit any Hertz employees for 18 months after his termination and not to disparage us.

  Change in Control Agreements

        The named executive officers, other than Mr. Frissora have entered into Change in Control Agreements. The Change in Control Agreements will continue to automatically renew for one-year extensions unless we give 15-months' notice. In the event of a change in control during the term of the Change in Control Agreements, the agreement will remain in effect for two years following the change in control.

        If a change in control occurs and the covered executive's employment is terminated by us without "Cause" or by the covered executive with "Good Reason" (as those terms are defined in the Change in Control Agreement), in either case within two years following the change in control, the covered executive will be entitled to the following payments and benefits:

  •
  A lump sum cash payment reflecting accrued but unpaid compensation equal to the sum of (i) the executive's annual base salary earned but not paid through the date of termination, (ii) one-twelfth of the target annual bonus payable to the executive, including any amounts deferred at the election of the executive multiplied by the number of full and partial months from the beginning of the calendar year during which the termination occurs, and (iii) all other amounts to which the executive is entitled under any compensation plan applicable to the executive, payable no later than the thirtieth day following the date of the executive's termination;

  •
  A lump sum cash payment equal to a multiple (the "severance multiple") of the sum of the executive's annual base salary in effect immediately prior to the termination and the average actual bonuses paid to the covered executive for the three years prior to the year in which the termination occurs, or, for executives without a three-year bonus history, by reference to target levels. The severance multiples are: for Mr. Taride, 2.5, for Ms. Douglas and Mr. Sider, 2.0 and for Mr. Zimmerman, 1.5;

  •
  Credit of an additional number of years equal to the severance multiple to the executive's years of age and "Years of Service" for all purposes under our SERP II (described at "—Pension Benefits") and, to the extent such covered executive does not have at least 5 "years of service", the covered executive shall be fully vested in the benefit under our SERP II as increased pursuant to the credit referred to above;

  •
  Continuation of all life, medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive's termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer;

  •
  Within the period of time from the date of the executive's termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000; and

  •
  With respect to Mr. Taride, eligibility to immediately participate in the retiree car plan (described at "—Retiree Car Plan").

        The foregoing are intended to be in lieu of any other payments and benefits to be made in connection with a covered executive's termination of employment while the agreements are in effect. Covered executives must execute a general release of claims to receive the foregoing severance payments and benefits. After a change in control, in the event the covered executive's employment is terminated by reason of death, "Disability," or "Retirement" (as those terms are defined in the Change in Control Agreement) then the executive will be entitled to his or her benefits in accordance with the retirement or benefit plans of the Corporation in effect. After a change in control, in the event the covered executive's employment is terminated by reason of "Cause" or by the executive without "Good Reason" (as those terms are defined in the Change in Control Agreement) then the Corporation shall pay the executive his or her full base salary at the rate in effect at the time notice of termination was given and shall pay any other amounts according to any other compensation plans or programs in effect.

        In the event of a dispute over the agreement, the covered executive is entitled to payment of his or her legal fees and expenses reasonably incurred so long as the covered executive prevails on at least one material claim in the dispute. In the event that compensation provided for in the agreement or in any other plan or arrangement covering the named executive is subject to the golden parachute excise tax, all named executive officers other than Messrs. Sider and Taride will be entitled to receive a gross-up payment in an amount such that after payment by the executive of all taxes on the gross-up payment, the executive shall retain a portion of the gross-up payment equal to the excise tax. However, to the extent compensation paid to the executive in connection with the change in control does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation will be reduced below such statutory threshold. As more specifically described in "Compensation Discussion and Analysis—Employment and Severance Arrangements," and below, Mr. Sider entered into a revised form of the Change in Control Agreement that does not contain a tax gross-up and accordingly is not entitled to the aforementioned benefit.

        The agreement also contains a confidentiality covenant that extends for 24 months following the executive's termination of employment and noncompetition and nonsolicitation covenants that extend for 12 months following the executive's termination of employment. In the event that the executive breaches these covenants, the Corporation is entitled to stop making payments to the executive and seek injunctive relief in certain circumstances.

        In addition, Hertz Europe Limited and Mr. Taride have entered into a non-compete agreement which provides that for the 12 months after the termination of his employment with us, Mr. Taride will not (i) compete with us in the countries in which we operated or actively made arrangements to plan to operate during the 12 months preceding such termination of employment or (ii) solicit or entice away any key employees from us. Hertz Europe Limited would be required to give Mr. Taride 12-months' notice to terminate his employment for any reason other than misconduct.

        In March 2010, Scott Sider entered into our revised form of the Change in Control Agreement as part of his promotion to President, Vehicle Rental and Leasing, The Americas. The revised form that Mr. Sider entered into eliminates the provision for a tax gross-up under Section 4999 of the Code in the event that there is an event satisfying the "double trigger" provisions in the agreement. Mr. Sider is the only named executive officer to have entered into such revised Change in Control Agreement.

        The table below sets forth, for each of Ms. Douglas and Messrs. Sider, Taride and Zimmerman the severance benefits that would have been payable under the executive's Change in Control Agreement if his or her employment had been terminated by us without cause or by the executive for good reason (each as defined in the relevant agreement), as of December 31, 2011. The increase in the SERP II value reflects the difference between the payment to which the executive would have been entitled had his or her employment been terminated assuming a change in control had occurred and if his or her employment had been terminated assuming no change in control. In addition, because we have assumed that the terminations occurred on December 31, 2011, we have further assumed that each of the executives would be paid a bonus payment equal to 100% of target and for this purpose. In addition, for purposes of calculating the excise-tax gross-up, we have assumed that the vesting of all unvested stock options held by these individuals accelerated on that date.

Benefit	Name(1)	Value of Benefit ($)
Severance payment	Ms. Douglas	1,792,678	(2)
	Mr. Sider	1,608,041
	Mr. Taride	2,296,504	(3)
	Mr. Zimmerman	1,070,546
Pro-rata bonus payment	Ms. Douglas	456,000
	Mr. Sider	440,000
	Mr. Taride	441,721	(3)
	Mr. Zimmerman	292,825
SERP II value(4)	Ms. Douglas	700,100
	Mr. Sider	2,586,300
	Mr. Taride	N/A
	Mr. Zimmerman	562,600
Continued health and welfare benefits	Ms. Douglas	15,796
	Mr. Sider	14,685
	Mr. Taride	52,657	(3)
	Mr. Zimmerman	10,189
Outplacement	Ms. Douglas	25,000
	Mr. Sider	25,000
	Mr. Taride	25,000
	Mr. Zimmerman	25,000
Excise tax gross up	Ms. Douglas	0
	Mr. Sider	0
	Mr. Taride	N/A
	Mr. Zimmerman	0
Retiree Car Benefit	Ms. Douglas	N/A
	Mr. Sider	N/A
	Mr. Taride	237,000
	Mr. Zimmerman	N/A

(1)
Information is not included for Mr. Senackerib because his employment ended on December 6, 2011 and payments were made to him pursuant to his Separation Agreement. See "—Employment and Change in Control Agreements—Other Named Executive Officers—Separation Agreement with Michael J. Senackerib".

(2)
Ms. Douglas' severance payment was reduced by $153,302 to reflect an amount that otherwise would be subject to 280G excise tax. Because Ms. Douglas' total Change in Control payments are within 110% of the specified statutory threshold amount giving rise to the excise tax, under the terms of her Change in Control Agreement, the excess amount was deducted from her severance payment.

(3)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the spot exchange rate on December 31, 2011 of 1.54902.

(4)
Amounts for Messrs. Sider and Zimmerman and Ms. Douglas reflect (i) the value of the SERP II benefits as set forth in "—2011 Pension Plan Table" plus (ii) a credit of an additional number of years equal to the respective executive officer's severance multiple to the executive's years of age and "Years of Service" under the SERP II.

  Severance Plan for Senior Executives

        We have a severance plan for senior executives. The severance plan provides benefits to senior executives whose employment is terminated other than terminations of employment that qualify for benefits under the Change in Control Agreements. Messrs. Sider, Taride and Zimmerman and Ms. Douglas were designated as participants in the plan. If any covered executive is terminated for death, "Cause," "Permanent Disability" or "Retirement" (as those terms are defined in the severance plan) the executive will not be entitled to any benefits under the severance plan. However, if the covered executive is terminated for any other reason (other than described in the preceding sentence), the executive will be or was entitled to the following payments and benefits:

  •
  A pro rata portion of the annual bonus that would have been payable to the participant;

  •
  Cash payments in the aggregate equal to a multiple (the "severance multiple"), based on the executive's position, of the executive's annual base salary in effect immediately prior to the date of termination and the average of the annual bonuses payable to the executive, including any amounts deferred at the election of the executive, with respect to the three calendar years preceding the year in which the termination occurs; or, for executives without a three-year bonus history, by reference to target levels; or, if no target annual bonus has yet been established for such fiscal year, the average actual bonus the executive received in the most recent years; or, if an executive has not had an opportunity to earn or be awarded one full year's bonus as of his or her termination of employment, the executive's target bonus for the year of termination, payable in equal installments over a period of whole and/or partial years equal to the severance multiple. The severance multiples are: for Messrs. Sider and Taride, 2.0 and for Mr. Zimmerman and Ms. Douglas, 1.5;

  •
  Continuation of all life, medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive's termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer; and

  •
  Within the period of time from the date of executive's termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

        Executives must execute a general release of claims to receive the foregoing severance payments and benefits. The severance plan also contains a confidentiality covenant that extends for 24 months following the executive's termination of employment and non-competition and non-solicitation covenants that extend for a period of years following the executive's termination of employment equal to the severance multiple. If an executive is entitled to severance payments and benefits under the severance plan and a Change in Control Agreement, payments and benefits will be made under the Change in Control Agreement rather than the severance plan.

        The severance plan is administered by one or more individuals appointed by our Compensation, Nominating and Governance Committee or (in the absence of an appointment) by the Senior Vice President of Human Resources. The severance plan may be amended or terminated at any time other than with respect to executives then receiving payments and benefits under the plan.

        The following chart sets forth the estimated payments that the named executive officers covered under the severance plan would receive upon a termination by us without cause, assuming that (i) the severance plan was in place on December 31, 2011 and (ii) the covered executives' termination of employment occurred on that date.

Benefit	Name(1)	Value of Benefit ($)
Severance payment	Ms. Douglas	1,459,485
	Mr. Sider	1,608,041
	Mr. Taride	1,837,203	(2)
	Mr. Zimmerman	1,070,546
Pro-rata bonus payment	Ms. Douglas	456,000
	Mr. Sider	440,000
	Mr. Taride	441,721	(2)
	Mr. Zimmerman	292,825
Continued health and welfare benefits	Ms. Douglas	11,847
	Mr. Sider	14,685
	Mr. Taride	42,126	(2)
	Mr. Zimmerman	10,189
Outplacement	Ms. Douglas	25,000
	Mr. Sider	25,000
	Mr. Taride	25,000
	Mr. Zimmerman	25,000

(1)
Information is not included for Mr. Senackerib because his employment ended on December 6, 2011 and payments were made to him pursuant to his Separation Agreement. See "—Employment and Change in Control Agreements—Other Named Executive Officers—Separation Agreement with Michael J. Senackerib".

(2)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the spot exchange rate on December 31, 2011 of 1.54902.

Treatment of Equity Compensation upon a Termination or a Change in Control

        Our named executive officers currently hold outstanding equity issued under two equity incentive plans, the Hertz Global Holdings Stock Incentive Plan ("SIP") and the 2008 Omnibus Plan. The 2008 Omnibus Plan, which replaced the SIP, was approved by our stockholders at our 2010 annual meeting (and amended and restated the original equity incentive plan approved at our 2008 annual meeting).

  Stock Incentive Plan

        With respect to options granted to our named executive officers pursuant to the SIP, other than certain options granted to Messrs. Frissora and Senackerib, if the executive's employment is terminated by reason of death or disability, all of the executive's unvested stock options issued will vest. If the executive's employment is terminated for any reason other than death or disability, all unvested options will immediately be canceled. Options that vest or are vested at the time of the executive's termination of employment will remain outstanding and exercisable until the earlier of the tenth anniversary of the grant date or 60 days (or in the case of termination by reason of death or disability, 180 days) following the executive's termination. In the event of a termination for cause, all vested and unvested options held by the executive are forfeited.

        Different provisions apply to stock options granted pursuant to the SIP to Mr. Frissora at the time of his commencement of employment with the Corporation in July 2006. For those options, if Mr. Frissora's employment is terminated without "Cause" or for "Good Reason" (as those terms are defined in his employment agreement), a pro rata portion of his options that would have vested on the next vesting date will vest. Options that vest or are vested at the time of Mr. Frissora's termination of employment will remain outstanding and exercisable until the earlier of the tenth anniversary of the grant date or the following: (i) 60 days following a termination by Mr. Frissora without Good Reason; (ii) 90 days following a termination by Mr. Frissora for Good Reason or by the Corporation without Cause; or (iii) 180 days following a termination by reason of death or disability or retirement on or after Mr. Frissora reaches normal retirement age. In addition, if Mr. Frissora's employment is terminated by Mr. Frissora for Good Reason or by the Corporation without Cause in the six months prior to a change in control, these options will be treated as if his employment was terminated immediately after the change in control. Mr. Frissora's other options granted under the SIP have the same terms as those of our other named executive officers.

        Similarly, different provisions apply to stock options granted to Mr. Senackerib. Pursuant to his Separation Agreement, Mr. Senackerib's stock options granted pursuant to the SIP and the 2008 Omnibus Plan that would have vested on or before March 31, 2012 if Mr. Senackerib had remained employed through that date vested immediately following the termination of Mr. Senackerib's employment. All of Mr. Senackerib's vested options are exercisable through June 6, 2012 and all of his unvested options (after taking into account the accelerated vesting provisions described in the preceding sentence) terminated on December 6, 2011.

        Under the SIP, if a change in control occurs, unless outstanding options are exchanged for substitute awards in connection with the change in control, each option will be canceled in exchange for a payment equal to the excess, if any, of the price per share paid in the change in control over the option's exercise price.

  2008 Omnibus Plan

        Stock Options—In March 2011, we made stock option grants to the named executive officers pursuant to the 2008 Omnibus Plan. With respect to these stock options (other than the options granted to Mr. Senackerib, the treatment of which is described at "—Employment and Change in Control Agreements—Other Named Executive Officers—Separation Agreement with Michael J. Senackerib."), if the employment of any of our named executive officers is terminated by reason of death or disability, any options shall be exercisable at any time prior to the first anniversary of the named executive officer's death or disability or the expiration of the term of the options, whichever period is shorter, and thereafter any options and that have not been exercised are canceled. If the employment of any of our named executive officers is terminated as a result of his or her retirement, or without cause, then the named executive officer may exercise any options that are exercisable on the date of such retirement or termination without cause until the earlier of (i) the 90th day following the date of such retirement or termination or, if later, the 90th day following expiration of any blackout period in effect with respect to such options and (ii) the expiration of the term of such options. Any options that are not exercisable upon the named executive officer's retirement or termination shall be forfeited and canceled as of the date of such retirement or termination If a named executive officer's employment is terminated for cause, all outstanding options shall be immediately forfeited and canceled.

        Performance Stock Units—In March 2011, we made performance stock units grants to the named executive officers pursuant to the 2008 Omnibus Plan. With respect to performance stock units granted to our named executive officers (other than the performance stock units granted to Mr. Senackerib, the treatment of which is described at "—Employment and Change in Control Agreements—Other Named Executive Officers—Separation Agreement with Michael J. Senackerib", and the performance stock units granted to Mr. Frissora on March 1, 2011, the treatment of which is described in the following paragraph), if the employment of any of our named executive officers is terminated by reason of death or disability on or prior to the first anniversary of the date performance stock units were awarded, the officer will retain a pro rata portion of the performance stock units, based on the number of days elapsed since the date of grant, and the remaining performance stock units will be forfeited. The retained performance stock units will be eligible to vest if the performance goal is achieved for the first performance year and will be forfeited if the performance goal is not achieved. If the employment of a named executive officer is terminated by reason of death or disability after the first anniversary of the date that the performance stock units were awarded, then, based on the applicable achievement of the performance goals in the first year and the cumulative two-year period, a pro rata portion of the performance stock units will vest, based on the number of days elapsed since the first anniversary of the grant date. If the employment of a named executive officer is terminated by reason of death or disability after the second anniversary of the date that the performance stock units were awarded, then, based on the applicable achievement of the performance goals in the first year and the cumulative two-year period, a pro rata portion of the performance stock units will vest, based on the number of days elapsed since the second anniversary of the grant date. If a named executive officer's employment is terminated for any other reason, performance stock units will be forfeited.

        With respect to the performance stock units granted to Mr. Frissora on March 1, 2011, if the employment of Mr. Frissora is terminated by reason of death or disability, Mr. Frissora will retain a pro rata portion of the performance stock units, based on the number of whole months elapsed from the date of grant to termination of employment (or the third anniversary of the date of grant if earlier), and the remaining performance stock units will be forfeited. The retained performance stock units will be eligible to vest if the performance goal is achieved during the performance period and will be forfeited if the performance goal is not achieved. If Mr. Frissora's employment is terminated for any other reason, the performance stock units will be forfeited.

        Effect of a Change in Control—Under the 2008 Omnibus Plan, if a change in control occurs, all options shall immediately become exercisable, the restriction period on all restricted stock units shall lapse immediately prior to such change in control, and outstanding performance stock units issued to our named executive officers generally vest, unless the options or units are exchanged for or replaced by substitute awards in connection with the change in control.

        The following chart sets forth the cash payments to which the named executive officers would have been entitled assuming a change in control occurred on December 31, 2011 and all of the named executive officers' options were canceled in exchange for a cash payment equal to the difference between the per share exercise price of the option and $11.72, which was the closing price of our common stock on December 30, 2011, the trading day immediately preceding December 31, 2011. In addition, the following chart sets forth the cash payments to which they would be entitled if each of their performance stock units and restricted stock units were cancelled in exchange for a cash payment equal to $11.72, which was the closing price of our common stock on December 30, 2011, the trading day immediately preceding December 31, 2011. The chart assumes that the options or units would not have been exchanged for or replaced by substitute awards in connection with the change in control. Information is not included for Mr. Senackerib because upon his separation from the Corporation on December 6, 2011, he was compensated pursuant to his Separation Agreement. See "—Employment and Change in Control Agreements—Other Named Executive Officers—Separation Agreement with Michael J. Senackerib."

Name	Cash Payment for Vested Options ($)	Cash Payment for Unvested Options ($)	Cash Payment for Performance Stock Units ($)
Mr. Frissora	5,365,787	1,121,364	17,624,214
Ms. Douglas	654,816	261,653	2,984,759
Mr. Sider	1,367,262	194,669	1,475,996
Mr. Taride	3,360,165	192,502	2,325,978
Mr. Zimmerman	59,307	177,923	1,999,573

Supplemental Retirement Benefits upon a Termination or Change in Control

        Messrs. Frissora, Sider, Zimmerman and Senackerib and Ms. Douglas participated in the SERP II in 2011. The SERP II is described above under "—Pension Benefits." Under the SERP II, if any of these executives' employment is terminated other than for cause or a voluntary resignation within 30 days before or one year following a change in control, then the executive will become immediately vested in the entire benefit accumulated under the SERP II even if he or she has not attained age 55 at the time of termination.

Retiree Car Benefit

        As described at "Compensation Discussion and Analysis—Retirement Benefits," we also maintain a post-retirement assigned car benefit plan under which we provide certain executives who, at the time of retirement, are at least 58 years old and have been an employee of the Corporation for at least 20 years, with a car from our fleet and insurance on the car for the participant's benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever occurs last. As of December 31, 2011, Messrs. Sider and Taride had satisfied the minimum service, but not the minimum age, requirement and Messrs. Frissora and Zimmerman and Ms. Douglas had satisfied neither the minimum service nor the minimum age requirement. Mr. Senackerib did not qualify for this benefit at the time of his resignation.

        In the event of a termination following a change in control as described in "—Change in Control Agreements", Mr. Taride will be entitled to the retiree car benefit as set forth above.

AUDIT COMMITTEE REPORT

        The Audit Committee has reviewed and discussed with management of the Corporation and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Corporation, the audited financial statements of the Corporation for the fiscal year ended December 31, 2011 (the "Audited Financial Statements").

        The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as in effect on the date of this proxy statement.

        The Audit Committee has: (i) considered whether non-audit services provided by PricewaterhouseCoopers LLP are compatible with its independence; (ii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence; and (iii) discussed with PricewaterhouseCoopers LLP its independence.

        Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors of the Corporation that the Audited Financial Statements be included in the 2011 Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

                THE AUDIT COMMITTEE

                Carl T. Berquist, Chair
                Barry H. Beracha
                Michael J. Durham
                Michael F. Koehler
                Henry C. Wolf

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

        The Corporation's fees for services performed by its principal accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2011 and 2010 were as follows:

	2011	2010
	(dollars in thousands)
Audit fees(1)	$6,538	$6,066
Audit-related fees(2)	678	947
Tax fees(3)	348	412
All other fees	3	3

Total	$7,567	$7,428

(1)
Audit fees were for services rendered in connection with the audit of the financial statements included in the Annual Reports of the Corporation and Hertz on Form 10-K, reviews of the financial statements included in the Corporation and Hertz's Quarterly Reports on Form 10-Q, attestation of the effectiveness of our internal controls over financial reporting, statutory audits, and providing comfort letters in connection with our funding transactions.

(2)
Audit-related fees were for services rendered in connection with due diligence, assurance services, and employee benefit plan audits.

(3)
Tax fees related to our Like Kind Exchange Program and tax audit assistance.

        Our Audit Committee's charter requires the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm; however, the Audit Committee is permitted to delegate pre-approval authority to a subcommittee consisting of one or more Audit Committee members who are independent directors, and who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit fees were pre-approved by the Audit Committee in 2011.

OTHER BUSINESS

        Our Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting is properly presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING

        We have sent or are sending the Notice, which indicates that that our proxy materials and annual report to stockholders for 2011 will be made available on the Internet at www.hertz.com/stockholdermeeting. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice.

PROPOSALS FOR 2013

        The Corporation will review for inclusion in next year's proxy statement stockholder proposals received by December 12, 2012. Proposals should be sent to J. Jeffrey Zimmerman, Senior Vice President, General Counsel and Secretary of the Corporation at 225 Brae Boulevard, Park Ridge, NJ 07656-0713.

        Stockholder proposals, including nominations for directors, not included in next year's proxy statement may be brought before the 2013 annual meeting of stockholders by a stockholder of the Corporation who is entitled to vote at the meeting, who has given a written notice to the Senior Vice

President, General Counsel and Secretary of the Corporation containing certain information specified in the By-Laws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 24, 2013 and no later than February 23, 2013, except that if the 2013 annual meeting of stockholders is held before April 24, 2013 or after August 2, 2013, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.

        Our By-Laws require that stockholder recommendations for nominees to the Board must include the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board of Directors, if elected.

ANNUAL REPORT FOR 2011

        The Corporation's annual report to stockholders for the year 2011 is being made available on or about April 13, 2012 to persons who were stockholders of record as of April 2, 2012, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

By order of the Board of Directors,
J. Jeffrey Zimmerman Senior Vice President, General Counsel and Secretary

Park Ridge, New Jersey
April 4, 2012

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01G5WC 4 1 D M + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IMPORTANT ANNUAL MEETING INFORMATION 01 - Carl T. Berquist 04 - Angel L. Morales 02 - Michael F. Koehler 03 - Linda Fayne Levinson 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain For Against Abstain 2. The ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year 2012. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 1234 5678 9012 345 1 3 7 3 0 1 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK Admission Ticket Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 24, 2012. Vote by Internet • Go to www.envisionreports.com/HTZ • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

2012 Annual Meeting of Stockholders Hertz Global Holdings, Inc. 225 Brae Boulevard Park Ridge, NJ 07656 Proxy Solicited by the Board of Directors for the 2012 Annual Meeting of Stockholders Mark P. Frissora, Elyse Douglas and J. Jeffrey Zimmerman, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2012 Annual Meeting of Stockholders of Hertz Global Holdings, Inc. to be held on May 24, 2012 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted in accordance with the direction of the stockholder set forth below. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of Carl T. Berquist, Michael F. Koehler, Linda Fayne Levinson and Angel L. Morales and FOR Proposal 2, ratifying of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year 2012. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — Hertz Global Holdings, Inc. 2012 Annual Meeting Admission Ticket Hertz Global Holdings, Inc.’s 2012 Annual Meeting of Stockholders Thursday, May 24th, 2012, at 10:30 a.m. ET Hertz Corporate Offices 225 Brae Boulevard Park Ridge, New Jersey 07656 Upon arrival, please present this admission ticket and photo identification at the registration desk. Directions: The HERTZ CORPORATE OFFICES: are accessible via the Garden State Parkway (North) to Exit 172. From exit ramp turn right onto Grand Avenue to first traffic light, make a right onto Mercedes Drive. Follow to end and turn right. Follow to traffic light, turn left onto Brae Boulevard. The Hertz Corporate Offices are approximately 1/3 mile on your right at 225 Brae Boulevard. FROM NEW JERSEY & SOUTH: Take Garden State Parkway North to Exit 172, then follow above directions. FROM NEWARK AIRPORT: Take the New Jersey Turnpike North to Route 80 West. Follow Route 80 West to Exit 62 for Saddle Brook/Garden State Parkway. Take the Garden State Parkway (North) to Exit 172 then follow above directions. FROM NEW YORK CITY: Take the George Washington Bridge West towards New Jersey to Route 80 West. Follow Route 80 West to Exit 62 for Saddle Brook/Garden State Parkway. Take the Garden State Parkway (North) to Exit 172 then follow above directions. FROM UPSTATE NEW YORK: New York State Thruway to Exit 14A onto the Garden State Parkway extension. Take the first exit “Schoolhouse Road-Pearl River.” From ramp, make left onto Schoolhouse Road. Follow through first light (Summit Avenue), road becomes Spring Valley Road, follow through second light (Grand Avenue) to fourth right, Brae Boulevard. Make right onto Brae Boulevard. The Hertz Corporate Offices are approximately 1/5 mile on the left hand side. FROM LA GUARDIA AIRPORT: Take the Grand Central Parkway to the Tri-Borough Bridge to the Major Deegan Expressway to I-95 West to the George Washington Bridge. Follow directions above from New York City. FROM KENNEDY AIRPORT: Take the Van Wyck Expressway to the Grand Central Parkway. Follow directions from La Guardia Airport. FROM NEW ENGLAND & WESTCHESTER: Via the Connecticut Turnpike/New England Thruway (I-95), to the Cross Westchester Expressway (I-287) to the Tappan-Zee Bridge West, proceed across the Bridge to the New York State Thruway North, to Exit 14A. Follow directions from Upstate New York. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF HERTZ GLOBAL HOLDINGS, INC.
The Board of Directors of the Corporation recommends a vote FOR Proposals 1 and 2.
IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND PROXY PROCEDURES
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES
2011 Non-Employee Director Compensation Table
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
EXECUTIVE COMPENSATION
  Compensation Discussion and Analysis
COMPENSATION COMMITTEE REPORT
  2011 Summary Compensation Table
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
OTHER BUSINESS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
PROPOSALS FOR 2013
ANNUAL REPORT FOR 2011